As filed with the Securities and Exchange Commission on January 28, 2000
                                         Registration Statement No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       VersaTel Telecom International N.V.
             (Exact name of Registrant as specified in its charter)

        The Netherlands                        4813                         None
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification Number)

                            ------------------------
                                 Paalbergweg 36
                           1105 BV Amsterdam-Zuidoost
                                 The Netherlands
                                (31-20) 430 4300
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)
                            ------------------------
                              CT Corporation System
                                  1633 Broadway
                               New York, NY 10019
                                 (212) 664-1666
                   (Address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------
                                 with copies to
                                John D. Morrison
                               Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022
                                 (212) 848-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. o

                                               CALCULATION OF REGISTRATION FEE

   Title of each class of         Amount to be           Proposed Maximum             Proposed Maximum             Amount of
 Securities to be Registered       Registered       Offering Price per Unit (1) Aggregate Offering Price (1)    Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares par value
       NLG 0.05 per share....   4,478,698 shares              $ 38.13                  $ 170,772,755               $ 45,084
------------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase            333,060 warrants
      Ordinary Shares (2) ...
====================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices on the Nasdaq National Market on January 25, 2000 of $ 38.13 per share.

(2) Warrants to purchase up to 4,441,022 ordinary shares are held by the Selling Shareholders. The shares issuable upon exercise of the warrants registered hereunder are included in the ordinary shares registered hereunder.

     This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 2000

PROSPECTUS

                       VersaTel Telecom International N.V.

                            4,478,698 Ordinary Shares
                  333,060 Warrants to Purchase Ordinary Shares


         All ordinary shares (which we refer to as the Shares), par value NLG 0.05, of VersaTel Telecom International N.V. and warrants to purchase ordinary shares of VersaTel offered hereby are being offered by shareholders and warrantholders of VersaTel (collectively referred to as the Selling Shareholders). We will not receive any proceeds from the sale of the Shares and the Warrants. The Shares may be offered in the form of ordinary shares or American Depositary Shares (ADSs).

         We have been advised by the Selling Shareholders that they may sell all or a portion of the Shares from time to time on the Amsterdam Stock Exchange or the Nasdaq National Market. The Selling Shareholders may also make private sales of Shares or Warrants to purchasers directly. Alternatively, the Selling Shareholders may from time to time offer the securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions.

         Our ordinary shares are listed on the Amsterdam Stock Exchange and our ADSs are listed on the Nasdaq Stock Market's National Market, each under the symbol "VRSA." On January 25, 2000, the last reported sale price of our ADSs, each representing one ordinary share, on the Nasdaq National Market was $38.00. The warrants are not listed on any exchange.

         Investing in the securities involves risks. See "Risk Factors" beginning on page 7 of this prospectus.

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------


                The date of this prospectus is ___________, 2000

                                Table of Contents

About This Prospectus..........................................................4
Where You Can Find More Information............................................4
Summary........................................................................6
Risk Factors...................................................................7
Disclosure Regarding Forward-Looking Statements...............................21
Use of Proceeds...............................................................22
Price Range of Ordinary Shares................................................22
Dividend Policy...............................................................22
Selected Financial Data for VersaTel..........................................24
About VersaTel................................................................26
Management....................................................................54
Principal Shareholders........................................................60
Selling Shareholders..........................................................61
Description of Material Indebtedness..........................................72
Description of Capital Stock..................................................74
Description of American Depositary Receipts...................................78
Description of Warrants.......................................................86
Tax Considerations............................................................90
U.S. Federal Income Tax Consequences..........................................97
Plan of Distribution.........................................................102
Legal Matters................................................................103
Experts......................................................................103
Glossary.....................................................................A-1


         We publish our financial statements in Dutch guilders. In this prospectus, references to "U.S. dollars" or "$" are references to the currency of the United States, references to "Dutch guilders" or "NLG" are references to the currency of The Netherlands, references to "Belgian francs" or "BEF" are references to the currency of Belgium and references to "Deutsche Marks" or "DEM" are references to the currency of Germany. The exchange rate of the Luxembourg franc to the U.S. dollar is the same as that of the Belgian franc to the U.S. dollar. Solely for the convenience of the reader, this prospectus contains translations of certain Dutch guilder amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Dutch guilder amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Both The Netherlands and Belgium have adopted the euro as of January 1, 1999. On January 25, 2000, the Noon Buying Rate was $1.00 per euro 1.00. To obtain a current formulation of the value of Dutch guilders, Belgian francs or Deutsche marks in U.S. dollars, investors are required first to convert such currencies into euro at the fixed conversion rates of NLG 2.20371 per Euro 1.00, BEF
40.3399 per Euro 1.00 and DEM 1.95583 per Euro 1.00 established in connection with the implementation of the third stage of European Monetary Union, and converting the resulting euro amounts into U.S. dollars at the Noon Buying Rate for euro. Unless otherwise indicated, the translations of Dutch guilders into U.S. dollars have been made at NLG 2.07 per $1.00, based on the noon buying rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York ("Noon Buying Rate") on September 30, 1999. On January 25, 2000, the exchange rate of Dutch guilders to U.S. dollars (based on the Noon Buying Rate for euro) was NLG
2.19 per $1.00. We have published our historical financial statements in Dutch guilders. We expect to begin preparing our financial statements in euros commencing with the financial statements for the fiscal year 2000, but not to restate our historical financial statements in euros. Our financial statements for 2000 will contain a column converting euro amounts to Dutch guilders for comparison purposes. We expect to keep our accounting records in euros starting in 2000. We expect that our share capital will be re-denominated in euros in 2000.

                             Service of Process and
                       Enforceability of Civil Liabilities

         We are incorporated under the laws of The Netherlands and substantially all of our assets are located outside the United States. In addition, most of our management board, supervisory board and executive officers are not residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or VersaTel judgments of U.S. courts based upon civil liabilities under the U.S. federal securities laws. The United States and The Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, so U.S. judgments are not directly enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or re-litigation on the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature, that its content and possible enforcement are not contrary to public policy or public order of The Netherlands, and that such judgment does not concern the recognition of punitive damages which have no bearing on the amount of damages incurred. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against VersaTel, or executive officers or members of the management or supervisory boards, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. VersaTel has been advised by its Netherlands counsel, Stibbe Simont Monahan Duhot, that there is doubt as to whether a Netherlands court would impose civil liability on VersaTel, or on its executive officers or the members of the management or supervisory boards, in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against VersaTel or such members.

                              About This Prospectus

         This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, the SEC, using a "shelf" registration process. Under this process, the Selling Shareholders may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to 4,478,698 ordinary shares and up to 333,060 warrants. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. Statements included in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and you should refer to that agreement or document for a complete description of these matters. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                       Where You Can Find More Information

         We file periodic reports and other information with the SEC through its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system. Such periodic reports and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site of the SEC referred to above under the heading "About this Prospectus." Pursuant to the indentures governing the notes and the warrant agreements governing the warrants that we issued in three high yield offerings in 1998 and 1999, we have agreed to file with the SEC all annual financial statements and other financial information that are required to be contained in a filing with the SEC on Form 20-F. Furthermore, we have agreed to file with the SEC all quarterly financial statements and other financial information that would be required to be contained in a filing with the SEC on Form 10-Q, if we were required to file such form. Such quarterly information will be filed with the SEC within 45 days following the end of each fiscal quarter, and such annual information will be filed within 90 days following the end of each fiscal year of VersaTel.

         You may read and copy all or any portion of the documents that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         The SEC allows us to "incorporate by reference" the information that we file with it. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by VersaTel (1) after the date of the filing of this registration statement and prior to its effectiveness and (2) until the offering of securities has been completed.

         The following documents have been filed with the SEC pursuant to the Securities Exchange Act of 1934 and are hereby incorporated by reference:

         o VersaTel's Annual Report on Form 20-F for the fiscal year ended December 31, 1998, filed on March 30, 1999,

         o VersaTel's Reports on Form 6-K, filed on June 21, 1999, June 25, 1999, December 7, 1999 and December 22, 1999, which include a description and the financial statements of Svianed and VEW Telnet,

         o VersaTel's Reports on Form 8-A, filed on July 20, 1999 and July 22, 1999, respectively, which include descriptions of our ordinary shares and the ADSs, and

         o VersaTel's Quarterly Report on Form 6-K for the fiscal quarter ended September 30, 1999, filed on November 15, 1999.

         You may obtain a copy of these filings at no cost by writing us. Any requests should be directed to Leo van der Veen, Finance Manager, VersaTel Telecom International N.V., Paalbergweg 36, 1105 BV Amsterdam-Zuidoost, The Netherlands.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in the affairs of VersaTel since the date of this prospectus or any applicable prospectus supplement.

                                     Summary

         VersaTel is a rapidly growing, competitive network operator focused primarily on the Benelux and the Northwest Rhine region of Germany. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. We are building a fully integrated broadband network to provide end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network design consists of three fully integrated elements:

         o Benelux network--multiple, integrated fiber optic rings connecting all major population and business centers in the Benelux,

         o local access infrastructure--high bandwidth fiber optic and radio connectivity to customers along our Benelux network route including city centers, business parks and buildings, and

         o international network--fiber optic rings initially connecting London, Dusseldorf, Frankfurt, Paris and the Benelux network.

         In May 1998, we issued and sold units consisting of $225,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 3,000,000 (as adjusted for a two-for-one stock split) ordinary shares (referred to as the First High Yield Offering). In December 1998, we issued and sold units consisting of $150,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 2,000,100 (as adjusted for a two-for-one stock split) ordinary shares (referred to as the Second High Yield Offering). The notes issued in the First High Yield Offering and the Second High Offering have subsequently been registered under the U.S. Securities Act of 1933.

         In July 1999, we completed an initial public offering of our ordinary shares (referred to as the Initial Public Offering). Concurrently with the Initial Public Offering, we issued and sold $180,000,000 117/8% Senior Dollar Notes due 2009 and Euro 120,000,000 117/8% Senior Euro Notes due 2009
(referred to as the Third High Yield Offering). As part of the Initial Public Offering, holders of an aggregate of 38,800 warrants issued in the First High Yield Offering and the Second High Yield Offering exercised their warrants on a cashless basis for an aggregate of 457,492 ordinary shares, which ordinary shares were sold in the Initial Public Offering. The remaining 336,200 outstanding warrants issued in the First High Yield Offering and the Second High Yield Offering became exercisable on the closing date of the Initial Public Offering, and this prospectus covers the offer and sale of such warrants and the ordinary shares obtainable upon exercise of such warrants. As of December 31, 1999, 3,140 of these warrants have been exercised on a cashless basis for a total of 37,676 ordinary shares. If all the remaining 333,060 outstanding warrants will be exercised upon payment in full of the exercise price, such exercise will result in the issuance by VersaTel of an additional 4,441,022 ordinary shares.

         In December 1999, we acquired VEW Telnet, a competitive network operator in the Northwest Rhine region of Germany from VEW Energie, a power company in the Westphalia-Lippe region of Germany. In addition, we issued and sold 15,000,000 of our ordinary shares and Euro 300,000,000 4% Senior Convertible Notes due 2004 in a private placement to institutional investors.

                                  Risk Factors


         You should carefully consider the risks described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

Our history of substantial net losses may continue indefinitely and make it difficult to fund our operations.

         For the nine months ended September 30, 1999 we had a loss from operating activities of NLG 130.7 million and negative EBITDA of NLG 100.6 million and for the nine months ended September 30, 1998 we had a loss from operating activities of NLG 30.2 million and negative EBITDA of NLG 25.2 million. For the year ended December 31, 1998, we had a loss from operating activities of NLG 46.5 million and negative EBITDA of NLG 40.0 million. For the year ended December 31, 1997, we had a loss from operating activities of NLG
19.3 million and negative EBITDA of NLG 16.0 million. For the year ended December 31, 1996 we had a loss from operating activities of NLG 4.5 million and negative EBITDA of NLG 4.0 million. In addition, we had an accumulated deficit of NLG 92.3 million and NLG 25.2 million as of December 31, 1998 and December 31, 1997, respectively, and an accumulated deficit of NLG 360.1 million and NLG
65.6 million as of September 30, 1999 and September 30, 1998, respectively. We expect to continue to incur significant further operating losses for the foreseeable future as we incur additional costs in the build out of our network, the expansion of our marketing and sales force and the introduction of new communications services and products, including our DSL service. In addition, the acquisitions of Svianed and VEW Telnet will cause us to incur additional operating losses. Although we have experienced revenue growth since we commenced operations in 1995, there can be no assurance our revenues will continue to grow. You should also be aware that the prices of voice, data and Internet communications services have fallen significantly in Europe in recent years, and as competition increases, we expect that prices will continue to decline. As the cost of providing services decreases, we expect these price reductions to be at least partially offset, but you should be aware that we cannot be certain that we will achieve or, if achieved, be able to maintain operating profits in the future.

Our substantial indebtedness may hinder our growth and put us at a competitive disadvantage.

         We have substantial indebtedness. In May 1998, we issued and sold $225,000,000 13 1/4% Senior Notes due 2008 as part of the First High Yield Offering. In December 1998, we issued and sold $150,000,000 13 1/4% Senior Notes due 2008 as part of the Second High Yield Offering. In July 1999, we issued and sold $180,000,000 117/8% Senior Dollar Notes due 2009 and Euro 120,000,000
11 7/8% Senior Euro Notes due 2009 in the Third High Yield Offering, which was used in part to refinance interim loans (also referred to as the Interim Loans) used for the purpose of financing in part our acquisition of Svianed. In December 1999, we issued and sold Euro 300,000,000 4% Senior Convertible
Notes due 2004 (also referred to as the Convertible Notes). As of September 30, 1999, after giving effect to the issuance of the Convertible Notes as if it had occurred on such date, but excluding any indebtedness of VEW Telnet, VersaTel's total consolidated indebtedness was approximately $674.2 million. Subject to limits imposed by our indebtedness, we may continue to incur substantial additional indebtedness because the indentures governing the notes issued in the First High Yield Offering (also referred to as the First Notes), the notes issued in the Second High Yield Offering (also referred to as the Second Notes) and the notes issued in the Third High Yield Offering (also referred to as the Third Notes) and the terms of the Convertible Notes do not limit the amount of indebtedness that we may incur to finance the cost of the development of our network. The First Notes, the Second Notes and the Third Notes are also together referred to as the High Yield Notes and together with the Convertible Notes are referred to as the Notes.

Covenants in our debt agreements restrict our ability to borrow and invest, which could impair our ability to expand or finance our future operations.

         The indentures governing the High Yield Notes contain a number of covenants that impose significant operating and financial restrictions on us and our subsidiaries. These restrictions significantly limit, and in some cases prohibit, among other things, our and certain of our subsidiaries' ability to incur more indebtedness, create liens on assets, enter into business combinations or engage in certain activities with our subsidiaries. These covenants will also likely prohibit us from paying dividends or making other distributions in respect of the ordinary shares for the foreseeable future. A failure to comply with these restrictions would constitute a default under the indentures governing the High Yield Notes, and as a consequence the Notes could become immediately due and payable, which would seriously adversely affect our business and our shareholders' equity.

         Our high level of indebtedness and the limits imposed by our indebtedness could have the following effects, among others:

         o we may have difficulty in paying the interest on our outstanding debt and any newly incurred debt,

         o we may have difficulty finding sources of financing for working capital, our capital expenditure requirements and the interest payments on our outstanding debt,

         o we will be unable to use a significant portion of our cash flow in our business and we may be unable to react to industry or economic changes, because of the portion of cash flow directed to paying interest and principal on our debt, and

         o we may be unable to react as quickly to changes in our business as our competitors who have less debt and financial restrictions, which may put us at a disadvantage and make us more vulnerable to adverse changes in economic conditions.

Despite current levels of indebtedness, we may still be able to incur substantially more indebtedness, which could intensify the risks described above.

         The indentures governing the High Yield Notes and the terms of the Convertible Notes do not limit the amount of indebtedness that may be incurred to finance the cost of development of our network, and permit us to incur a significant amount of additional indebtedness in the future. In addition, our failure to comply with the covenants and restrictions contained in the agreements governing any additional borrowings could trigger defaults under such agreements. If we incur additional indebtedness, the related risks that we now face could intensify. We anticipate that we will incur additional indebtedness in the future.

Possible inability to meet our debt service obligations may result in our outstanding indebtedness becoming due and payable.

         The consolidated net interest expense of VersaTel for the year ended December 31, 1998, and for the nine months ended September 30, 1999, after giving effect to the Third High Yield Offering, the incurrence and repayment of the Interim Loans and the issuance of the Convertible Notes as if each had occurred on January 1, 1998 and January 1, 1999, respectively, would have been approximately $79.9 million and $83.3 million, respectively, using the applicable exchange rates in effect on January 1, 1999. The EBITDA of VersaTel for the year ended December 31, 1998, and for the nine months ended September 30, 1999, after giving effect to the acquisition of Svianed, the incurrence and repayment of the Interim Loans, the Third High Yield Offering and the issuance of the Convertible Notes as if each had occurred on January 1, 1998 and January 1, 1999, respectively, would have been approximately $11.7 million and $52.7 million, respectively. Unlike the holders of the First Notes and the Second Notes, the holders of the Third Notes and the Convertible Notes will not have the benefit of any securities placed in escrow to fund any interest payments on the Third Notes and the Convertible Notes, respectively. Accordingly, we will have to increase substantially our net cash flow in order to meet our debt service obligations. In addition, after May 15, 2001, we will no longer be able to rely on cash that has been set aside in escrow to meet our debt service obligations on the First Notes and the Second Notes. There is no certainty that we will be able to generate sufficient cash flow from operating activities to pay interest and principal on the Notes or any other outstanding debt. Our ability to improve our operating performance and financial results will depend not only on our ability to successfully implement our business plan, but also upon economic, financial, competitive, regulatory and other factors beyond our control, including fluctuations in exchange rates and general economic conditions in the Benelux. If we are unable to meet the repayment obligations, we may have to refinance our indebtedness, including the Notes, sell our assets or obtain new financing. We cannot assure you that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. If we cannot refinance or otherwise satisfy our debt obligations we will be in default under such obligations, which could in turn result in the Notes and other indebtedness becoming immediately due and payable. Any default under the Notes would have a material adverse effect on our shareholders' equity.

We will need to obtain additional capital to expand our network which may not be available on acceptable terms.

         We will require significant amounts of capital to further develop and expand our network, our sales and marketing efforts and our product and service offerings, including our DSL service. We expect that the capital raised from Initial Public Offering, the offering of 15,000,000 ordinary shares completed in December 1999 (also referred to as the New Equity Offering, and together with the Initial Public Offering referred to as the Equity Offerings), the High Yield Offerings and the Convertible Notes Offering, together with other available financing and cash flow from operations, will be sufficient to fund our current capital requirements and anticipated losses for at least the next 12 to 18 months. However, we continually re-evaluate our business objectives and are considering further acquisitions, expansions of our services and acceleration of parts of our current plans and we may raise additional capital during the next 12 months. In the past, we have raised more capital more quickly than we had originally anticipated for similar reasons. We have raised substantially more capital with these offerings than we had originally anticipated and we have substantial discretion with respect to the use of the proceeds. Although we believe that this additional capital will enable us to accelerate our expansion plans, we can provide no assurance that we will utilize these additional proceeds rapidly, and pending such utilization, we will invest the proceed in cash, government securities, or short term, investment grade interest bearing investments permitted under the terms of the indentures governing the High Yield Notes, so as to avoid becoming an investment company under the U.S. Investment Company Act of 1940.

         If these sources are not sufficient or if our plans or assumptions change or prove to be incorrect, we may have to delay or abandon some of our development and expansion plans or we may have to seek additional financing earlier than anticipated. We may not be able to obtain additional financing or we may not be able to obtain it on a timely basis or on terms favorable to us. Our current debt obligations also restrict our ability to raise additional financing and our subsequent use of any such additional financing. In addition, any such additional financing is likely to be subject to additional financial restrictions. A failure to acquire additional capital on acceptable terms may seriously and adversely affect our business.

We may encounter delays in implementing elements of our business strategy, which could adversely affect our growth.

         Our future success depends upon our ability to build and maintain our own telecommunications network and to develop successfully our existing and new products and services, including our DSL service. Our success will depend specifically on our ability to obtain and maintain, among other things, the following:

         o    experienced and qualified management and staff,

         o    additional switch, MDF and co-location sites,

         o    interconnection with PTTs' and other carriers' networks,

         o    the necessary licenses, including for radio frequencies,

         o    additional transmission facilities, and

         o the necessary easements and rights-of-way from property owners, competitors and various levels of government.

         We are not certain that our current cost estimates are correct or that we will meet our current development schedule relating to construction of the network. In 1998, we experienced a delay in obtaining rights-of-way on approximately 60 kilometers of public property due to the uncertainty expressed by some local governments as to the implications of the new telecommunications act, which was recently adopted by The Netherlands parliament. Although ultimately we did obtain these rights-of-way, these delays prevented us from completing part of our network within the time originally anticipated. We and certain other carriers are currently experiencing difficulties in obtaining a right-of-way necessary to extend construction into Brussels. In addition, we experienced additional delays in the planned construction of the network due to weather-related flooding. More recently, we have experienced more delays and difficulties than we had previously anticipated in connecting customer premises to completed segments of our local access networks, forcing us to lease expensive transmission capacity from third parties in the interim. Also, the successful implementation of our construction and expansion strategy will be subject to a variety of other risks, including operating and technical problems, regulatory uncertainties, delays in the full implementation of the European Commission directives regarding telecommunications liberalization, competition, the availability of capital and the risk of damage to software and hardware resulting from adverse weather conditions, fire, power loss, natural disasters and other causes. Any significant increase in costs or any further delay in the schedule could have a substantial negative effect on our financial condition. Even if our network is successfully developed, we may not be able to operate it efficiently.

         We have entered into agreements for the design and construction of key components of our network. However, we have not entered into definitive agreements relating to the development and construction of significant other portions of our network and we cannot guarantee that we will enter into these agreements or that any future construction will be completed efficiently. Even when we do have such agreements, we cannot be certain that the development and construction will proceed as planned and we have been unsatisfied with some of such arrangements in the past. Further, our network depends on technology and products we obtain from vendors that also supply our competitors. Such vendors might stop supplying us and we might not be able to find suitable replacements.

         In addition, our DSL service is still in the trial phase and has not been commercially introduced. We cannot assure you that our DSL service will become commercially viable or that we will be able to further develop a portion of our access network. See "--The successful launch of our commercial DSL business will require us to make significant capital investments and may pose significant technical and operational challenges."

         The development of our network is based on projections of the growth in traffic volumes and routing preferences and the most cost-effective means of constructing our network. If these projections are incorrect, it could have a material adverse effect on our business.

Any inability to manage our rapid growth could adversely affect our business.

         Our growth strategy has placed and will continue to place a significant strain on our management resources. In particular, the acquisition and integration of VEW Telnet, Svianed, SpeedPort, VuurWerk and ITinera will require a significant amount of management time and resources. Our ability to manage this growth will require us to substantially enhance our management, financial and information systems and to effectively develop and train our employee base. Our billing system had been identified by our auditors as a potential weakness in our system of internal controls and is being replaced by an advanced system designed by Saville Systems. In this respect, management has, among other things, revised its financial collection of data and call billing procedures. In addition, we have also introduced a customer care system designed by Clarify. We have experienced delays in implementing both the Saville and Clarify Systems, and full implementation of both systems will take longer than originally anticipated.

         Managing our growth will become even more challenging as we increase our target markets and our product and service offerings. The inability to achieve or effectively manage our growth could materially and adversely affect our business. In addition, we will need to transfer the data collection, billing and customer care functions of our recently acquired businesses onto these systems which may present additional implementation difficulties.

Our margins have decreased recently because of our need to lease transmission capacity to support our increasing customer base.

         We have aggressively pursued new customers and as a result have expanded our customer base faster than we have been able to roll out our network. While we believe that in the long run this will result in higher levels of revenue and profitability, in the short run this situation has forced us to lease expensive transmission capacity from third parties. As a consequence, our margins have deteriorated in recent quarters, and we expect that they will continue to decrease until we complete our network rollout and can migrate these customers to our own network.

We may have difficulty integrating our acquired businesses.

         We have brought senior managers of many of our acquired businesses into our management team and we are relying on these individuals to assist us in integrating these acquired businesses into our business strategy. There can be no guarantee that we will be able to attract and retain managers from any newly acquired businesses or be successful in integrating any new managers and businesses from our recent acquisitions or that we will be able to operate and integrate our network management platforms. In connection with the acquisition of VEW Telnet we will begin operations in Germany, a country in which we have no prior operating experience which may result in unexpected delays and costs in the integration of VEW Telnet. In addition, in the case of our recent acquisition of VEW Telnet we will need to devote certain of our senior managers to running the business acquired and integrating it into our operations.

         We expect to realize operating synergies as a result of our recent acquisitions. However, there is no assurance that we will be able achieve the benefits that our management expects to realize or that the expected benefits will be realized within the time frame we contemplate.

The successful launch of our commercial DSL business will require us to make significant capital investments and may pose significant technical and operational challenges.

         The expansion of our DSL business beyond its current trial phases will require a significant capital investment. Because our DSL business is relatively new we have limited operating and financial data upon which to evaluate this business. Our DSL business is in a development stage and is operating in a new and rapidly evolving market. Some of the risks we face in establishing a successful DSL business include:

         o the timing and willingness of the former monopoly telecommunications services providers in the European Union, commonly known as PTTs, to provide us with central office space and the prices, terms and conditions on which they make the space available to us. Central office space is an important factor in our DSL strategy because we must secure physical space from these entities for our equipment in order to provide our services in our targeted markets;

         o our ability to identify, access and initiate service in our target regions;

         o our ability to secure the unbundled DSL-capable lines or telephone wires that connect each end-user to our equipment located in the central offices of the PTTs;

         o PTTs have in the past imposed significant obstacles on our ability to efficiently install our services, and we expect that they will continue to do so, particularly as our DSL services will be a source of significant competition for their lucrative E1 business. In particular, these PTTs must cooperate with us for (a) the provision and maintenance of transmission facilities, and (b) the use of their technology and capabilities to meet certain telecommunication needs of our customers and to maintain our service standards; and

         o certain tests indicate that some types of DSL technology may cause interference with and be interfered with by other signals present in PPTs' copper plant, usually with lines in close proximity. Such interference concerns have been, and we expect may in the future continue to be, used by the PTTs as a reason to delay the development of our services.

         The DSL business is expected to be extremely competitive. COLT Telecom, for example, recently announced its intention to significantly expand its DSL business efforts throughout Europe.

We must establish and enhance our Zon brand in order to compete effectively in the free internet service market.

         We believe that in order to develop Zon into a viable business, we must continue to invest significant marketing and other resources in order to establish, maintain and enhance the Zon brand. We have been operating our free Internet service under the Zon name since September 1999 and have applied for trade mark registration of the Zon name and logo. Sun Microsystems has contested our use of the Zon name and we are currently in discussion with them on this matter. We can give no assurance that we will reach a satisfactory agreement with Sun Microsystems enabling us to continue to use the Zon name, nor that our applications will be successful or that the Zon name and logo will not be successfully attacked by third parties alleging prior rights or that the trade mark is otherwise valid. In order to attract and retain users and to promote and maintain our brand or future brands we may need substantially to increase our marketing and development expenditures. Our business could be adversely affected if our efforts are unproductive or if we cannot increase our brand awareness.

One customer represents a significant portion of our revenues.

         As a result of our acquisition of Svianed in June 1999, 35.8% of our revenues for the year ended December 31, 1998, on a combined pro forma basis with Svianed, would have come from the Gak group of companies. The Gak group is under contract to use our data services until May 2001. There can be no assurance that we will be able to retain the Gak group as a customer after May 2001 or that our revenues from the Gak group would not thereafter be significantly curtailed. We cannot assure you that any such lost revenues could be replaced. A loss of the revenues derived from the Gak group, without significant replacement revenue from other sources, could have an adverse effect on our business.

We may have difficulties in upgrading and protecting our network, which could adversely affect our growth.

         The success of our network will also depend on our continued ability to provide high-quality telecommunications services through upgrading our systems and our ability to protect our network from external damage. As we grow, the timing and implementation of these upgrades will become more important. We cannot guarantee that the quality and availability of our services will not be disrupted because of our inability to make timely or error-free upgrades to our network. Also, our network may be subject to external damage, in particular from construction work, but also from events, such as floods and other accidents, that can disrupt service. In fact, the construction of our Benelux network was delayed due to significant rain and flooding of our ducts in The Netherlands during the last three months of 1998. We have established design and management techniques to address any disruptions that may occur; however, any prolonged difficulty in accessing our network may threaten our relationship with our customers and have an adverse impact on our business.

         In connection with our recent acquisition of VEW Telnet, we entered into a maintenance agreement with VEW Energie in respect of the network leased by VEW Telnet and, as a result, we will be dependent on VEW Energie to maintain and protect the network leased by VEW Telnet.

Our limited history and experience could place us at a disadvantage to established competitors and may not be a reliable basis for evaluating our prospects.

         We were founded in October 1995 and, as a result, we have limited experience as an operating company and have generated only limited revenues. We entered the Belgian market in the third quarter of 1998 and intend to enter the Luxembourg market in 2000. In both of these markets, we have limited or no operating experience and services had previously been provided primarily by the national PTTs. Through our acquisition of VEW Telnet, we will enter the German market in which we also have no prior operating experience. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999, and Svianed and ITinera in June 1999, and our launch of Zon in August 1999, we have entered several markets for Internet-based services which represent new and rapidly developing markets for us. Accordingly, our prospects must be considered in light of the risks, expenses and delays inherent in establishing operations in markets with long established competitors and other more recent entrants to the market and our historical results may not be a reliable basis for evaluating our prospects.

If we do not adapt to the rapid changes in the telecommunications industry, we could lose customers or market share.

         The European telecommunications industry is changing rapidly due to, among other factors, liberalization, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and trade. Such changes may happen at any time and can significantly affect our operations. There can be no assurance that one or more of these factors will not occur as we expect or will not have unforeseen effects which could have a material adverse effect on us. There can also be no assurance, even if these factors turn out as anticipated, that our strategy will be successful in this rapidly evolving market.

         The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of Internet-based technologies for voice and data transmission. Our success will depend substantially on our ability to predict which of the many possible current and future networks, products and services will be important to finance, establish and maintain. In particular, as we further expand and develop our network, we will become increasingly exposed to the risks associated with the relative effectiveness of our technology and equipment. The cost of implementation of emerging and future technologies, such as technologies relating to our DSL service, could be significant, and there can be no assurances that we will select appropriate technology and equipment or that we will obtain appropriate new technology on a timely basis or on satisfactory terms. The failure to obtain effective technology and equipment may adversely affect our ability to offer competitive products and services and the viability of our operations and could have a material adverse effect on our business.

Loss of key personnel in a competitive employment environment could affect our growth and future success.

         Our success depends on the continued employment of Gary Mesch, our managing director, Greg Mesch, our vice president corporate development, Raj Raithatha, our vice president finance and chief financial officer, Larry Hendrickson, our vice president technology and chief technology officer, Marc van der Heijden, our vice president legal and regulatory affairs. We have not yet identified or hired a complete management team to support our acquisition of VEW Telnet and certain of our senior managers will need to devote substantial time to running the acquired business and integrating it into our operations. We will also need to hire increasing numbers of qualified technical, sales and marketing, and support personnel to successfully implement our expansion plans. You should also be aware that we do not have any "key person" insurance. There is intense competition for qualified personnel in our industry in Europe and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel implementing a successful business plan. The loss of any of the individuals listed above or our inability to identify, attract and retain other necessary qualified personnel could adversely affect our business.

We are dependent on our competitors to provide our customers with access to our network.

         We do not own most of the telecommunications transmission infrastructure that we presently use. We use extensively the telecommunications transmission infrastructure of other carriers in the Benelux and Germany and we depend on interconnection agreements with these carriers to connect our customers to our own network. Most of these carriers are our competitors. Svianed in particular currently depends heavily upon leased lines procured from KPN Telecom. Interconnection rates fluctuate and may be increased as a result of cost increases on the side of the dominant providers. For example, the Dutch regulator OPTA has recently approved a proposal for interim rates for the 1999-2000 period for interconnection which are higher than those applied to the previous year. Definitive rates will only be known at the end of 2000.

         Our profitability significantly depends on our ability to achieve access, on a timely basis and at attractive rates, to the facilities of our competitors, who may try to limit such access. In particular, the expansion of our DSL business beyond the current trial phase depends upon access to co-location facilities and existing copper infrastructure controlled by the PTTs.

         Our dependence on third parties to provide our customers with access to our network makes us susceptible to price fluctuations, service disruptions and cancellations that are outside of our control. These occurrences historically have resulted in the loss of some customers and could result in customer losses in the future. For example, in October 1998, we experienced two temporary disruptions as a result of a malfunction in the software of KPN Telecom, which led to customers temporarily having to switch off our network. We believe that we lost a limited number of customers due to those service disruptions. Such disruptions may occur from time to time in the future.

         Svianed's network is comprised of leased lines from KPN Telecom and Internet uplinks from UUNet. Svianed's profitability depends on its ability to continue to have access to the facilities of KPN Telecom and UUNet.

We expect to encounter increasing competition from dominant market participants and new entrants.

         The European telecommunications industry is a very competitive market that is subject to both the continued dominance of PTTs and the arrival of new entrants.

         PTTs have significant competitive advantages over non-PTT market participants which include:

         o    cost advantages as a result of economies of scale,

         o    greater financial resources, market presence and network coverage,

         o    greater brand name recognition, customer loyalty and goodwill,

         o control over domestic transmission lines and control over the access to these lines by other participants, and

         o close ties to national regulatory authorities that may be reluctant to adopt policies that would adversely affect their competitive position.

         Our policy in this competitive environment has been to price our products and services at a discount to the PTTs, and to offer high-quality customer service, products and services. However, the prices of long distance calls in most of our markets have decreased substantially and our larger competitors have been able to use their greater financial resources to create severe price competition. We believe that prices will continue to decrease for the foreseeable future and that PTTs and other providers will continue to improve their product offerings, which will increase these competitive pressures.

         Our competition in the Benelux and Germany also comes from newer market entrants including MCI WorldCom, Telfort, GTS/Esprit Telecom, COLT Telecom and other more recent Internet-based competitors. Further, we believe that, as a result of the introduction of the euro, there will be a greater transparency in prices in our market which may lead to further price competition. Sustained price competition could have a material adverse effect on our business.

Exchange rate fluctuations may adversely affect our business.

         A significant portion of our indebtedness is denominated in U.S. dollars. However, our revenues have been and will continue to be denominated in Dutch guilders, Belgian francs, Deutsche Marks and, increasingly, in euros. Therefore, our ability to pay the interest and principal due on the Notes will be affected by changes in the exchange rates between the U.S. dollar and the euro.

         We denominate our financial reports in Dutch guilders while we maintain significant U.S. dollar denominated assets and liabilities, so our reported results of operations may be significantly affected by exchange rate movements. Furthermore, we will become subject to greater foreign exchange fluctuations if we expand our operations outside the Benelux and Germany and begin to receive revenues denominated in currencies other than from countries that have adopted the euro as their currency.

Any inability to identify future acquisition opportunities and to pursue such opportunities may hinder our growth.

         As part of our business strategy, we intend to pursue selective acquisitions and strategic relationships. This strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition and investment opportunities, and in integrating and managing newly acquired operations and improving their operating efficiency. In addition, such acquisitions and investments could divert our resources and consume significant management time. We cannot assure that any desired strategic alliance, acquisition or investment can be made in a timely manner or on terms and conditions acceptable to us. We cannot assure that we will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets into our existing operations. Our ability to make acquisitions may depend on the availability of additional debt financing on acceptable terms and will be subject to compliance with the covenants contained in our debt instruments, including the indentures governing the High Yield Notes.

We may encounter delays, operational problems and increased cost if we are unable to acquire key equipment from our major suppliers.

         We are dependent on third party suppliers of hardware and software components, including Nortel, Cisco, Hewlett Packard, Microsoft and Netscape. Although we attempt to maintain a number of vendors for each product, a failure by a supplier to deliver quality products to us on a timely basis or our inability to develop alternate sources if and as required could result in delays which could have a material adverse effect on us.

         Our recourse against suppliers who fail to deliver products to us on a timely basis is restricted by contractual liability limitations in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with suppliers. Moreover, we cannot be sure that we will be able to obtain such products on the scale we require at an affordable cost or at all. Neither can we be certain that our suppliers will not enter into exclusive arrangements with our competitors or stop selling their products or components to us at commercially reasonable prices or at all. Any failure of our sole or limited-source suppliers to provide products or components that comply with our standards could have a material adverse effect on us.

We are controlled by a few principal shareholders.

         You should be aware that five shareholders own approximately 45.8% of our outstanding ordinary shares. Together, these shareholders can exercise significant influence over our operations, business strategy and matters requiring approval by our shareholders, including the approval of mergers or other business combinations.

Obstacles associated with the effective implementation of the liberalization in the European telecommunications markets may adversely affect our business.

         The telecommunications industry is subject to a significant degree of regulation. The national governments of the EU Member States were required to pass legislation to liberalize the telecommunications markets within their countries to implement European Commission directives. Although most of the EU Member States have now implemented the required legislation, they have done so on an inconsistent, and sometimes unclear, basis. In addition, the legislation and/or its implementation has, in certain circumstances, imposed significant obstacles on the ability of carriers to proceed with the necessary licensing process. Such barriers include requirements that carriers make significant capital commitments to build infrastructure, complete extensive application documentation and pay significant license fees. Implementation has also been slow in certain EU Member States as a result of such EU Member State's failure to dedicate the resources necessary to have a functioning regulatory body in place. Although we have obtained the necessary licenses, authorizations and registrations to operate our business in the jurisdictions in which we currently operate, we will have to obtain additional licenses and authorizations if we expand our product and service offerings and expand our business to other countries. We are not certain that we will be able to obtain such licenses and authorizations on a timely basis. The above factors and other potential obstacles associated with the effective implementation of liberalization could have a material adverse effect on our operations by preventing us from expanding our operations either as quickly or as currently intended, as well as a material adverse effect on our business, financial condition and results of operations.

         There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. government authorities and agencies are considering laws and regulations that address issues such as user privacy, infringement pricing, on-line content regulation, intellectual property ownership and taxation of on-line products and services. The EU has adopted two directives that impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. However, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, although we can give no assurances that no laws or regulations will be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet that imposes restrictions on the way we conduct our business could seriously adversely affect our business.

A change of control may cause a default under the Notes.

         Pursuant to the terms of the Notes, each note holder can require us to redeem its notes in the event a change of control of VersaTel occurs. However, our existing contractual obligations or an inability to obtain adequate resources may prevent us from consummating any offering to repurchase the Notes. Our failure to complete an offer to repurchase the Notes would be an event of default under the Notes and would, therefore, seriously adversely affect our business.

We may be considered a Passive Foreign Investment Company.

         For the year 1998, we were a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes. Although we have not finalized our 1999 year-end financial statements, we do not believe that we were a PFIC for 1999 and, based on our projections, we do not expect to be a PFIC for any subsequent year. However, because our projections may prove to be inaccurate and, in particular, because we have substantial passive assets in the form of cash from previous offerings of notes and equity, and because the value of our goodwill may fluctuate significantly, we can provide no assurance regarding our PFIC status for 1999 and subsequent years. U.S. Holders that own Shares, ADSs or Warrants at any time during a taxable year for which we are a PFIC will be subject to a complex set of rules under the Internal Revenue Code and, generally, could in effect be subject to additional tax upon certain distributions by us or upon a sale or other disposition of such Shares,

ADSs or Warrants. We urge investors to consult their own tax advisors regarding the application of the PFIC rules to their particular circumstances.

Shares eligible for public sale after this offering could adversely affect our stock price.

         As of December 31, 1999, there are 79,224,986 outstanding ordinary shares, including ordinary shares represented by our ADSs. Of these shares, 24,437,500 shares have been registered under the Securities Act and are freely tradeable. The remaining 54,787,486 shares have not been registered under the Securities Act and may only be resold in compliance with the registration requirements under the Securities Act or in transactions not subject to, or pursuant to an exemption from, such act. In addition, five of our shareholders holding an aggregate of 36,314,782 shares have agreed, subject to certain limited exceptions, with the Amsterdam Stock Exchange that they will not sell or dispose of an aggregate of 29,291,108 of those shares until July 23, 2002.

         In addition, as of the date of this prospectus, there were outstanding options to purchase 5,291,500 depositary receipts issued for ordinary shares (348,000 of which are not dilutive in that the shares underlying such options are currently outstanding and will be provided to us by the holders thereof). An additional 591,500 ordinary shares have been reserved for issuance under our 1999 Stock Option Plan and an additional 3,000,000 ordinary shares have been reserved for issuance under our 2000 Stock Option Plan. All of our stock option plans provide that the option holder is not entitled to retain any depositary receipts received by it as a result of the exercise of its option, nor is the option holder entitled to exchange any depositary receipts for ordinary shares. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to us or to another party designated by us at the fair market value of the underlying shares.

         We also have earn-out obligations to former shareholders of SpeedPort and ITinera covering an aggregate of 130,000 ordinary shares. Upon issuance, any such shares could only be resold in compliance with the registration requirements of the Securities Act or in transactions not subject to, or pursuant to an exemption from, such act.

         We cannot predict if future sales of our ordinary shares, or the availability of our ordinary shares for sale, will materially adversely affect the market price for our ordinary shares or our ability to raise additional capital by offering equity securities.

The price of our ordinary shares may be volatile.

         Recently, stock markets in the United States and Europe have experienced significant price and volume fluctuations and the market prices of securities of telecommunications services providers and technology companies, particularly Internet-related companies, have been highly volatile. Investors may loose all or part of their investment. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation in the United States has often been instituted against such a company. The institution of such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.

We do not intend to list the warrants on any stock exchange.

         The warrants have not been listed on any stock exchange and we do not intend to list the warrants on any stock exchange in the future. Although the warrants are eligible for trading in the PORTAL market of the Nasdaq Stock Market, Inc. by "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the U.S. Securities Act of 1933, the absence of a listing on a stock exchange may cause the warrants to trade at a price lower than the price for the underlying ordinary shares that are traded on the Amsterdam Stock Exchange and the Nasdaq National Market.

We have antitakeover provisions that could delay or prevent a change in control, even if it would benefit shareholders.

         Our articles of association provide for the possible issuance of preference shares A, preference shares B and one priority share. Such shares may be issued pursuant to a resolution of the general meeting of shareholders. However, our management board has obtained from the shareholders at a general meeting, the authority to issue preference shares and the priority share subject only to the prior approval of the supervisory board. The issuance of preference shares or the priority share may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our Shares or ADSs:

         o Preference shares A and preference shares B. Upon obtaining authority from the general meeting of shareholders to issue preference shares, our management board is expected to grant a call option on preference shares, which in the case of preference shares B will not exceed 100% of all our other outstanding shares, to an independent foundation (stichting) to be established under Netherlands law. In the event of a threatened hostile take-over bid, the foundation may exercise this option. The issuance of such preference shares could therefore inhibit a change of control.

         o Priority share. Upon obtaining authority from the general meeting of shareholders to issue the priority share, our management board is expected to grant a call option on the priority share to an independent foundation (stichting) to be established under Netherlands law. In the event of a threatened hostile take-over bid, the foundation may exercise this option. The priority share carries special voting rights. The issuance of this priority share could therefore inhibit a change of control.

We do not expect to pay dividends for the foreseeable future.

         We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations, expand our network, repay outstanding obligations and finance future acquisitions. Therefore, we do not expect to pay any dividends in the foreseeable future. In addition, the indentures governing the High Yield Notes severely limit, and for the foreseeable future effectively prohibit, our ability to pay cash dividends on our capital stock.

                 Disclosure Regarding Forward-Looking Statements

         This prospectus includes forward-looking statements. Such statements can be identified by the use of terminology such as "believes," "expects," "may," "will," "should," "anticipate," "estimate," "continue" or other similar words. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

         o our anticipated expansion plans for our network and growth strategies,

         o    our ability to integrate recently acquired companies,

         o our expectation of the impact of this expansion on our revenue potential, cost basis and margins,

         o    our expectation of the competitiveness of our services,

         o    our intention to introduce new products and services,

         o anticipated trends and conditions in our industry, including regulatory reform and the liberalization of telecommunications services across Europe, and

         o    our ability to compete, both nationally and internationally.

         In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Given these considerations, readers are cautioned not to place undue reliance on such forward-looking statements.

                                 Use of Proceeds

         All Shares and Warrants offered hereby are being offered by the Selling Shareholders. We will not receive any of the proceeds from the sale of the Shares or the Warrants.

         The Shares offered hereby include up to 4,441,020 ordinary shares issuable upon the exercise of the Warrants currently held by the Selling Shareholders. As of the date of this prospectus, each Warrant entitles the holder thereof to purchase 13.334 shares at an exercise price of NLG 2.55 per share. The warrant agreements governing the Warrants provide that the Warrants may also be exercised on a cashless basis by reducing the number of ordinary shares obtainable upon the exercise of the Warrants. We may receive up to NLG
11.3 million ($5.5 million) upon the exercise of the Warrants if all Warrants registered hereunder are exercised and if none of the Selling Shareholders elects to exercise any of the Warrants on a cashless basis. We intend to use any proceeds we may receive upon exercise of the Warrants for general corporate purposes.

                         Price Range of Ordinary Shares

         Our ADSs and ordinary shares have been traded on the Nasdaq National Market and the Amsterdam Stock Exchange, respectively, under the symbol "VRSA" since July 23, 1999, the date of our initial public offering. The following table sets forth, for the periods indicated, the high and low closing bid prices per ADS as reported on the Nasdaq National Market.

                                                     High             Low
                                                     ----             ---

July 1999 (from July 23)......................      15.38            13.63
August 1999...................................      13.94            10.81
September 1999................................      13.38            10.63
October 1999..................................      13.50            10.88
November 1999.................................      27.50            14.00
December 1999.................................      37.50            27.88
January 2000 (through January 25).............      38.50            30.50

         The closing bid price for the American Depositary Shares as reported on the Nasdaq National Market on January 25, 2000 was $38.00. The closing bid price for our ordinary shares as reported on the Amsterdam Stock Exchange on January 25, 2000 was Euro 38.00.

                                 Dividend Policy

         We have never declared or paid any dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to finance operations, expand our network, repay outstanding obligations and finance future acquisitions. Any future determination to pay cash dividends will be at the discretion of the shareholders, to be determined, at a general meeting of shareholders. Our ability to declare or pay cash dividends, if any, will be dependent upon the ability of our subsidiaries to declare and pay dividends or otherwise transfer funds to VersaTel, because VersaTel conducts its operations entirely through subsidiaries. The indentures governing the Notes provide that, in general, we may not declare of pay any dividend or make any other cash distribution to our shareholders, unless we have generated sufficient cash flows from prior years. These indentures limit and, for the foreseeable future, effectively prohibit, our ability to declare or pay cash dividends.

                      Selected Financial Data for VersaTel

         The following selected financial data of VersaTel as of and for the years ended December 31, 1996, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of VersaTel, which have been audited by Arthur Andersen, independent public accountants. The selected financial data for VersaTel as of and for the nine month periods ended September 30, 1998 and 1999 are unaudited, but in the opinion of the management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. The selected financial data should be read in conjunction with the financial statements of VersaTel and the related notes thereto included in VersaTel's Annual Report on Form 20-F for the year ended December 31, 1998, and VersaTel's Quarterly Report on Form 6-K for the nine months ended September 30, 1999, that are incorporated by reference into this prospectus.

                                                      Year Ended December 31,               Nine Months Ended September 30,
                                            -----------------------------------------     ------------------------------------
                                            1996       1997              1998               1998               1999(1)
                                            ----       ----      --------------------       ----       -----------------------
                                            NLG         NLG        NLG         $(2)          NLG         NLG           $ (2)
                                                                (in thousands, except share and per share amounts)
Statement of Operations Data:
Revenue.................................     6,428      18,896     39,561       19,112        25,880      78,134          37,746
Operating expenses:
Cost of revenue, excluding
      depreciation and amortization.....     4,954      17,405     31,821       15,373        21,120      59,690          28,836
Selling, general and administrative.....     5,485      17,527     47,733       23,059        30,002     119,025          57,500
Depreciation and amortization...........       453       3,237      6,473        3,127         4,914      30,127          14,554
                                            ------     -------    -------      -------       -------    --------        --------
Total operating expenses................    10,892      38,169     86,027       41,559        56,036     208,842         100,890
                                            ------     -------    -------      -------       -------    --------        --------
Loss from operations....................    (4,464)    (19,273)   (46,466)     (22,447)      (30,156)   (130,708)        (63,144)
Interest expense (income), net..........       269         534     25,810       12,469        14,962      86,061          41,575
Currency loss (gain)....................         -          53     (5,146)      (2,486)        4,747      44,036          21,274
Other expense, net......................         -           -          -            -             -       4,033           1,948
                                            ------     -------    -------      -------       -------    --------        --------
Loss before income taxes................    (4,733)    (19,860)   (67,130)     (32,430)      (40,371)   (264,838)       (127,941)
Provision for income taxes..............         -           -          7            3             -       2,893           1,398
                                            ------     -------    -------      -------       -------    --------        --------
Net loss................................    (4,733)    (19,860)   (67,137)     (32,433)      (40,371)   (267,731)       (129,339)
                                            ======     =======    =======      =======       =======    ========        ========
Net loss per share
    (basic and diluted)(3)..............     (0.47)      (1.10)     (2.06)        (.99)        (1.32)      (5.91)          (2.85)
Weighted average number of
    shares outstanding(3)...............    10,008      18,084     32,622       32,622        30,495      45,332          45,332

                                                      Year Ended December 31,                      As of September 30,
                                            -----------------------------------------     ------------------------------------
                                            1996       1997              1998               1998               1999(1)
                                            ----       ----      --------------------       ----       -----------------------
                                            NLG         NLG        NLG         $(2)          NLG         NLG           $ (2)
                                                                                                                      C>
Balance Sheet Data:

Cash and restricted cash.................    4,443       1,495    583,570      281,918       395,166     949,192        458,547
Working capital (excluding cash
    and restricted cash).................   (2,704)    (24,774)   (46,851)     (22,633)      (36,515)   (129,918)       (62,762)

Capitalized finance cost.................        -           -     28,750       13,889        19,333      46,388         22,410
 Property, plant and equipment, net.......    2,340      13,619    38,608       18,651        23,161     203,965        203,965
Construction in progress.................        -           -     46,019       22,231        10,407     129,402         62,513
Goodwill.................................        -           -      4,556        2,201         1,478     379,263        183,219
Total assets.............................    8,160      19,331    723,397      349,467       459,880   1,779,022        859,431
Total long-term obligations
    (including current portion)..........    4,185       8,931    688,796      332,752       423,022   1,392,229        672,575
Total shareholders' equity (deficit).....      146     (18,214)   (34,073)     (16,460)       (9,510)    182,129         87,985

                                                        Year Ended December 31,               Nine Months Ended September 30,
                                              -----------------------------------------     ------------------------------------
                                              1996       1997              1998               1998               1999(1)
                                              ----       ----      --------------------       ----       -----------------------
                                              NLG         NLG        NLG         $(2)          NLG         NLG           $ (2)
                                                              (in thousands, except percentage, total customers
                                                                   and average revenue per billable minute)
Financial Data:
SG&A as a percentage of revenue(4)..........    85.3%       92.8%     120.7%      120.7%        115.9%       152.3%       152.3%
EBITDA(5)...................................  (4,011)    (16,036)   (39,993)    (19,320)      (25,242)    (100,581)     (48,590)
Capital expenditures........................   2,569      14,516     77,255      37,321        24,075      242,171      116,991

Cash Flow Data:
Net cash provided by (used in)
        operating activities................  (1,718)      5,765    (37,322)    (18,030)      (24,104)     (86,718)     (41,893)
Net cash used in investing activities.......  (2,569)    (14,516)   (82,036)    (39,631)      (25,672)    (647,834)    (312,963)
Net cash provided by financing activities....  8,571       5,807    490,026     236,728       288,079    1,125,916      543,921


--------------------

(1) The historical unaudited interim financial statements of VersaTel for the nine months ended September 30, 1999 include all of the assets and operations of Svianed, which were consolidated with VersaTel following VersaTel's acquisition of Svianed on June 11, 1999.
(2) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on September 30, 1999 of NLG 2.07 per $1.00.
(3) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 180,000 shares approved for issuance by the general meeting of shareholders in connection with the acquisition of CS Net and ITinera.
(4) Excluding the one-time non cash charge related to a revaluation of employee stock options, the selling, general and administrative expenses as a percentage of revenue for the nine months ended September 30, 1999 would have been 116.9%.
(5) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                                 About VersaTel

Overview

         VersaTel is a rapidly growing, competitive network operator focused primarily on the Benelux and the Northwest Rhine region of Germany. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services, to customers in our target region. We currently provide high-quality, competitively priced telecommunications, data and Internet services in The Netherlands and Belgium to four targeted market segments:

         o business services--small- and medium-sized businesses located throughout our target market,

         o local access services--high bandwidth users within the Benelux which are near and directly connected to our network,

         o data services--high bandwidth data customers with multiple sites throughout our target market, and

         o carrier services--telecommunications, data and Internet service providers.

         With over 9,700 business customers for voice services (and, including data and Internet customers, more than 20,000 customers), 275,000 subscribers to Zon's free Internet service, and over 540 employees, we are a leading alternative to KPN Telecom and Belgacom, the former monopoly telecommunications carriers in The Netherlands and Belgium, respectively. Our revenues were NLG39.6 million for the year ended December 31, 1998. Pro forma for the acquisition of Svianed (described below), our revenues would have been NLG96.2 million for the year ended December 31, 1998 and NLG105.3 million for the nine months ended September 30, 1999. Our revenues for the three months ended September 30, 1999 were NLG39.0 million.

         We are building a fully integrated broadband network in the Benelux to provide end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network design consists of three fully integrated elements:

         o Benelux network--multiple, integrated fiber optic rings connecting all major population and business centers in the Benelux,

         o local access infrastructure--high bandwidth fiber optic and radio connectivity to customers along our Benelux network route including city centers, business parks and buildings, and

         o international network--fiber optic rings initially connecting London, Dusseldorf, Frankfurt, Paris and the Benelux network.

         On September 28, 1999, we announced the completion of our STM-64 (SDH) fiber optic Randstad Ring. The Randstad Ring spans approximately 440 km and connects the cities of Amsterdam, Utrecht, Den Bosch, Breda, Rotterdam, Den Haag and Haarlem. This ring completes the Randstad portion of the fiber optic ring that has been operational since July 1999 and replaces a portion of the leased circuit that completed the initial Amsterdam-Antwerp ring. An additional 40 km of the Benelux network is operational connecting the Randstad ring to Antwerp. As of November 30, 1999, approximately 1,500 kilometers of fiber-ready duct had been constructed and approximately 1,175 kilometers of fiber had been installed. As of September 30, 1999, our construction passed 23 city centers, 18 business parks and 13,059 buildings along the route of our network. We currently have both a Nortel Networks DMS 100 digital circuit switch and a Cisco Systems data switch in each of Amsterdam, Rotterdam and Antwerp. We expect to have an additional Nortel DMS switch and an additional Cisco Systems data switch installed in Brussels, in 2000. The Nortel DMS switches enable us to deliver voice and ISDN telecommunications services and the Cisco data switches allow us to support multiple data communications protocols including ATM, IP (Internet Protocol), IPX (Novell), Frame Relay and others.

         During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a full portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers. Through our acquisition of VEW Telnet we believe that we will be able to provide customers in the Northwest Rhine region of Germany with the same broadband services and high bandwidth connections.

Recent Developments

Acquisition of VEW Telnet

         On December 13, 1999 we acquired of VEW Telnet, a competitive network operator in the Northwest Rhine region of Germany, from VEW Energie, a power company in the Westphalia-Lippe region of Germany. VEW Telnet complements VersaTel's strategy by providing voice, data and Internet to approximately 3,800 business customers through its existing 1,400 km fiber optic network which is leased from VEW Energie pursuant to a 30-year Indefeasible Right of Use. We intend to connect VEW Telnet's network directly to our Benelux network and provide substantially the same product offering in Germany as we do in the Benelux. VEW Telnet's network consists of an STM 16 ring with over 160 SDH nodes/points-of-presence and seven points of interconnection with Deutsche Telekom. Also, we have secured the right to jointly build with VEW Energie by utilizing its power network rights-of-way, giving VersaTel the ability to build additional fiber network and customer connections. VEW Telnet's revenues on a German GAAP basis were DEM 17.8 million for the financial year ended December 31, 1998 and are DEM 28.3 million for the nine months ended September 30, 1999.

         VersaTel intends to expand VEW Telnet's access to Deutsche Telekom's MDF locations in the region by extending VEW Telnet's existing Network to additional Deutsche Telekom MDF locations. We believe approximately 80% of the market is connected to 325 MDF locations in this region. VersaTel plans to leverage Deutsche Telekom's existing copper infrastructure to deploy DSL access, as well as build local access fiber connections, to provide a full package of high bandwidth, local access services to German customers.

         VersaTel intends to maintain a strong relationship with VEW Energie and has entered into a 12- month telecommunications services contract with them with an additional five year "right of last offer" provision. The acquisition agreement provides that VersaTel will have the exclusive right to use VEW Energie's existing and future telecom infrastructure. In addition, the acquisition agreement provides that

VEW Energie and VersaTel will assess the possibilities of cross-selling and product bundling and VersaTel will be allowed to market its services to VEW Energie's power customers. VEW Telnet is also a member of RegioNet, a cooperation between six adjacent regional carriers to reduce termination costs and realize interconnection synergies in Germany.

DSL Trials

         During the three months ended September 30, 1999, VersaTel conducted a trial of ADSL services with 25 customers connected to KPN Telecom's Rotterdam MDF location. VersaTel has established a team of dedicated employees to conduct the DSL trials and prepare for commercial service that we expected to commence in the first quarter of 2000.

         During the trial, VersaTel linked its network to KPN Telecom's Rotterdam MDF location with a direct connection and was able to provide high-speed Internet service as well as voice over ADSL service.

         VersaTel was the only alternative carrier to participate in the first phase of the ADSL trials and is currently the only alternative carrier to begin DSL testing with KPN Telecom in all of the additional 14 MDF locations that have been scheduled for the second phase of the trial. We believe that these 15 trials locations located primarily in Amsterdam, Rotterdam and Utrecht, represent approximately 10% of the addressable business market in The Netherlands.

         Due to the high population density in The Netherlands and the close geographic dispersion of KPN Telecom's MDF locations, we believe that customer line distances and the business customer to residential customer ratio in KPN Telecom's MDF locations will allow us to offer high-quality, retail DSL services to business customers. We intend to access additional KPN Telecom MDF locations by utilizing high-speed, direct connections to our network in order to leverage KPN Telecom's existing copper infrastructure. We also intend to provide ADSL services to residential customers through other telecommunications, data and Internet service providers on a wholesale basis. We have applied to gain access to 200 of KPN Telecom's MDF locations that are within five km of our network which we believe would allow us to address approximately 40% of the business market in The Netherlands with DSL services.

Zon

         On August 31, 1999, we launched Zon, a new free Internet service provider, along with our marketing and distribution partners Radio 538, a leading commercial radio station in The Netherlands among 15-35 year olds, and Free Record Shop, a leading music retail chain in The Netherlands. VersaTel currently owns 90% of the issued and outstanding share capital of Zon and Radio 538 and Free Record Shop own 10%, collectively, with an option to acquire an additional 10% based on certain performance incentives. Free Record Shop and Radio 538 will provide marketing and distribution support for Zon's products.

         As of December 31, 1999, Zon provided Internet service to more than 275,000 subscribers. For the month ended October 31, 1999, Zon customers generated over 44 million terminating minutes for VersaTel as well as approximately 6.6 million page views for Zon's web site. In a recent marketing survey regarding the brand-awareness of free Internet service providers in The Netherlands, Zon scored highest with 23% brand-awareness, followed by Freeler with 18% and Het Net with 8%.

         Zon's portal site is designed as an easily accessible, user-friendly site for its customers that will allow subscribers the ability to customize the information they access. The company therefore uses a high-quality and high bandwidth network infrastructure provided by VersaTel.

         Zon focuses primarily on individual Internet users in The Netherlands. Zon offers subscribers Internet access and e-mail without registration or subscription fees and subscribers only pay local dial-in telephone costs. Current and new Internet users can subscribe to Zon by accessing the Zon web site through a free subscription CD-ROM that is available at the 165 stores operated by Free Record Shop in The Netherlands or by calling a toll-free (0800) number operated by Zon.

Svianed and Other Recent Acquisitions

         On June 11, 1999, we acquired Svianed, the third largest provider of data services in The Netherlands. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Prior to VersaTel's acquisition of Svianed, Svianed was owned by Gak Holdings B.V., a government-controlled organization partially responsible for the implementation of social security laws within The Netherlands. Svianed had revenues of NLG56.7 million and EBITDA of NLG17.9 million for the year ended December 31, 1998.

         Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offering by combining our market presence with Svianed's data and network management expertise. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs. In addition to Svianed, we have recently extended our product and service offerings and expanded our customer base through the following strategic acquisitions:

         o VuurWerk--a leading provider of web hosting, co-location, access and e-commerce services in The Netherlands and Belgium. VuurWerk is one of the largest providers of web hosting services in The Netherlands, with more than 10,000 domain name registrations and approximately 6,000 customers.

         o SpeedPort--a provider of Internet co-location and connectivity solutions for high bandwidth and mission critical Internet and e-commerce applications. SpeedPort will use VersaTel's international fiber connectivity to build its IP-based network to serve its customers.

         o CS Net--enables Internet-based trade communities to conduct business-to-business transactions in specific industries. It currently provides these services to six trade communities with 10,000 end users.

         o ITinera--a Belgium-based Internet service provider with over 950 business customers.

         Over time, we intend to market most products and services of these companies under the VersaTel brand. SpeedPort, however, will continue to market its interest solutions under its current brands.

The Benelux Market Opportunity

         VersaTel was founded in 1995, initially, to capitalize on the opportunities created by the liberalization of the telecommunications market in the Benelux. We believe that the Benelux provides an excellent opportunity for competitive communications service providers for several reasons, including:

         o High Population Density. With approximately 26.2 million people in a relatively small geographical area, the Benelux market is characterized by one of the world's highest population densities, approximately 351 persons per square kilometer, compared to approximately 107 persons per square kilometer in western Europe as a whole.

         o High Growth Potential. Data and telecommunications revenues as a percentage of gross domestic product ("GDP") of 5.3% in 1997 were still relatively low compared to 6.3% in the United Kingdom and 7.0% in the United States, each with a more developed communications market.

         o Rapidly Expanding Data and Internet Markets. The market for data and Internet services is growing rapidly in the Benelux. According to International Data Corporation, the estimated annual growth of the market for Internet access services will be 30.4% and 45.2% in The Netherlands and Belgium, respectively, from 1997 to 2001.

         o High Intensity of Communications Traffic. The Benelux is a major transportation and trade gateway which generates a relatively high level of communications traffic. According to EITO (the European Information Technology Observatory), the total Benelux telecommunication services market amounted to $14.2 billion in 1997. If ranked as a single country, the Benelux would have been the fifth largest telecommunications market in western Europe behind Germany, France, the United Kingdom and Italy.

         o Traditionally Underserved Market. At present, the Benelux communications market is dominated by the former monopoly carriers, KPN Telecom, Belgacom and P&T Luxembourg in The Netherlands, Belgium and Luxembourg, respectively. We believe these carriers have not traditionally focused on providing high quality customer service to our targeted customers.

         o Demand for End-to-End, Broadband Services. We believe that business customers will increasingly demand high bandwidth end-to-end communications services, as they rapidly adopt Internet-based applications as essential business and communications tools, such as electronic commerce.

         VersaTel currently operates in The Netherlands and in Belgium and, with the acquisition of VEW Telnet in Germany. We plan to extend our operations to Luxembourg in the future. The following table provides a brief overview of the Benelux market:

Population(1)....................................................26.2 million
Population Density(2)............................................351 persons/km2
Per capita GDP in 1997(1)........................................$24,033
Total telecom expenditures in 1997(3)............................$14.2 billion
Telecom expenditures as % of GDP in 1997(3)......................2.6%
Benelux telecom expenditures as % of
       western Europe's telecom expenditures in 1997(3)..........8.2%
Number of Internet devices in 1997(4)............................1,831,000
Expected annual growth Internet devices 1997-2001(4).............35.9%
Total Internet access revenues in 1997(4)........................$24.1 million
Expected annual growth Internet access  revenues 1997-2001(4)....34.7%

---------------
(1)   Source:  The Economist Intelligence Unit and Quest Economics Database
(2)   Source:  International Telecommunications Union, 1998
(3)   Source:  The European Information Technology Observatory (EITO), 1997
(4)   Source:  International Data Corporation, 1998

Business Strategy

         Our objective is to become the leading local access, facilities-based operator for broadband voice, data and Internet services in the Benelux and the Northwest Rhine region of Germany. The principal elements of our strategy are:

         o Deploy Our Broadband Network. We are deploying our fully integrated broadband network to allow us to provide voice, data and Internet services, as well as to support all major protocols. We believe that our high capacity network will allow us to grow our customer base rapidly, increase our margins and expand our service offerings. We have designed our network to pass the major points of interconnection of other service providers and to connect to major Internet exchanges. We intend to be one of the highest quality ISPs in the Benelux and the Northwest Rhine region of Germany. In addition, we have started constructing our local access infrastructure in areas where we have completed the Benelux network. Also, we are deploying the latest network technologies, such as IP over DWDM (dense wave division multiplexing), and intend to add services to this platform as it proves reliable. We intend to continue to actively participate in the development of new network technologies in order to maximize the capacity of our network and to expand our service offerings.

         o Focus on Targeted Customer Segments with Specialized Teams. We have identified four groups--broadband local access customers, small- and medium-sized businesses, broadband data services customers and other telecommunications, data and Internet service providers--as our targeted customer segments. We have tailored our sales force, customer care and billing system to meet the specific needs of each of our target customer segments. We plan to continue to leverage our network, team approach and operations to deliver services to meet our targeted customers' needs.


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         o    Provide Innovative Products and Services. We seek to continue to be market leaders in providing our customers with advanced products and services and plan to provide customized solutions to fit local market needs. We intend to leverage our high bandwidth Network to offer integrated services to our customers. By providing broadband services to our customers we will be able to meet their demand for a single source provider, competitive prices, high quality of service and guaranteed access to bandwidth. By directly connecting our customers to our network and by providing multiple services, we believe customers will be less likely to switch to other service providers and that these customers will provide relatively higher revenues and margins. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offerings by combining our market presence with Svianed's data and network management expertise.

         o Expand Carrier Services. We plan to generate substantial revenue and additional traffic on our network through sales to telecommunications, data and Internet service providers lacking network infrastructure. Our fully integrated broadband network, high quality systems and peering arrangements are intended to allow us to offer a broad portfolio of carrier services, high bandwidth connectivity, co-location, call termination and hosting. In addition, we are able to provide our carrier service customers with support systems, such as customer care and billing solutions. This approach enables us to use our high capacity network to obtain revenues and margins from market segments, such as residential customers, that we do not currently target.

         o Focus on Superior Customer Service. VersaTel strives to maintain a competitive advantage over competitors in its target markets by providing superior customer service in terms of responsiveness, accuracy and quality. We believe that the Benelux market has been particularly underserved by the PTTs and that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We were the first provider in the market of detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively. We have invested in a leading operational support system software and hardware to insure that our back-office systems enable us to maintain a competitive advantage in the market.

         o Pursue Selective Acquisitions and Strategic Relationships. We plan to continue to acquire or enter into partnerships with other competitive telecommunications, data and Internet service providers in order to accelerate the growth of our customer base, our network and our service portfolio. As part of our strategy, our acquisition of Svianed will accelerate our time to market with our data services product offering, enhance our sales force and expand our market presence in the Benelux. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999 and Svianed and ITinera in June 1999, and the recent establishment of Zon, we have significantly expanded our Internet services product offerings and expertise. In addition to the acquisition of VEW Telnet, we are actively pursuing additional strategic relationships with alternative carriers in France and the United Kingdom in order to establish interconnection agreements, to partner in infrastructure projects and to expand our geographic reach.



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



The VersaTel Network

         We are building a high bandwidth network designed to provide flexible, broadband local access to business customers with connectivity to all major business and population centers in the Benelux and to key international destinations (the "VersaTel Network" or the "Network"). Our Network will have the ability to carry voice, data and Internet traffic and will support all major protocols, including Frame Relay, ATM and IP. We connect with the major Internet exchanges in Amsterdam, Brussels, London, Paris, Dusseldorf and Frankfurt and through our acquisition of SpeedPort we will be increasing the number and quality of peering arrangements with leading carriers of IP traffic to enhance our presence in the rapidly expanding European Internet services market.

Network Design Principles

         Our Network is designed to be scaleable, flexible, reliable and efficient:

         o Scaleability. We are constructing our Network to offer very high capacity in all Network components, including ducts, fibers, DWDM, SDH and operating support system platforms. We are placing eight ducts, each capable of carrying over 300 fibers, on most routes. We believe this will be enough to provide excess capacity for future growth and will allow us to trade and sell a portion of our excess capacity to other operators. We have installed DWDM equipment on our initial fibers, which allows us to transmit multiple frequencies of light on the same fiber strand. As a result, the capacity of a single fiber can be increased by 16 times. Our SDH equipment will be capable of transmitting at the rate of 10 Gbps (STM-64), with the ability to make 20 Gbps available, if necessary. Our design will enable us to deliver high bandwidth to our customers while providing substantial potential for future expansion.

         o Flexibility. We believe our Network design will enable us to respond to changes in service offerings, Network standards and protocols. We currently have a Nortel DMS 100 digital circuit switch and a Cisco data switch in each of Amsterdam, Rotterdam and Antwerp. We expect to have an additional Nortel DMS switch and an additional Cisco data switch installed in Brussels in 2000. The Nortel DMS switches enable us to deliver voice and ISDN telecommunications services and the Cisco data switches allow us to support multiple data communications protocols including IP, IPX (Novell), ATM, Frame Relay and others.

         o Reliability. The Network provides redundancy at multiple levels by using a self-healing, shared protection ring structure to provide dual direction routing capability in the event of cable damage or equipment failure. SDH equipment automates most of the functions of routing and connecting service bandwidth and reroutes these functions in the event of failure. Our data and voice/ISDN networks also have alternate routing capability to assure high availability of the services they deliver. We have selected very reliable equipment from world class vendors, such as Nortel and Cisco.

         o Efficiency. We believe we are constructing our Network in the most efficient manner by routing the Network to target all the major business parks and city centers in the Benelux and by installing high capacity Network elements which will provide us with excess capacity to allow for future growth. Also, this efficiency is maintained in our Network operations by our


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



              use of the highest quality components and equipment and by ensuring we continue to properly manage our Network.

Network Elements

         The VersaTel Network will consist of the following integrated elements:

         o Benelux Network. We are constructing a high capacity, broadband network that will offer local access connectivity to thousands of business customers with flexible bandwidth fiber facilities. The Benelux network will extend to all major commercial and population centers in the Benelux, including most interconnection points with PTTs, other telecommunications network operators and major Internet exchanges. We have designed the Network route to pass through as many businesses as possible by going through business communities and past major bandwidth users. Approximately 90,000 businesses are located within one kilometer of the network and approximately 270,000 businesses are located within five kilometers of the route. Physical access points will be provided near each group of potential customers, at average intervals of
              1.5 kilometers. While these features have increased the initial cost of our network and the time to construct it, we expect that the total cost of connecting to buildings will be lower and the time required for connections will be reduced. A small portion of our network is being constructed jointly with other carriers and some rural sections are being completed by purchases of dark fiber and pending the completion of construction, through leased lines. On September 28, 1999, we announced the completion of our STM-64
              (SDH) fiber optic Randstad Ring. The Randstad Ring spans approximately 440 km and connects the cities of Amsterdam, Utrecht, Den Bosch, Breda, Rotterdam, Den Haag and Haarlem. This ring completes the Randstad portion of the fiber optic ring that has been operational since July 1999 and replaces a portion of the leased circuit that completed the initial Amsterdam-Antwerp ring. An additional 40 km of the Benelux network is operational connecting the Randstad ring to Antwerp. As of November 30, 1999, approximately 1,500 kilometers of fiber-ready duct had been constructed and approximately 1,175 kilometers of fiber had been installed. By the end of 1999, we intend to have in service four self-healing rings consisting of 1,200 kilometers. By the middle of 2000, the Benelux network is expected to consist of approximately 2,200 kilometers of fiber optic rings.

         o Local Access Infrastructure. We are extending the Benelux network into city centers, business parks and buildings with fiber optic rings and radio systems to directly connect to customers. We started constructing fiber optic infrastructure in business parks in January 1999. We connected our first customers shortly after the initial ring of the Benelux network became operational. We have completed construction of five business park rings and one city ring representing over 60 kilometers of operational local access fiber. We plan to construct over 300 kilometers of local access infrastructure in 1999. Also, we began testing point-to-multipoint radio systems technology at two sites in The Netherlands in the third quarter of 1998 and we plan to begin testing in Belgium in the first half of 2000. In addition, we are considering using unbundled local loop access to reach customers when it becomes available.

         o International Network. We are establishing an international network that will extend the Benelux network to several major interconnection and Internet exchange points in Western Europe. Initially, these points will be London, which we connected in March 1999, Frankfurt,


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



              which we connected in May 1999, Paris, which we connected in November 1999, and Dusseldorf, which we expect to connect by the end of the first quarter of 2000. The international network will consist of one or more fiber pairs in fully redundant ring structures. We are also considering acquiring fiber optic capacity to the United States to improve our Network's Internet connectivity for SpeedPort's utilization. Most of the international network will consist of fiber or SDH capacity obtained from other operators, but we plan to own and operate the transmission equipment.

         As of September 30, 1999, our network passed the following city centers and business parks in The Netherlands and Belgium:

           City Centers                                               Business Parks
------------------------------------------        -----------------------------------------------------------------
o  Alkmaar             o  Hilversum               o  Amsterdam--Bullewijk              o  Rotterdam--Brainpark
o  Amersfoort          o  Hoofddorp               o  Amsterdam--Sloterdijk             o  Rotterdam--Capelle
o  Amsterdam           o  Kortrijk                o  Breda--Emer                       o  Rotterdam-- Parkhaven
o  Antwerp             o  Leiden                  o  Brussels--Keiberg                 o  Rotterdam--Spaanse Polder
o  Breda               o  Mechelen                o  Den Bosch--De Herven              o  Schiphol--Forward
o  Brussels            o  St-Niklaas              o  Den Bosch--De Hurk                o  Utrecht--Lage Weide
o  Delft               o  Roosendaal              o  Eindhoven--Ekkersrijt
o  Den Bosch           o  Rotterdam               o  Etten-Leur--Vossenberg
o  Eindhoven           o  Utrecht                 o  Haarlem--Waarderpolder
o  Gent                o  Venlo                   o  The Hague--Plaspoelpolder
o  Haarlem             o  Zaandam                 o  Nieuwegein--Plettenberg
o  The Hague                                      o  Rotterdam--Alexanderpolder

Service Platforms

         Our Network incorporates service platforms to deliver each of the major service categories we offer or plan to offer. An SDH transmission platform provides highly reliable transmission capacity for our other services and for capacity leased to other operators, service providers and customers. A digital circuit switching platform delivers voice and ISDN services. A data communications platform based on ATM supports all major data protocols with high quality service. An Internet services platform will support the Internet services we provide to end-users and our offering of outsourced services to ISPs and content providers. In parallel, we are implementing an additional new platform of IP equipment connected directly to DWDM/fiber which is intended to support all types of services. By integrating the functions of SDH, ATM and circuit switching, this platform should provide a lower cost and a more flexible design than traditional equipment. We plan to carry services, including voice, data and Internet services, on this platform as the quality of service management becomes proven.


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



Data Centers

         We intend to establish large scale data centers in Amsterdam, Antwerp, Rotterdam and Brussels. We are designing these data centers to house our transmission, IP routing and switching facilities. At these data centers, we also expect to offer hosting, co-location and interconnection services to high-volume customers, such as ISPs, in a secure, controlled site with direct access to our Network. Through the acquisition of SpeedPort, we have acquired a data center with 150 square meters of raised floor space for equipment housing and fiber connectivity to both the SARA and NIKHEF parts of the Amsterdam Internet Exchange. We are presently constructing a new Amsterdam data center which will provide 1,000 square meters of raised floor space for equipment housing and will also have direct fiber connectivity to both parts of the Amsterdam Internet Exchange. In addition, SpeedPort will be constructing Internet co-location facilities in London, Paris and Frankfurt.

Peering and Transit Arrangements

         Our peering arrangements allow us to exchange traffic with these ISPs without these ISPs, or us, having to pay transit costs. We will establish peering arrangements with ISPs when equal traffic volumes are expected to be exchanged. We currently have peering arrangements with 54 ISPs, including Belgacom, Euronet, PSINet Europe, Demon Internet, @Home Benelux, World Online, A2000 and other major ISPs in the Internet market in western Europe. We expect to enter into additional peering arrangements with network-based ISPs in order to support SpeedPort and our other Internet services. In addition, we expect to sell approximately 60 transit connections to ISPs and content providers.

Network Management

         We monitor our Network 24 hours a day and seven days a week at our Network operations center. Our Network operations center is able to identify Network interruptions as soon as they occur and allows us to reroute traffic to ensure termination. Our Network operations center has an uninterrupted power supply and redundant communications access and computer processors. We own and control our own points of presence in the Benelux which allows us immediate access for rapid restoration when necessary. We have provided for a back-up Network operations center in the event our primary Network operations center is forced off-line.

Network Implementation

         VersaTel has entered into a framework agreement with Nortel to supply most initial transmission equipment, including SDH, radio, voice/ISDN switching and the SDH network management system. This agreement includes vendor financing for all Nortel products and services. A similar agreement with Cisco is providing the data communications platform and Cisco's support services. We have agreements with four leading construction companies in The Netherlands for Network construction. Although Meijsen Ondergrondse Infrastructuren B.V. had originally been contracted to oversee the construction of our Network, we have now allocated construction responsibility to three additional contractors. We have added another construction contractor in Belgium as well. These construction companies are responsible for obtaining rights of way, civil engineering, physical construction and testing of our Network. We have retained experienced agents in both The Netherlands and Belgium to assist the construction companies in obtaining rights-of-way.


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



Svianed's Network

         Svianed has an extensive network in The Netherlands comprised of leased lines, regionally dispersed points of presence, data and Internet switches and routers which serve 50 customers and over 100,000 end-users. The Svianed Network has 50 regional points of presence, over 700 leased lines covering 6,000 kilometers, 83 ATM and Frame Relay switches and approximately 750 Cisco routers. The Svianed Network directly connects to over 600 customer buildings at speeds of up to 150 Mbps. During the third quarter of 1999, we connected Svianed's network to the VersaTel Network.

Products and Services

         VersaTel currently offers a wide range of business and carrier products and services and continually evaluates potential product and service offerings, including competitors' offerings, in order to retain and expand its customer base and to increase revenue per customer.

Business Products and Services Offerings

         We currently offer the following products and services to business customers:

         Long Distance Telephony. VersaTel offers international and national long distance telephony services to over 9,000 business and residential customers in The Netherlands and over 1,000 business customers in Belgium. Our telephony service is offered through our "1611" carrier select code and dial-around and least-cost routing software installed in our customer PBXs.

         ISDN Services. We offer ISDN primary rate services to our customers in the Benelux. This service primarily targets the business market with digital PBX's and high volumes of outgoing and incoming traffic. Currently, ISDN is the fastest growing service for business telephony in the western European market.

         LAN to LAN Interconnect Services. We offer high speed LAN (local area network) to LAN interconnect services for multi-site business customers. This service targets business customers that need to interconnect their multiple LANs to share centralized computer data and applications efficiently. We provide end-to-end management of the wide area network, including the routers, at customers' premises.

         Dedicated Internet Connectivity. We also offer dedicated high speed Internet access services to business customers. This service provides high bandwidth access to the Internet, e-mail facilities, news feed from news groups and web space for hosting web-sites.

         Remote Access Services. We offer efficient remote access services to business customers enabling employees to access the corporate LAN from home. These home offices will have secured access to the corporate network, data and applications. This service will also be applied to tele-banking and tele-shopping applications.

         IP-based Electronic Transaction Services. CS Net provides Internet-based business-to-business transaction services to vertical trade communities that act as comprehensive sources of information, interaction and electronic commerce for their users.


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         Dial-in Internet Access Services. We currently offer dial-in Internet access services for the small- and medium-sized businesses and package it with our long distance telephony service.

         Web Hosting Services. VuurWerk provides web hosting services targeting the business market. This service consists of an integrated package of a domain name, e-mail accounts, web space for hosting corporate web-sites and on-line web-site statistics.

         Toll-free (0800) Services. We offer both 'on-net' and 'off-net' toll-free (0800) services to our business customers. This service is positioned to serve both our target market of small- and medium-sized businesses as well as internal and external call centers.

         We also expect to introduce the following retail products and services to business customers within the next 12 months:

         o    virtual private network,

         o    dial-in LAN interconnect services,

         o    data VPN, Intranet/Extranet and Voice Over IP services,

         o    carrier pre-select (equal access) telephony, and

         o Internet and telecommunications services over MDF access and DSL technology.

Carrier Products and Services

         We currently offer the following products and services:

         Call Termination Services. We offer switched services to other telecommunications service providers, including international and national call termination services in the Benelux. As we complete our international network, we will be able to offer call termination services in Germany, France and the United Kingdom.

         Co-location and Facilities Management. We provide co-location services for carriers wishing to extend and expand their networks by housing their own computing and telecommunications equipment inside our secured premises within the Benelux and selected international locations.

         Network Capacity Facilities. We sell and trade rights-of-way, ducts, dark fiber, wave length and high bandwidth SDH capacity to other carriers.

         Virtual Point-of-Presence Dial-In Services. We offer virtual point-of-presence services for telecommunications, data and Internet service providers in order to allow cost-efficient dial-in capability and effective remote access capabilities for their customers.

         Internet Transit Services. We offer Internet transit services to telecommunications and Internet service providers seeking transit services between major Internet exchanges.


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



         Leased Circuit Services. We offer resilient E1, E3, T3 and STM-1 leased lines to other carriers and services providers within the Benelux. We provide high quality and managed 'point-to-point' or 'point-to- multipoint' circuits via our fiber and SDH network.

         ISP Hosting Services. We have recently launched Zon, a new ISP offering free Internet access to customers in The Netherlands. With 275,000 new subscribers in less than five months Zon is one of the largest ISP's in The Netherlands. We host Zon at our co-location, network and Internet platform.

         We expect to introduce the following carrier products and services in the future:

         o    Carrier (pre-)select hosting services for resellers,
         o    Application hosting services, and
         o    Voice Over IP gateway and clearing house services.

Svianed's Products and Services

         Many of Svianed's products and services are complementary to VersaTel's products and services and any duplication will be rationalized over the next 18 months. Svianed provides the following products and services to its business customers:

         LAN to LAN Interconnect. Connecting LANs at geographically dispersed locations both within and outside The Netherlands.

         LAN and WAN Management. Svianed supplies and manages all active components of a customer's LAN including ethernet switches.

         Remote Dial-In. Regional dial-in connections to customers to their own business networks for remote access.

         Telephony Services. Svianed offers traditional voice communications, particularly telephone exchanges, and network facilities, including management.

         Internet Access. Svianed provides access to the Internet, including mail, web hosting and news services, in addition to security services, integration of speech and data communications and computer telephony integration.

         Co-location. Svianed offers customers the opportunity to co-locate their network equipment at Svianed points of presence.

Sales and Marketing

         VersaTel seeks to capitalize on its position as a competitive communications services provider that offers comprehensive customer service and competitively priced communications services in the Benelux with a focus on small- and medium-sized businesses. We believe that we have created a prominent brandname in our target market that we expect to successfully apply throughout the Benelux. Over time we intend to market the products and services of our acquired businesses under a common VersaTel brandname.


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



We market our products and services through several marketing channels, including database marketing, targeted telemarketing, brand and promotional advertising, direct mail and our direct sales force.

         Our sales force is composed of direct sales personnel, telemarketers and independent sales agents. At September 30, 1999, our marketing was conducted by 80 direct sales personnel in The Netherlands and 30 in Belgium. In the future, we expect to further expand our direct sales force and open an additional sales office in Brussels. Our sales personnel make direct calls to prospective and existing business customers, analyze business customers' usage and service needs, and demonstrate how VersaTel's service package will improve a customer's communications capabilities and costs. Each member of our sales force is required to complete our intensive training program. In addition, we have a telemarketing group that screens prospective customers and verifies call volumes.

         We have also established a sales agent program under which sales agents receive commissions, but are not employed by us. Agents are provided with an advertising and sales promotion budget based on the volume of their sales. At September 30, 1999 we had approximately 100 such sales agents in The Netherlands and approximately 50 in Belgium. We intend to continue to increase the size of this program. Sales agents primarily sell our business services offerings.

         Our sales force is organized in the following four groups to target the primary customer segments with a focused product portfolio that matches the needs of these customer segments:

         Business Services. Our business services sales force targets our core target market of small- and medium-sized businesses throughout The Netherlands and Belgium. The customers targeted by this group currently access the Network indirectly by manually dialing, using an auto-dialer, or through pre- programmed PBX's, our "1611" carrier select code. As a result of OPTA's recent ruling, we will be able to reach these customers through carrier pre-select (equal access) and unbundled local loop access. The services offered to these customers also include ISDN, Internet and LAN to LAN interconnection services.

         Local Access Services. Our local access services sales force targets potential customers along the Benelux network with a high bandwidth service package consisting of voice, data and Internet products. Unlike most other competitive alternative communications services providers who focus primarily on the main international cities, we will be able to offer high bandwidth services to our customers at any point along the Benelux network. The customers targeted by this team will access the Network directly through leased lines or, upon its deployment, through our own local access infrastructure.

         Data Services. Through our acquisition of Svianed, our data services sales force targets potential customers with multiple locations throughout the Benelux with high bandwidth requirements. These potential customers include medium- to large-sized organizations that are located more than five kilometers from the Network or do not seek a direct connection to the Network.

         Carrier Services. Our carrier services sales force markets our product portfolio to other telecommunications and Internet services providers, including switchless resellers, in the Benelux and the countries reached by our international network. Our focus is on developing a broad range of services that address the specific needs of carrier customers targeting the Benelux.


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



Customers

         We market our services on a retail basis to business customers and on a wholesale basis to other carriers and service providers.

         Small- and Medium-sized Businesses. Our target customers are small- and medium-sized businesses (businesses with fewer than 500 employees). However, with the acquisition of Svianed, we are now able to offer high bandwidth data services to large-sized customers. We focus particularly on those business and industry segments which have historically generated significant volumes of national and international traffic, such as financial services, information technology services, transportation and import and export. We believe that the small- and medium-sized business segment has been underserved by the PTTs and the major alternative service providers. Traditionally, the PTTs and the other major carriers have focused on offering their lowest rates and best services primarily to larger, higher-volume business customers. Through our acquisition of CS Net, we are able to offer business-to-business transaction services to vertical trade communities.

         Carrier Customers. Our carrier customers are global and regional network operators, Internet service providers and switchless resellers serving specific market segments in the Benelux. We focus primarily on high capacity and high volume customers. We believe that new entrants to the telecommunications services market that provide voice, data or Internet services in the Benelux region will require quality carrier services and high bandwidth services to develop their market position.

         Residential Customers. Our initial focus with respect to residential customers had been to market our services to employees of our business customers and to residential customers in certain niche markets characterized by high-volume calling patterns. Recently, we have refocused our efforts and we now intend to target the residential market by offering carrier hosting services to switchless resellers who target the residential market. We believe that this approach is a more cost-effective way of reaching the residential market segment.

Svianed's Customers

         Svianed currently has approximately 50 customers, the largest of which is the Gak Group, who composed approximately 60.8% of Svianed's 1998 revenue. In addition to the Gak Group, Svianed's other major clients include: ING Groep (financial services), Achmea Groep (financial services and insurance), Belgacom (telecommunications), Kluwer (publishing), Assurantie Data Network (insurance) and Sociale Zekerheid (insurance). Additionally, Svianed provides dial-in services and LAN/WAN management to a large Netherlands-based pension fund, as well as one of the largest insurance companies in The Netherlands.

Customer Service

         Our goal is to maintain an advantage over our competitors in our target markets by providing superior customer service. We believe that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We have dedicated customer service representatives who initiate contact with our customers on a routine basis to ensure customer satisfaction and market new products. Customer service representatives are available 24 hours a day, 365 days a year. In addition, we provide detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively.


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         We also believe that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of a high quality of service to our customers. It is our policy to reduce technical risks as much as possible by buying proven products from world leaders in the applicable technology. We have installed sophisticated status-monitoring and diagnostic equipment at our Network operations center and plan to install similar units on our SDH equipment. This equipment allows us to identify and remedy network problems before they are detected by customers. By providing superior customer service and through the effective use of technology, we expect to maintain a competitive advantage in our target markets.

         We use the Internet and Internet technology in our communications with our customers. The information technology industry is demonstrating that providing customer access to their own information records, through Internet-based technologies, can result in increased customer satisfaction and loyalty while reducing costs. We intend to begin to provide this type of Internet-based system for sales, service ordering, customer inquiries, fault management and billing with usage information in the near future.

Billing and Information Systems

         We are in the process of replacing our billing, customer care and sales support system with advanced systems designed by Saville Systems and Clarify. We do not expect any material disruption in our billing or information systems as a result of the Year 2000. In addition, we have planned and budgeted replacements and enhancements to our information systems to handle our growth in the size and complexity of our business, our customer base and our product portfolio in areas such as work flow, fixed asset management, sales support and service provisioning.

VEW Telnet

         VEW Telnet is a leading regional telecommunications operator in the Westphalia-Lippe region of Germany, including the heavily industrial eastern Ruhr District. VEW Telnet has approximately 3,800 business customers, 1,300 residential customers (excluding call-by-call activities) and 225 employees. This region of Germany, which has a population of approximately nine million inhabitants, represents approximately 10% of the population of Germany, and over 240,000 addressable business customers.

Network

         The VEW Telnet network spans approximately 1,400 km and consists of approximately 1,200 km of aerial cable and 200 km of underground cable, primarily with 18 fiber strands. Approximately 160 SDH nodes/PoP locations are in operation. The SDH backbone consists of an STM 16 (2.5 Gbit/s) ring with seven STM 4 rings (622 Mbit/s) which are based on Siemens and Nokia technology. Three Nokia switches are being used in Recklinghausen, Dortmund and Munster for the transmission of voices services. Voice traffic is directed to the Deutsche Telekom network via seven points of interconnection located in Hagen, Dortmund, Wuppertal, Gelsenkirchen, Bielefeld, Meschede and Munster. Ascend Frame Relay nodes are deployed in 11 locations and there are three dial-in nodes for Internet traffic. Frame Relay, ATM and IP technology is supplied by Cascade. At present VEW Telnet is co-located in 34 of Deutsche Telekom's MDF locations that are used for providing DSL services. Together, these 36 MDF locations represent approximately 12% of the addressable market in the Westphalia-Lippe region. VEW Telnet has deployed Nokia and Siemens DSLAM equipment in the MDF locations. To accelerate local access fiber connections, VersaTel has secured the right to jointly build with VEW Energie, by utilizing VEW Energie's power


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network rights-of-way, giving VersaTel the ability to build additional fiber network and customer connections.

Products and Services

         Many of VEW Telnet's products and services are complementary to VersaTel's products and services. VEW Telnet provides the following products and services to its customers:

         o Voice Services. VEW Telnet offers traditional voice communication, customers are connected to the network of VEW Telnet using direct ISDN connections over DSL or leased lines, and indirect connections by using call-by-call and carrier pre-select services. We expect that VEW Telnet's current call by call revenues will decline in future periods.

         o Internet Services. VEW Telnet provides access to the Internet, including mail and news services. VEW Telnet recently launched a free Internet service under the name Rout44 targeting the residential market in the Northern Rhine-Westphalia region.

         o Data Services. VEW Telnet offers Frame relay and ATM services with various bandwidths targeting companies with more than 50 employees and multiple office locations.

Customers

         Currently, VEW Telnet has approximately 4,000 corporate customers and 1,300 private customers (excluding call-by-call activities). VEW Telnet's major customers include Edelhoff A.G, a major waste disposal company in North Western Germany, VEW Energie and Harpen A.G., all of which are related to VEW Telnet's former ultimate parent, VEW AG. These customers represent approximately 9% of the revenues generated by VEW Telnet as of September 30, 1999. All existing contracts between VEW Telnet and VEW Energie will be extended at current terms and conditions for a period of 12 months following the acquisition.

Stake Holdings

         VEW Telnet has made investments in the following city carriers:

         o TeleBeL Gesellschaft fur Telekommunikation Bergisches Land mbH, Wuppertal
                   -    Shares held by VEW Telnet: 25.1%
                   - Additional shareholders: Wuppertaler Stadtwerke AG, Wuppertal GmbH, Engel GmbH & Co. KG, Stadtsparkasse Wuppertal, Stadtsparkasse Solingen and Vermogensbetrieb Stadt Solingen
                   -    750,000 inhabitants in license area

         o    DOKOM Gesellschaft fur Telekommunikation mbH, Dortmund
                   -    Shares held by VEW Telnet: 10%
                   - Additional shareholders: Stadt Dortmund, Dortmunder Stadtwerke AG, Dortmunder Energie-und Wasserversorgung GmbH, Stadtsparkasse Dortmund and Westfalische Ferngas-AG
                   -    600,000 inhabitants in license area


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



         o    RuhrNET Gesellschaft fur Telekommunikation mbH, Schwerte
                   -    Shares held by VEW Telnet: 24.8%
                   - Additional shareholders: Technopark Schwerte GmbH, Stadtsparkasse Schwerte and Stadtwerke Schwerte GmbH
                   -    100,000 inhabitants in license area

         In addition, VEW Telnet has an investment of 5% in BORnet GmbH, Stadtlohn, another city carrier, and has certain cooperation agreements with additional city carriers.

         We expect that we will need to write down the carrying value of certain of these investments following the acquisition.

Competition

         Until recently, the telecommunications market in each EU Member State has been dominated by its respective PTT. Since the implementation of a series of European Commission directives beginning in 1990, the EU Member States have started to liberalize their respective telecommunications markets, permitting alternative telecommunications providers to enter the market. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTTs as well as an increasing number of new market entrants. Competition in the European long distance telecommunications industry is driven by numerous factors, including price, customer service, type and quality of services and customer relationships.

         In The Netherlands, Belgium, Luxembourg and Germany, we compete or will compete primarily with the national PTTs. As the former monopoly providers of telecommunications services in these countries, the PTTs have an established market presence, fully built networks and financial and other resources that are substantially greater than ours. In addition, the national PTTs own and operate virtually all of the infrastructure which we must currently access to provide our services. We estimate that in each of these countries the national PTT still controls the vast majority of the telecommunications market.

         In addition, various new providers of telecommunications services have entered the market in each of these countries, targeting various segments of the market in these countries. Companies such as Telfort, a company formed by British Telecom and Nederlandse Spoorwegen N.V., The Netherlands railroad company, as well as Global One Communications, MCI Worldcom, GTS/Esprit Telecom and EnerTel, compete with KPN Telecom for contracts with large multinational companies in The Netherlands. MCI Worldcom, British Telecom, AT&T, TeleNet, France Telecom, COLT Telecom, Unisource, a subsidiary of KPN Telecom, and GTS/Esprit Telecom compete with Belgacom for contracts with large multinational companies in Belgium.

         The following table sets forth some of our most important competitors in the areas of voice, data, Internet and carrier services:


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



Market             The Netherlands        Belgium               Germany
------             ---------------        -------               -------
Voice              KPN Telecom            Belgacom              Deutsche Telekom
                   Telfort                MCI Worldcom          MCI Worldcom
                   MCI Worldcom           GTS/Esprit Telecom    COLT Telecom
                   GTS/Esprit Telecom                           Mannesmann
                   COLT Telecom

Data               KPN Telecom            Belgacom              Deutsche Telekom
                   Global One             MCI Worldcom          MCI Worldcom
                   Telfort                                      COLT Telecom
                                                                Mannesmann

Internet           KPN Telecom            Belgacom              Deutsche Telekom
                   MCI Worldcom/UUNet     TeleNet               MCI Worldcom
                   Wirehub                                      Mannesmann
                   EuroNet

Carrier Services   KPN Telecom            Belgacom              Deutsche Telekom
                   MCI Worldcom           MCI Worldcom          MCI Worldcom
                   EnerTel/WorldPort      GTS/Esprit Telecom    Mannesmann
                   GTS/Esprit Telecom

Regulation

         In Europe, the traditional system of monopoly PTTs has ensured the development of broad access to telecommunications services; however, it has also restricted the growth of high-quality and competitively priced voice and data services. The liberalization in the European telecommunications market is intended to address these market deficiencies by ending PTTs' monopolies, allowing new telecommunications service providers to enter the market and increasing the competition within the European telecommunications market. The inefficiencies of the traditional monopoly system, combined with the EU liberalization initiatives, have created the current market opportunity for VersaTel's product and service offerings.

         The current regulatory framework in the EU and in the countries in which we provide our services or intend to provide our services is briefly described below. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on us, that national or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on us.

European Union

         Starting in 1987, the EC Green Paper on Telecommunications charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly infrastructure networks and the liberalization of services. In 1990, the EU Member States approved two directives that established these principles in EU law: the Open Network Provision ("ONP") Framework Directive and the EC Services Directive. These two directives set forth the basic rules for access to the PTT


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



public networks and the liberalization of the provision of all telecommunications services within the EU except for voice telephony.

         The ONP Framework Directive established the conditions under which competitors and users could gain cost-oriented access to the PTTs' public networks. The EC Services Directive abolished the existing monopolies on, and permitted the competitive provision of, all telecommunications services with the exception of voice telephony. The intended effect of the Services Directive was to permit the competitive provision of all services, other than voice telephony, including value-added services and voice services to closed user groups. As a result, many new entrants entered the market, labeling their services as closed user group services, while in fact providing voice telephony services.

         In 1992, the EC approved the ONP Leased Line Directive, which required the PTTs to lease lines to competitors and end-users, and to establish cost accounting systems for those products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-oriented tariffs for leased lines. The purpose of the ONP Leased Lines Directive is to ensure that, in a competitive market, all users continue to have access to leased lines from at least one operator, under harmonized conditions of access and use.

         In 1996, the EC issued the Full Competition Directive, which requires EU Member States to permit alternative infrastructure providers, such as existing networks of cable companies, railroads, electric and other utility companies, to resell capacity on these networks for the provision of services other than voice telephony from July 1996. This allows VersaTel to lease transmission capacity from companies other than the PTTs. The Full Competition Directive also established January 1, 1998 as the date by which the EU Member States had to establish a legal framework which removes all remaining restrictions on the provision of telecommunications services, including voice telephony. Although Spain, Greece, Portugal, Ireland and Luxembourg were each allowed to delay implementation for various periods, only Greece had not implemented the Full Competition Directive as of January 1, 1999. Subject to the foregoing, each EU Member State is obliged, under EU law, to enforce the terms of the Full Competition Directive. Enforceability of the Full Competition Directive may be challenged at the EU level or at the EU Member State level.

         In addition to the Full Competition Directive, the EC issued the Licensing Directive in April 1997 and the Interconnection Directive in June 1997. The Licensing Directive establishes a common framework for general authorizations and individual licenses in the field of telecommunication services. The Licensing Directive is intended to allow telecommunications operators to benefit from an EU-wide market for telecommunications and establish a common framework for national authorization regimes and seeks to facilitate cross-border networks and services. The Interconnection Directive standardizes regulatory frameworks to be implemented by EU Member States and their national regulatory authorities, including the regulation of public telecommunications networks and services. The Interconnection Directive governs the manner in which alternative network operators and service providers are permitted to interconnect with the PTTs' public networks. The Interconnection Directive requires national regulators to ensure that interconnection agreements with parties with significant market power provide for access at cost-oriented rates.

         The Interconnection Directive has been amended to provide for carrier selection (ensuring that end-users can select the long distance or international carrier of their choice on a call-by-call basis) as of January 1, 1998, and carrier pre-selection (ensuring that end-users can select the long distance or international carrier


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



of their choice prior to the time calls are made) and number portability (the ability of end-users to keep their numbers when changing operators) by January 1, 2000. Carrier selection and carrier pre-selection are required to be made available by carriers with significant market power. The Interconnection Directive indicates that significant market power could be assumed if the carrier's market share exceeds 25%, but Member States may adopt different standards.

         In December 1999 the European Commission published a draft policy document to review the present regime for telecommunication regulations in the European Union, which in general continues the present regime. After consultations with the industry and other stakeholders, a political review is likely to lead to a new set of directives which will take effect round the year 2003. Certain principal issues which are likely to be changed include institutional structure and the reduction of the size of the regulatory framework.

         Despite these regulatory initiatives supporting the liberalization of the telecommunications market, most EU Member States are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures to replace the monopolistic environment in which the PTTs previously operated. For example, most EU Member States have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of these EC directives differ significantly among the EU Member States. While some EU Member States have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

         There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. Government authorities and agencies are considering laws and regulations that address issues such as user privacy, pricing, on-line content regulation and taxation of on-line products and services. In November 1995, the EC adopted a general directive regarding certain privacy rights of citizens of EU Member States and in December 1997, the EU adopted another directive designed to specifically address privacy rights in the area of telecommunications services. These directives impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. Although, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, we can give no assurances that no laws or regulations will be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet could impose restrictions on the way we conduct our business and could seriously affect our business.

         An overview of the regulatory framework in the individual markets where we operate or intend to operate is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion of the more relevant regulations and current regulatory posture of these jurisdictions. We require licenses, authorizations or registrations in all countries in which we operate to provide our services. Licenses, authorizations and/or registrations have been obtained in The Netherlands and Belgium and we have received an International Facilities License in the United Kingdom. We intend to apply for such licenses and registrations in Luxembourg and France in the near future. Although we expect that these licenses and registrations will be granted, there can be no assurance that we will be able to obtain such licenses, authorizations or registrations or that our operations will not become subject to other regulatory authorization or registration requirements in the countries in which we operate or plan to operate.


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



The Netherlands

         The Telecommunications Act of 1998 provides the current regulatory framework in The Netherlands. This new telecommunications act came into force on December 15, 1998, and remedied the old legislative and regulatory patchwork that had existed as a result of the implementation of a series of EC directives. The new telecommunications act contains provisions that give registered telecommunication services providers rights-of-way, subject to certain conditions, thereby facilitating the construction of the VersaTel Network.

         As part of the liberalization of The Netherlands telecommunications market, the new independent supervisory authority, OPTA, was established by the Ministry of Traffic and Waterways. OPTA started its activities on August 1, 1997. OPTA's main tasks include ensuring compliance with the telecommunications laws and regulations in The Netherlands, granting licenses for telecommunications activities and resolving disputes among market participants, such as disputes regarding interconnection rates. The rulings of OPTA, to date, have given us confidence that new providers of telecommunications services will be granted fair and equal access to the market in The Netherlands.

         The Telecommunications Act also requires providers of public telecommunications services to comply with the specific privacy provisions contained in the act, which are based on the privacy directive of December 1997. In general, providers of public telecommunications services must ensure the protection of personal data and privacy of subscribers and remove the processed data on subscribers with respect to the actual use of the network. In The Netherlands, ISPs are considered to be providers of public telecommunications services referred to in the Telecommunications Act. As a result, ISPs are also bound by the specific privacy provisions for providers of public telecommunications services contained in the Telecommunications Act.

         In August 1997, we obtained one of the first Netherlands registrations to operate as a telecommunications service provider of public voice telephony (other than KPN Telecom). In September 1997, we obtained an infrastructure license with rights-of-way for the construction and operation of telecommunications facilities in a limited geographic area. In December 1998, we obtained the first authorizations under the new telecommunications act to operate as a public telecommunications services provider and network operator. We have received licenses which allow us to test point-to-multipoint radio technology in The Netherlands. It is expected that The Netherlands Government will conduct an auction on frequencies for this point-to-multipoint radio technology (fixed-wireless access) by the first half of 2000. Since May 1999, we have been able to offer our customers our own subscriber numbers, all of which start with "750".

         Since our founding in October 1995, we have adopted a proactive regulatory strategy. In October 1996, we successfully challenged KPN Telecom's use of our invoice records to offer our customers additional discounts. In a warning letter to KPN Telecom, the Directorate for Competition (DG IV) of the EC held this to be an abuse of power by KPN Telecom. Not only did the EC require KPN Telecom to stop using information regarding the calling behavior of customers for competitive activities, such as approaching our customers with discounts and other special offers, it also questioned the legitimacy of KPN Telecom's discount plans for business customers. The EC requires that such discounts be based on actual cost savings and not on predatory pricing tactics. OPTA, to whom the EC had delegated this matter, has recently ruled that these discount plans indeed violate competition law principles and has required KPN Telecom to change them.


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



         We were one of the first voice telephony competitors in The Netherlands to interconnect with KPN Telecom and to implement a carrier select code in all of KPN Telecom's telephone switches. The introduction of carrier pre-selection in The Netherlands, which has been introduced on January 1, 2000, will allow customers the option to pre-select a carrier other than KPN Telecom for all their international and national long distance calls. We continue to seek to obtain lower interconnection rates from KPN Telecom. In July 1998, OPTA ruled that KPN Telecom's origination and termination charges had to be reduced by approximately 55% and 30%, respectively. The terms and conditions of interconnection have had and will continue to have a material effect on the competitive position of VersaTel.

         In December 1998, OPTA issued a ruling on KPN Telecom's end-user tariffs, which were deemed contrary to the principles on cost orientation. As a result, KPN Telecom lowered its end-user tariffs for its national long distance services by approximately 10% in January 1999 and by approximately 20% in May 1999. It is expected that OPTA's ruling will have some negative effects on competition in the market in The Netherlands.

         In December 1998, VersaTel filed a complaint with OPTA asserting that the limited access provided by KPN Telecom to the KPN Telecom network hampered VersaTel's growth. Our customers often experienced busy signals when they tried to dial into the VersaTel Network through our access code. Other Netherlands telecommunications services providers voiced similar complaints. OPTA ruled that KPN Telecom must allow us access to their entire interconnection network. In addition, OPTA ruled that KPN Telecom would be responsible for the additional costs associated with the implementation of such ruling. The ruling does not affect KPN Telecom's access rates.

         In March 1999, OPTA issued a ruling, requiring KPN Telecom to offer unbundled access to local customer access lines at the MDF in KPN Telecom's central exchange offices. Unbundled local access may enable us to offer a high bandwidth package to those customers that are not directly connected to our Network.

         In September 1999, the mobile operators KPN Telecom and Libertel were found to have significant market power which effectively means that other companies such as VersaTel can request interconnection with the networks of these operators.

         The Netherlands government is expected to grant licences for the utilization of point-to-multipoint systems for broad band fixed wireless access. The procedure of assignment will be an auction of five blocks in the 2.6 Giga Hertz band and two blocks in the 3.5 Giga Hertz band and 2.6 Giga Hertz band. The auction is expected to take place in March 2000.

Belgium

         Belgium started the liberalization of its telecommunications market in 1991 with an amendment to the Belgian public post and telecommunications act. It provided the basis for the privatization of Belgacom, and allowed new entrants to the telecommunications services market to provide all services, with the exception of voice telephony, upon obtaining a license. At the same time a new regulatory entity was introduced, the Belgium Institute for Post and Telecommunications (Belgisch Instituut voor Post en Telecommunicatie), under the Ministry of Economy and Telecommunications.

         A further amendment to this act was adopted by the Belgian Parliament in December 1997, to implement the liberalization of voice telephony and infrastructure. The amended act was published in the Belgian Official Journal on January 19, 1998, but in order to implement the amended act certain administrative regulations are required. To prevent any delays in providing access to the market for new entrants, the Ministry of Economy and Telecommunications issued a notice which opened the way for temporary licenses for service providers and infrastructure operators.

         On the basis of the amended telecommunications act, we applied for a licence to construct and operate public telecommunications infrastructure and a license to provide voice telephony nationwide. Both licenses were granted in June 1998. For marketing purposes, we have reserved the same carrier select code "1611" as we currently use in The Netherlands. In August, 1998, we obtained interconnection with Belgacom for carrier selection and call termination services in advance of concluding a definitive interconnect agreement in November 1998.

         In July 1998, various Royal Decrees were published to replace the temporary regime with a definitive one. On that basis, we had to file new applications for an infrastructure license and a license for voice services. On November 9, 1998, we were the first alternative telecommunications services provider to obtain a definitive license for the provision of voice services. On December 21, 1998, we obtained a definitive infrastructure license in Belgium and thereby obtained rights of way in all of Belgium and a special interconnect tariff which is 15% below the tariff for voice service providers.

         In October 1998, we were granted geographic number ranges for the main cities in Belgium, including Brussels, Antwerp, Kortrijk and Gand, in which we plan to start operations. In addition, we obtained number ranges for toll-free
(0800) phone services and premium rate services.

         Pursuant to the new telecommunications act, Belgacom is required as of January 1, 2000, to introduce number portability and carrier pre-selection (equal access). A request by Belgacom to the Belgian regulatory entity, the Belgisch Instituut voor Post en Telecommunicatie, to delay these introductions by four to six months has been denied. However, we expect the implementation to commence with minor delays.

         The Belgisch Instituut voor Post en Telecommunicatie is also expected to grant licenses for the utilization of point-to-multipoint systems for broadband fixed wireless access. However, the procedure of assignment has not been chosen by the Belgisch Instituut voor Post en Telecommunicatie. VersaTel intends to file applications once such procedures are implemented.

         In September 1999, Belgacom introduced a number of new discount schemes which VersaTel deems to be anticompetitive. VersaTel filed a complaint at the relevant court dealing with competition issues requesting the court to suspend these discount schemes. A ruling on this complaint is expected in early of 2000.

Luxembourg

         The Luxembourg telecommunications market has been liberalized since July 1, 1998, six months after liberalization in most other EU Member States. Until that date, P&T Telecom Luxembourg, a state-owned company, had a 100% monopoly in the provision of basic voice telephony and telecommunications infrastructure. A new regulatory entity, the Luxembourg Institute of Telecommunications (Institut Luxembourgeois des Telecommunications), has been installed to oversee the newly deregulated market.


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



Under this new regulatory regime, competition is expected to develop along the same lines as in the other Benelux countries.

         In the second quarter of 1998, the Institut Luxembourgeois des Telecommunications, in co-operation with the Ministry of Telecommunications, published most of the secondary legislation and rulings with the intention to provide a full liberalization of the telecommunications market. However, in the third quarter of 1998, the EC initiated an infringement procedure against Luxembourg asserting the insufficient implementation of the liberalization directives and certain other directives. It primarily concerned the definition of "universal service," the vocal telephony licensing procedure, the financing of the Institut Luxembourgeois des Telecommunications and the adaptation of the Luxembourg law in line with the EC Satellite Directive. In most instances, the situation was assessed as resulting mainly from delays in the adoption of the secondary legislation.

         In January 1999, the Luxembourg government started a consultation period which may lead to an assignment procedure for frequencies to operate point-to-multipoint systems for broadband fixed wireless access.

Germany

         The German Telecommunications Act of July 25, 1996, ended the legal monopoly of Deutsche Telekom AG for the provision of voice telephony and of public telecommunications networks, and immediately liberalized all telecommunications activities, but postponed effective liberalization of voice telephony until January 1, 1998. Since January 1, 1998 the German telecommunications market has been completely open to competition and a new regulatory authority, the Regulierungsbehorde fur Telekommunikation und Post ("RTP"), installed. The German Telecommunications Act has been complemented by several Ordinances. The most significant Ordinances concern license fees, rate regulation, interconnection, universal service, frequencies and customer protection.

         Under the German regulatory scheme, the RTP can grant licenses in four license classes. A license is required for operation of transmission lines that extend beyond the limits of a property and that are used to provide telecommunications services for the general public. The licenses required for the operation of transmission lines are divided into 3 infrastructure license classes: mobile telecommunications (license class 1); satellite (license class
2); and telecommunications services for the general public (license class 3). In addition to the infrastructure licenses, an additional license is required for operation of voice telephony services on the basis of self-operated telecommunications networks (license class 4). A class 4 license does not include the right to operate transmission lines. Licensees that operate transmission lines crossing the boundary of a property have the right to install transmission lines on, in and above public roads, squares, bridges and public waterways without payment; however, when installing transmission lines a planning agreement must be obtained from the relevant authorities. The RTP establishes license fees, and the level of fees imposed on licensees is the subject of several complaints to the RTP and German courts. VEW Telnet has obtained both a class 3 license and a class 4 license for the Westfalia-Lippe region.

         Fixed Network Market: The RTP approved, inter alia, the distance-based interconnection rates which Deutsche Telekom can charge alternative network operators to interconnect their network and route their traffic through the network of Deutsche Telekom.


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



         The average interconnection rate was approved in 1997 by the Federal Ministry for Postal and Telecommunications (now the RTP) at DEM 0.027 per minute. The more points of interconnection (POI's) a carrier establishes and connects with the network of Deutsche Telekom the shorter are the distances Deutsche Telekom carries the traffic and the lower are the distance-based interconnection rates such carrier has to pay to Deutsche Telekom. The current standard draft interconnection agreement and the network concept of Deutsche Telekom contain an obligation to establish 23 points of interconnection within certain time frames. Such migration concept might lead to further investments of VEW Telnet in the future. The delivery periods to receive E1 interconnection connections from Deutsche Telekom are very long and might postpone the growth of VEW Telnet's business in the future.

         The RTP announced the establishment of a new interconnection regime including new rates in the year 2000. It is expected that the RTP will extend the current rate regime, which is set to expire on December 31, 1999, for an interim period until the new regime has been announced and Deutsche Telekom has received approval of the new interconnection rates. It is expected that the new interconnection regime will contain element-based rates instead of distance-based rates as well as several changes in the standard interconnection agreements. The RTP announced that it might consider Deutsche Telekom not in all segments of the market as market dominating carrier. These segments would fall outside the scope of the rate regulation regime and Deutsche Telekom would no longer be obliged to request prior approval of its rates from the RTP.

         Internet/Data Services: A broad variety of local and nation-wide internet access and content providers offer their services in the German market. Internet access charges have decreased in the last months and alternative carriers operate their own backbone networks but are still to a large extent dependent on the interconnection rates to address the traffic to their subscribers.

         Local Loop: In the local loop (access to the subscriber lines) the market position of Deutsche Telekom is two years after liberalization still extremely strong and only a limited number of competitors are currently operating. These alternative carriers focus mainly on business customers and are active primarily in the metropolitan areas with a high density of inhabitants. With the allocation of WLL (Wireless Local Loop) point-to-multi-point frequencies to alternative carriers in the fall of 1999 the RTP expects that competition in the local loop will increase in the near future. In addition, Deutsche Telekom is in the process of selling its broadcasting cable network which has been split for this purpose into nine regions. The broadcasting network is considered after further investments by the new owners (availability of a back channel) as the second alternative network in the local loop. These networks will compete in the future with VEW Telnet's network.

Properties

         Our principal executive offices are located at Paalbergweg 36, Amsterdam-Zuidoost, The Netherlands. The lease agreement for this location will expire in May 2003. Our Belgian offices are located at Noorderlaan 133 in Antwerp. The lease agreement for this location will expire in May 2007. We recently entered into a lease agreement for a new head office in Amsterdam. We intend to move most of our employees to this new office space in April 2000. The new lease agreement will expire on February 1, 2010.

         VuurWerk's offices are located at Gedempte Oude Gracht 82-E, 2011 GV Haarlem, The Netherlands. The lease agreement for this location will expire on September 31, 2000.

         SpeedPort's offices are located at Kruislaan 400, 1098 SM Amsterdam, The Netherlands. The lease agreement for this location expires November 1, 2000.

         CSNet's offices are located at Brugweg 56, 2741 KZ Wadinxveen, The Netherlands. The lease agreement for this location expires on November 1, 2000.

         ITinera's offices are located at Dam 171, 8500 Kortrijk, Belgium. The lease agreement for this location expires on August 31, 2006.

         Svianed's offices are currently located at Jan Tooropstraat 109, 1040 HD Amsterdam, The Netherlands. The lease agreement for this location expires on January 1, 2000. As of January 1, 2000 the operations of Svianed will be moved to Paalbergweg 36.

Employees

         As of September 30, 1999, VersaTel had 543 full-time employees and approximately 150 full-time consultants. In addition, we employ approximately 50 temporary employees at any given time. None of our employees is represented by a labor union or covered by a collective bargaining agreement, and we have never experienced a work stoppage. We consider our employee relations to be good.

Intellectual Property

         We have registered the trademark (woordmerk) "VersaTel" with the Benelux trademark bureau (Benelux Merkenbureau). Applications for similar registrations are pending in the other EU Member States. We have obtained rights to the Internet domain name "www.versatel.com" and initiated formal registration procedures with Internic, the European Union domain registration authority. Zon recently applied for trademark registration of the "Zon" logo, although we can provide no assurance that this application will be successful.

Legal Proceedings

         We have filed complaints in the past with the European Commission, OPTA and the Minister of Transport and Waterways of The Netherlands as part of its regulatory strategy. We also make routine filings with the regulatory agencies and governmental authorities in the countries in which we operate or intend to operate.

         VersaTel is from time to time involved in routine litigation in the ordinary course of business. We believe that no currently pending litigation to which VersaTel is a party will have a material adverse effect on our financial position or results of operations.

                                   Management

         The members of the supervisory board and the management board of VersaTel and other significant employees of VersaTel and their respective ages and positions are set forth below.

Management Board

         R. Gary Mesch is the sole managing director (statutair directeur) of VersaTel.

Supervisory Board

Name                              Age    Position
----                              ---    --------
Leo W.A.M. van Doorne..............40    Chairman
Johan G. Wackwitz..................44    Member
James R. Meadows...................57    Member
Sander van Brummelen...............57    Member

Executive Officers

Name                              Age    Position
----                              ---    --------
R. Gary Mesch......................46    Managing Director
W. Greg Mesch......................39    Vice President Corporate Development
Raj Raithatha......................37    Vice President Finance and Chief
                                         Financial Officer
Larry Hendrickson..................56    Vice President Technology and Chief
                                         Technology Officer
Marc A.J.M. van der Heijden........40    Vice President Legal and Regulatory
                                         Affairs
Frits R. Kunnen....................64    Chief Operations Officer

Supervisory Board

         Under Netherlands law and the articles of association of VersaTel, the management of VersaTel is entrusted to the management board (Directie) under the supervision of the supervisory board (Raad van Commissarissen). Under the laws of The Netherlands, supervisory directors cannot at the same time be managing directors of the same company. The primary responsibility of the supervisory board is to supervise the policies pursued by the management board and the general course of affairs of VersaTel and its business. In fulfilling their duties, the members of the supervisory board are required to act in the best interests of VersaTel and its business.

         Pursuant to the articles of association, the supervisory board consists of such number of members as may be determined by the general meeting of shareholders. The members of the supervisory board are appointed by the general meeting of shareholders. Resolutions of the supervisory board require the approval of a majority of the members. The supervisory board meets each time this is deemed necessary by one of its members. Every retiring supervisory director may be reappointed, provided that such supervisory director has not attained the age of 72. A member of the supervisory board must retire not later than on the day of the general meeting of shareholders held in the fiscal year in which such member reaches the age of 72.

         A member of the supervisory board may at any time be suspended or removed by the general meeting of shareholders. The members of the supervisory board may receive such compensation as may be determined by the general meeting of shareholders.

Management Board

         The management of VersaTel is entrusted to the management board under the supervision of the supervisory board. The articles of association provide that the management board may from time to time adopt written policies governing its internal organization. Such written policies require the approval of the supervisory board. In addition, the articles of association list certain actions which require prior approval of the supervisory board. Such actions include, among other things: (i) borrowing or lending money; (ii) participating directly or indirectly in the capital of another company; (iii) making any investments; and (iv) providing security in the name of VersaTel or its property.

         The management board consists of such number of members as may be determined by the general meeting of shareholders. In addition, the general meeting of shareholders appoints the members of the management board.

         The general meeting of shareholders has the power to suspend or dismiss members of the management board. The supervisory board also has the power to suspend members of the management board. If a member of the management board is temporarily prevented from acting, the remaining members of the management board shall temporarily be responsible for the management of VersaTel. If all members of the management board are prevented from acting, a person appointed by the supervisory board (who may be a member of the supervisory board) will be temporarily responsible for the management of VersaTel. The compensation and other terms and conditions of employment of the members of the management board are determined by the general meeting of shareholders.

Biographies

         R. Gary Mesch has served as Managing Director of VersaTel individually or through his position as President of Open Skies International Inc. ("Open Skies") since October 1995. In 1991 he founded and became President of Open Skies, a telecommunications consultancy with operations based in Amsterdam, which provided consulting for early stage development of competitive European telecommunications businesses. From 1991 to 1995 Open Skies advised such clients as Unisource, PTT Telecom International, Inmarsat, NEC and Eurocontrol. In 1984 he founded and until 1990 he managed the commercial operations of NovaNet, a Denver-based provider of satellite-based data communications networks. NovaNet was acquired by ICG Communications in 1993. From 1981 to 1983 he served as director of sales for Otrona Advanced Systems, a Colorado-based manufacturer of high performance computer systems. From 1975 to 1981 he served as a senior systems engineer with Westinghouse Electric. Mr. Gary Mesch holds a B.S. in Electrical Engineering from the University of Colorado and an M.B.A. from Denver University.

         Leo W.A.M. van Doorne has served as Chairman of the Supervisory Board of VersaTel since December 1995. Since 1996, Mr. van Doorne has been the Managing Director of NeSBIC Groep B.V., a venture capital company and a subsidiary of Fortis, an international group of more than 200 companies operating in the fields of insurance, banking and investments. Worldwide, Fortis has over 58,000 employees. From 1994 to 1996 he served as Managing Director of NeSBIC Venture Management B.V. From 1990 to 1994 he was Regional Director of Banque de Suez Nederland N.V. Mr. van Doorne serves as a member of the supervisory board of various other companies. Mr. van Doorne holds a degree in law from the University of Utrecht.

         Johan G. Wackwitz has served as a member of the Supervisory Board of VersaTel since August 1998. Mr. Wackwitz is a member of the management board of COBEPA S.A. and Paribas Deelnemingen N.V. From 1991 to 1993 he was employed by Paribas in its capital markets division and responsible for the Benelux within the investment banking group. From 1979 to 1991 he served at various management positions at Bankers Trust Company. Mr. Wackwitz serves as a member of the supervisory board of various other companies. Mr. Wackwitz holds a degree in economics from the Rijks Universiteit Groningen and an M.B.A. from Columbia University.

         James R. Meadows has served as a member of the Supervisory Board of VersaTel since August 1998. Mr. Meadows is Senior Vice President and co-founder of PrimeTEC International, Inc., a U.S.-based international telecommunications services provider, since 1997. From 1989 to 1997 he served as Director of Government Affairs at Capital Network System, Inc. (CNSI), a telecommunications services provider. Mr. Meadows is a member of the Board of Directors of Lone Star 2000, a public policy foundation, and of Comptel. Mr. Meadows holds a degree in history from the University of Texas at Austin.

         Sander van Brummelen has served as a member of the Supervisory Board of VersaTel since July, 1999. Mr. Van Brummelen is a Managing Director of Gak Holding since 1996. From 1992 to 1996 he served as a principal director of Gak and from 1982 to 1992 he served as IT director of Gak. From 1979 to 1982 he served in managing positions at KPN Telecom. Mr. van Brummelen serves as a member of the supervisory board of various other companies. Mr. van Brummelen holds a degree in technical engineering from the University of Delft.

         W. Greg Mesch has served as Vice President Corporate Development since October 1999. He has served as Chief Operations Officer of VersaTel from April 1998 to October 1999. From VersaTel's inception in 1995 until August 1998, he served as a member of the Supervisory Board of VersaTel nominated by Telecom Founders and has performed operations consulting roles for VersaTel. From 1993 to 1997, Mr. Mesch was the Chief Operations Officer of Esat Telecom plc, a public company listed on NASDAQ. From 1986 to 1992, he served as Chief Executive Officer of Nova Net, a Denver-based provider of satellite-based data communications networks, which he founded with his brother Mr. Gary Mesch. Mr. Mesch has been a Director of In-Touch Associates Ltd., a U.K.-based telecommunications consulting firm, since 1997 and is an Advisory Board Member to NeSBIC Converging Technologies Fund. Mr. Mesch has an M.B.A. from Denver University.

         Raj Raithatha has served as Vice President Finance and Chief Financial Officer of VersaTel since April 1998. From 1994 to April 1998 he has served as Chief Financial Officer and Director of Business Development of ACC Corp.'s European Operations. From 1992 to 1994 he served as Finance Director of Bay Trading Company. From 1989 to 1992, he served as divisional finance director at Securiguard Group plc and from 1987 to 1989 he was financial controller at Harrison Willis. From 1983 to 1987 he was employed by KPMG Peat Marwick. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales.

         Larry Hendrickson has served as Vice President Technology and Chief Technology Officer of VersaTel since April 1998. From 1994 to 1998 he was senior consultant and partner of DDV Telecommunications Strategies, a Benelux-based telecommunications consulting company, and from 1993 to 1994 he was an independent telecommunications consultant. From 1986 to 1993 he served at various management positions at Cincinnati Bell, including President of Europe Group, President and Chief Executive Officer of LDN Communications (Cincinnati
Bell) and President of the Mobile Communications Division of Cincinnati Bell Information Systems. From 1964 to 1986 he was employed by AT&T. Mr. Hendrickson holds a B.S. in management from the Massachusetts Institute of Technology and completed the Advanced Management Program at Harvard Business School.

         Marc A.J.M. van der Heijden has served as Vice President Legal and Regulatory Affairs of VersaTel since June 1998. Mr. van der Heijden served as regulatory counsel to VersaTel on matters of telecommunications law and regulatory policy since October 1995 as an independent consultant. As an independent consultant on telecommunications law he has acted as advisor to the EC, the governments of The Netherlands and the United Kingdom, and various telephone companies, such as France Telecom and KPN Telecom, and financial institutions, such as ABN AMRO and Nederlandse Investerings Bank. He worked as an expert for KPMG Peat Marwick on bidding processes for mobile telephony and sale of cable companies. Mr. Van der Heijden holds a degree in law.

         Frits R. Kunnen has served as Chief Operations Officer since October 1999. He has served as Vice President and, Director Special Assignments from October 1998 to October 1999. Mr. Kunnen has served in these capacities pursuant to a consultancy agreement. In 1991, he founded Sharp Electronics Benelux
B.V., for which he served as President and Chief Executive Officer from 1991 to 1997. From 1990 to 1991 he served as Managing Director and Member of the Group Council of the Samas Group N.V., where he was responsible for the Office Equipment and Software divisions. From 1989 to 1990 he was Interim Manager of the Defense and Control Systems Division and finally as Director of Far East Operations of Philips N.V., where he was responsible for the divestment of this division. From 1960 to 1989 he served as Group Product Manager, Regional
Manager and Director of the Components Division of Philips N.V. Mr. Kunnen holds a degree in electronics from the University of Delft.

Executive Compensation

         The total aggregate compensation for the supervisory board of VersaTel for services in all capacities for 1998 was NLG 34,477. The total aggregate compensation (including amounts paid pursuant to management and consulting agreements) of all executive officers (including the managing director) of VersaTel as a group for 1998 was NLG 2,449,209. The total aggregate compensation for the management board of VersaTel for services in all capacities for 1998 was NLG 326,483. In 1998, options covering 4,550,000 ordinary shares were granted to our executive officers (including the managing director) and no options were granted to members of the supervisory board.

         During 1998, VersaTel did not accrue any amounts to provide pension, retirement and similar benefits to the executive officers of VersaTel or to any of the managing or supervisory directors of VersaTel.

Stock Option Plans

1997 Stock Option Plan

         In December 1996, our shareholders approved the 1997 Stock Option Plan. The 1997 Plan provides for the grant of options to certain key employees of VersaTel to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. Under the 1997 Plan, no options have been granted with an expiration date of more than five years after the granting of the option. The option exercise price is determined in the particular grant of the option.

         The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to VersaTel or to another party designated by VersaTel at the applicable purchase price. Unless otherwise specified in the particular grant of the option, the purchase price will be the fair market value of the ordinary shares minus a penalty discount. The 1997 Plan contains provisions in the event of a dispute regarding the fair market value of the ordinary shares. The penalty discount, if any, is determined by the length of employment of the particular option holder.

         Pursuant to the Shareholders' Agreement, Telecom Founders, Cromwilld and NeSBIC must make available the shares underlying the depositary receipts to be issued under the 1997 Plan. As of the date of this prospectus, 398,000 options to purchase 398,000 depositary receipts had been granted under the 1997 Plan and VersaTel does not intend to grant any more options under the 1997 Plan.

1998 Stock Option Plan

         In March 1998, our shareholders approved the 1998 Stock Option Plan. The 1998 Plan allows VersaTel to grant options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. The option period will commence at the date of the grant and will last five years. The option exercise price shall be the economic value of the depositary receipt at the date of the grant of the option. The 1998 Plan contains specific provisions for the determination of the economic value of the depositary receipts.

         The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the exercise of the option, to VersaTel or to another party designated by VersaTel, at a purchase price equal to the economic value of the depositary receipts.

         As of the date of this prospectus, 5,000,000 options to purchase 5,000,000 depositary receipts have been granted under the 1998 Plan and the Company does not intend to grant any more options under the 1998 Plan. Of these 5,000,000 options, 1,940,000 options have been exercised for a total of 1,940,000 depositary receipts.

1999 Stock Option Plan

         In January 1999, our shareholders approved the 1999 Stock Option Plan. The 1999 Plan allows VersaTel to grant options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. The option period will commence at the date of the grant and will last five years. The option exercise price shall be determined by VersaTel.

         The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the exercise of the option, to VersaTel or to another party designated by VersaTel, at a purchase price equal to the economic value of the depositary receipts. The 1999 Plan contains specific provisions for the determination of the economic value of the depositary receipts.

         As of the date of this prospectus, 1,908,500 options to purchase depositary receipts have been granted under the 1999 Plan. VersaTel expects to grant an additional 591,500 options under the 1999 Plan.

2000 Stock Option Plan

         In December 1999, our supervisory board approved the 2000 Stock Option Plan. The 2000 Plan allows VersaTel to grant options to employees to purchase ordinary shares of VersaTel. The option period will commence at the date of the grant and will last five years. The option exercise price shall be determined by VersaTel. We have reserved 3,000,000 ordinary shares for issuance under the 2000 Stock Option Plan.

         As of the date of this prospectus, no options to purchase ordinary shares have been granted under the 2000 Plan.

         The depositary receipts issued under the 1997 Plan, the 1998 Plan and the 1999 Plan will be administered by the Stichting Administratiekantoor VersaTel. As of the date of this prospectus, there have been 4,550,000 options granted to our executive officers. No options have been granted to any of our supervisory board members.

                             Principal Shareholders

         As of December 31, 1999, 79,224,986 ordinary shares are issued and outstanding. The following table sets forth information regarding the beneficial ownership of the ordinary shares of VersaTel as of December 31, 1999, by each beneficial owner of 5.0% or more of the ordinary shares and by the executive officers and directors of VersaTel as a group.

                                                                       Number         Percent of Shares
Name of Beneficial Owner                                             of Shares          Outstanding(1)
------------------------                                             ---------        -----------------
NeSBIC Venture Fund C.V.(2)(3).....................................  15,162,896             19.1%
Paribas Deelnemingen N.V...........................................   7,282,340              9.2
Cromwilld Limited..................................................   5,853,036              7.4
Telecom Founders B.V.(2)(4)........................................   5,663,568              7.1
                                                                     ----------             -----
      Total........................................................  33,961,840             42.8%
All directors and executive officers as a group(5).................   7,603,568              9.6%

---------------

(1) Percentages do not reflect the issuance of an aggregate of 130,000 shares approved for issuance by our shareholders in connection with earn-out obligations relating to the acquisitions of SpeedPort and ITinera. Does not give effect to dilution from the exercise of warrants covering 4,441,022 ordinary shares issued in the First High Yield Offering and the Second High Yield Offering that have not been exercised as of December 31, 1999 or to options granted to employees covering 5,291,500 ordinary shares (348,000 of which are non-dilutive in that the shares underlying such options are currently outstanding and will be provided to us by the holders thereof) (all as adjusted to give effect to the 2-for-1 stock split on April 13, 1999). See "Management--Stock Option Plans" and "Description of Warrants."
(2) Includes an aggregate 348,000 ordinary shares that may be forfeited by Telecom Founders B.V. and NeSBIC Venture Fund C.V. pursuant to options exercised under the 1997 option plan.
(3) Includes 1,274,510 ordinary shares held by NeSBIC Groep B.V., an affiliate of NeSBIC Venture Fund C.V.
(4) Telecom Founders B.V., a Netherlands company, is a wholly owned subsidiary of Relyt Holdings N.V., a Netherlands Antilles company owned by R. Gary Mesch. The Company understands that Telecom Founders B.V. has issued depositary receipts representing nearly half of its shareholding in VersaTel to certain persons, including officers and directors of VersaTel.
(5) Reflects (i) the 5,663,568 shares held by Telecom Founders B.V., beneficial ownership of which may be attributed to Mr. R. Gary Mesch and other executive officers of VersaTel upon the exchange of their depositary receipts in Telecom Founders, and (ii) 1,940,000 shares issued as a result of options exercised by certain executive officers.

                              Selling Shareholders

         All Warrants offered hereby by the Selling Shareholders were originally issued by VersaTel as part of the First High Yield Offering and the Second High Yield Offering. All Shares offered hereby by the Selling Shareholders will be issued to the Selling Shareholders upon the exercise by the Selling Shareholders of the Warrants held by such Selling Shareholder. The following table sets forth estimated information regarding the beneficial ownership of the Shares by the Selling Shareholders and assumes that all Warrants currently owned by the Selling Shareholders have been exercised by the Selling Shareholders upon payment in full of the exercise price.

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------
ACM Global Strategic Income Fund                  36,668               *                36,668           0                  *
1345 Avenue of the Americas
New York, NY 10105

AGI - Global High Yield                           73,337               *                73,337           0                  *
1345 Avenue of the Americas
New York, NY 10105

AIM Management                                   497,091               *               497,091           0                  *
11 Greenway Plaza #100
Houston, TX 77046

Alliance High Yield Fund                          66,670               *                66,670           0                  *
1345 Ave. of the Americas - 38th Floor
New York, NY 10105

ACE American Insurance Company, c/o                3,800               *                 3,800           0                  *
Cigna Investments, Inc.
900 Cottage Grove Road, S-116
Hartford, CT 06152-2116

ACE Property and Casualty Insurance                5,100               *                 5,100           0                  *
Company, c/o
Cigna Investments, Inc
900 Cottage Grove Road, S-116
Hartford, CT 06152-2116

Banco Di Sardegna - EPTA High Yield                6,667               *                 6,667           0                  *
VIA Camperio 8
20123 Milano-Italy

BDS EPTA Europa                                    6,667               *                 6,667           0                  *
1345 Avenue of the Americas
38th Floor
New York, NY 10105

Cigna High Income Shares, c/o                     87,337               *                87,337           0                  *
Cigna Investments, Inc.
900 Cottage Grove Road, S-116
Hartford, CT 06152-2116


                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

Connecticut General Life Insurance                57,669               *                57,669           0                  *
Company, c/o
Cigna Investments, Inc.
900 Cottage Grove Road, S-116
Hartford, CT 06152-2116

Pacific Employers Insurance Company, c/o           1,100               *                 1,100           0                  *
Cigna Investments, Inc.
900 Cottage Grove Road, S-116
Hartford, CT 06152-2116

Washington Suburban Sanitary Commission            5,000               *                 5,000           0                  *
Employees Retirement Plan c/o
Cigna Investments, Inc.
900 Cottage Grove Road, S-116
Hartford, CT 06152-2116

Endeavor High Yield Bond Fund, c/o                 1,333               *                 1,333           0                  *
Massachusetts Financial Services (MFS)
500 Boylston Street
Boston, MA 02116

Jefferson Pilot Variable Fund High Yield, c/o      1,066               *                 1,066           0                  *
Massachusetts Financial Services (MFS)
500 Boylston Street
Boston, MA 02116

Members High Income Fund, c/o                        666               *                   666           0                  *
Massachusetts Financial Services (MFS)
500 Boylston Street
Boston, MA 02116

MFS High Yield Opportunities Fund, c/o             2,666               *                 2,666           0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

MFS Funds-European High Yield Bond                   333               *                   333           0                  *
Fund, c/o
MFS Investment Management
500 Boylston Street
Boston, MA 02116

MFS/Sun Life-High Yield Series, c/o               30,001               *                30,001           0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

High Yield Variable Account, c/o                  14,667               *                14,667           0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116


                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

MFS Funds-U.S. High Yield Bond Fund, c/o              333               *                333            0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

MFS Institutional High Yield Fund, c/o                533               *                533            0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

MFS High Income Fund, c/o                         145,673               *            145,673            0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

MFS Meridian U.S. High Yield Fund, c/o             24,401               *             24,401            0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

MFS VIT - MFS High Income Series, c/o               4,666               *              4,666            0                  *
MFS Investment Management
500 Boylston Street
Boston, MA 02116

Fidelity Advisor Series II, c/o                    94,138               *             94,138            0                  *
Fidelity Advisor High Yield Fund
82 Devonshire Street - E20E
Boston, MA 02109

Fidelity Advisor Series II, c/o                     4,533               *              4,533            0                  *
Fidelity Advisor Strategic Income Fund
82 Devonshire Street - E20E
Boston, MA 02109

Fidelity Capital & Income Fund                     37,676               *             37,676            0                  *
82 Devonshire Street - E20E
Boston, MA 02109

Fidelity Management Trust Company                  15,667               *             15,667            0                  *
82 Devonshire Street - E20E
Boston, MA 02109

EQ Alliance High Yield Portfolio                  133,340               *            133,340            0                  *
1345 Ave. of the Americas - 38th Floor
New York, NY 10105

Janus Flexible Income Fund, c/o                    36,001               *             36,001            0                  *
Janus Capital Corporation
100 Fillmore St., Suite 300
Denver, CO 80206

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

Idex Flexible Income Fund , c/o                    1,000              *                 1,000           0                  *
Janus Capital Corporation
100 Fillmore St., Suite 300
Denver, CO 80206

Aspen Flexible Income Fund, c/o                    3,000              *                 3,000           0                  *
Janus Capital Corporation
100 Fillmore St., Suite 300
Denver, CO 80206

Kemper High Income Trust                          10,133              *                10,133           0                  *
222 South Riverside Plaza
Chicago, Illinois  60606

Kemper Multi-Market Income Trust                   4,666              *                 4,666           0                  *
222 South Riverside Plaza
Chicago, Illinois  60606

Kemper Variable Series - Kemper High Yield        19,067              *                19,067           0                  *
Portfolio
222 South Riverside Plaza
Chicago, Illinois  60606

Kemper Strategic Income Fund                      18,934              *                18,934           0                  *
222 South Riverside Plaza
Chicago, Illinois  60606

Kemper High Yield Series - Kemper High           230,544              *               230,544           0                  *
Yield Fund
222 South Riverside Plaza
Chicago, Illinois  60606

Kemper Income Trust-Kemper High Yield              3,333              *                 3,333           0                  *
Fund II
222 South Riverside Plaza
Chicago, Illinois 60606

Kemper High Yield Series-Kemper High               3,333              *                 3,333           0                  *
Yield Opportunity Fund
222 South Riverside Plaza
Chicago, Illinois 60606

LB Series Fund, Inc., High Yield Portfolio        56,002              *                56,002           0                  *
625 Fourth Avenue South
Minneapolis, MN 55415

Lehman Brothers Inc.                             353,350              *               353,350           0                  *
3 World Financial Center
New York, NY 10285

Lutheran Brotherhood High Yield Fund              37,335              *                37,335           0                  *
625 Fourth Avenue South
Minneapolis, MN 55415

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

The Mitsui Trust & Banking Co. Ltd.                66,670               *                66,670         0                  *
Alliance High Yield Bond Open
2-1-1, Nihonbashi-Muromachi
Chuo-Ku
Tokyo, 103-0022

Morgan Stanley Dean Witter High Income             13,334               *                13,334         0                  *
ADV Trust
Two World Trade Center, 71st Floor
New York, NY 10048

Morgan Stanley Dean Witter,                         2,666               *                 2,666         0                  *
 SEL DIM INV SER-Diversified Income
Two World Trade Center, 71st Floor
New York, NY 10048

Morgan Stanley Dean Witter Diversified             37,335               *                37,335         0                  *
Income Trust
Two World Trade Center, 71st Floor
New York, NY 10048

Morgan Stanley Dean Witter High Income             20,001               *                20,001         0                  *
Adv Trust II
Two World Trade Center, 71st Floor
New York, NY 10048

Morgan Stanley Dean Witter High Income              6,667               *                 6,667         0                  *
Adv Trust II
Two World Trade Center, 71st Floor
New York, NY 10048

Morgan Stanley Dean Witter, High Yield            486,691               *               486,691         0                  *
Securities
Two World Trade Center, 71st Floor
New York, NY 10048

Morgan Stanley Dean Witter,                        33,335               *                33,335         0                  *
Var Inv Ser-High Yield
Two World Trade Center, 71st Floor
New York, NY 10048

Smith Barney Balanced Fund                         22,067               *                22,067         0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Smith Barney High Income Fund                     145,940               *               145,940         0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

The Nikko Trust and Banking Corporation           173,342               *               173,342          0                  *
Alliance Global High Income Open Portfolio A
1-1, Marunouchi 3-Chome
Chiyoda-Ku, Tokyo, 100-0005
Japan

The Nikko Trust and Banking Corporation            32,001               *                32,001          0                  *
Alliance Global High Income Open Portfolio B
1-1, Marunouchi 3-Chome
Chiyoda-Ku, Tokyo, 100-0005
Japan

Greenwich Street Series - Diversified               1,333               *                 1,333          0                  *
Strategic Income Portfolio
388 Greenwich Street, 23rd Floor
New York, NY 10013

Smith Barney Diversified Strategic Income          79,137               *                79,137          0                  *
Fund
388 Greenwich Street, 23rd Floor
New York, NY 10013

High Income Opportunity Fund                        8,333               *                 8,333          0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Smith Barney High Income Portfolio                  3,800               *                 3,800          0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Managed High Income Fund                           34,668               *                34,668          0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Prudential High Yield Total Return Fund,           13,334               *                13,334          0                  *
Inc., c/o
The Prudential Investment Corporation
Two Gateway Center, Third Floor
Newark, NJ 07102

The Prudential Series Fund, Inc. High Yield        26,668               *                26,668          0                  *
Bond Portfolio, c/o
The Prudential Investment Corporation
Two Gateway Center, Third Floor
Newark, NJ 07102

Prudential High Yield Fund, Inc., c/o             120,006               *               120,006          0                  *
The Prudential Investment Corporation
Two Gateway Center, Third Floor
Newark, NJ 07102

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

Agway Inc. Employees Retirement Trust                266               *                   266           0                  *
c/o The Putnam Advisory Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Abbott Laboratories Annuity Retirement Plan        1,866               *                 1,866           0                  *
c/o The Putnam Advisory Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Strategic Global Fund-High Yield Fixed             2,200               *                 2,200           0                  *
Income (Putnam) Fund
c/o The Putnam Advisory Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Ameritech Pension Trust                            4,400               *                 4,400           0                  *
c/o The Putnam Advisory Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Southern Farm Bureau Annuity Insurance             2,800               *                 2,800           0                  *
Company
c/o The Putnam Advisory Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam High Yield Managed Trust                   13,067               *                13,067           0                  *
c/o Putnam Fiduciary Trust Company
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam High Yield Fixed Income Fund, LLC           3,400               *                 3,400           0                  *
c/o Putnam Fiduciary Trust Company
7 Shattuck Road, C-8-A
Andover, MA 01810

Ameritech Non-Management Umbrella                     33               *                    33           0                  *
Welfare Benefit Plan
c/o Putnam Fiduciary Trust Company
7 Shattuck Road, C-8-A
Andover, MA 01810

The George Putnam Fund of Boston                   3,600               *                 3,600           0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Income Fund                                 5,866               *                 5,866           0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

Putnam Equity Income Fund                             200             *                   200          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam High Yield Trust                           129,606             *               129,606          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Balanced Retirement Fund                       533             *                   533          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Global Governmental Income Trust            12,667             *                12,667          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam High Yield Advantage Fund                  135,673             *               135,673          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam High Income Convertible and Bond             1,733             *                 1,733          0                  *
Fund
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Variable Trust-Putnam VT High               33,201             *                33,201          0                  *
Yield Fund
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Variable Trust-Putnam Global Asset           1,466             *                 1,466          0                  *
Allocation Fund
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Master Income Trust                          6,533             *                 6,533          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Premier Income Trust                        16,267             *                16,267          0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

Putnam Master Intermediate Income Trust            9,733                *                 9,733         0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Diversified Income Trust                   73,470                *                73,470         0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Convertible Opportunities and               1,533                *                 1,533         0                  *
Income Trust
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Asset Allocation Funds-Growth               2,133                *                 2,133         0                  *
Portfolio
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Asset Allocation Funds-Balanced             5,466                *                 5,466         0                  *
Portfolio
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Asset Allocation Funds-Conservative         1,733                *                 1,733         0                  *
Portfolio
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Funds Trust-Putnam High Yield              30,134                *                30,134         0                  *
Trust II
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Managed High Yield Trust                    3,333                *                 3,333         0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Travelers Series Fund Inc.-Putnam                  2,000                *                 2,000         0                  *
Diversified Income Portfolio
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

Putnam Strategic Income Fund                       2,733               *                 2,733           0                  *
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Variable Trust-Putnam VT                    8,667               *                 8,667           0                  *
Diversified Income Fund
c/o Putnam Investments
7 Shattuck Road, C-8-A
Andover, MA 01810

Smith Barney USA High Yield Fund                   6,000               *                 6,000           0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Zenix Income Fund                                  3,533               *                 3,533           0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Global Horizon Diversified Strategic Income        1,000               *                 1,000           0                  *
Fund
388 Greenwich Street, 23rd Floor
New York, NY 10013

Nomura Global Investment Fund                      1,333               *                 1,333           0                  *
388 Greenwich Street, 23rd Floor
New York, NY 10013

Saudi International Bank                          16,667               *                16,667           0                  *
One Knightsbridge
London SWIX 7X5

Target/United Funds, Inc. High Income              6,667               *                 6,667           0                  *
Portfolio, c/o
Waddell & Reed, Inc.
6300 Lamar Avenue, P.O. Box 29217
Shawnee Mission, KS 66201-9217

United High Income Fund, Inc., c/o                50,002               *                50,002           0                  *
Waddell & Reed, Inc.
6300 Lamar Avenue, P.O. Box 29217
Shawnee Mission, KS 66201-9217

United High Income Fund II, Inc., c/o             20,001               *                20,001           0                  *
Waddell & Reed, Inc.
6300 Lamar Avenue, P.O. Box 29217
Shawnee Mission, KS 66201-9217

Waddell & Reed Funds, Inc. High Income             3,333               *                 3,333           0                  *
Fund, c/o
Waddell & Reed, Inc.
6300 Lamar Avenue, P.O. Box 29217
Shawnee Mission, KS 66201-9217

                                                      Before the Offering                                 After the Offering
                                                      -------------------                                 ------------------

                                                   Number            Percent          Shares          Number             Percent
                                                 of Shares          of Shares          Being         of Shares          of Shares
Name                                               Owned         Outstanding(1)       Offered       Outstanding       Outstanding(1)
----                                             ---------       --------------       --------      -----------       --------------

All other warrantholders combined                390,887               *                390,887          0                  *

---------------
*        Less than 1.0%.

(1) Based on shares outstanding as of December 31, 1999. All shares issuable upon exercise of the currently outstanding warrants are deemed outstanding for the purpose of computing the percentage ownership of the person holding such warrants but are not deemed outstanding for computing the percentage ownership of any other person.

                      Description of Material Indebtedness

         In 1999, VersaTel was able to secure the following additional debt financing, in addition to the First Notes and the Second Notes issued by VersaTel in 1998 as part of the First High Yield Offering and the Second High Yield Offering, respectively.

The Third High Yield Offering

         In the Third High Yield Offering in July 1999, VersaTel issued $180,000,000 in aggregate principal amount of 11 7/8% Senior Dollar Notes due 2009 and Euro 120,000,000 in aggregate principal amount of 11 7/8% Senior
Euro Notes due 2009. The notes were sold to Lehman Brothers International (Europe), ING Barings LLC and ING Barings Limited, as underwriters. Interest on the Third Notes will be paid semi-annually on January 15 and July 15, beginning January 15, 2000. Unlike the holders of the First Notes and the Second Notes, the holders the Third Notes will not have the benefit of any securities placed in escrow to fund any interest payments on the Third Notes. The Third Notes are redeemable at the option of VersaTel, in whole or in part, at any time on or after July 15, 2004, at 105.937% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after July 15, 2007. In addition, at any time prior to July 15, 2002, VersaTel may, at its option, redeem from time to time up to 35% of the aggregate principal amount of either series of Third Notes at a redemption price equal to 111.875% of the aggregate principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the date of redemption with the proceeds of one or more public equity offerings by VersaTel, provided that at least 65% of the aggregate original principal amount of such series remains outstanding immediately after the occurrence of such redemption. The Third Notes may also be redeemed at our option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, and all additional amounts, if any, then due and which will become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands taxes or as a result of any change in the application of Netherlands tax laws or regulations that require VersaTel to pay additional amounts that VersaTel determines cannot be avoided by taking reasonable steps. The Third Notes rank equal in right of payment to the First Notes, the Second Notes (except with respect to the securities placed in escrow to fund interest payments on the First Notes and Second Notes, respectively) and all other senior indebtedness of VersaTel, including the Convertible Notes, and will be senior in right of payment to any future subordinated indebtedness of VersaTel.

         The indentures governing each series of Third Notes contain covenants applicable to VersaTel and certain of its subsidiaries, including limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting restricted subsidiaries, the issuance and sale of capital stock of restricted subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by restricted subsidiaries, consolidations and mergers, and provision of financial statements and reports. Each indenture also requires VersaTel to commence and consummate an offer to purchase the Third Notes, for 101% of the aggregate principal amount, upon certain events constituting or which may constitute a change of control of VersaTel. Under certain circumstances, VersaTel will be required by each indenture to offer to purchase the Third Notes with the proceeds of the sale of certain assets. Each indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the Third Notes to become or to be declared to be immediately due and payable. Holders of Third Notes may under certain circumstances be entitled to receive additional payments in respect of taxes and similar charges in respect of payments on the Third Notes. Each indenture governing the Third Notes is also subject to, and governed by, the Trust Indenture Act.

The Convertible Notes Offering

         In the Convertible Notes Offering in December 1999, VersaTel issued 4% Convertible Senior Notes due 2004 in an aggregate principal amount of Euro 300,000,000. The Convertible Notes were sold to Morgan Stanley & Co. International Limited, Lehman Brothers International (Europe) and ING Bank N.V. as the placement agents, who subsequently sold them to institutional investors in reliance on exemptions under the Securities Act. The Convertible Notes will mature on December 17, 2004 and be payable at a price of 126.6642% of the initial principal amount. Interest on the Convertible Notes will be paid annually in arrears on December 17, beginning December 17, 2000. In the event any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature is required by law, no additional amounts will be payable to the holders of the Convertible Notes. The Convertible Notes are direct, unsecured obligations of VersaTel and will rank equal in right of payment with VersaTel's High Yield Notes and all other unsubordinated and unsecured indebtedness of VersaTel, and the Convertible Notes will be senior in right of payment to any future subordinated indebtedness of VersaTel.

         At any time on or after January 26, 2000 up to and including December 3, 2004, unless previously redeemed or repurchased, the Convertible Notes will be convertible into ordinary shares of VersaTel, initially at a conversion rate of 23.0415 ordinary shares per Euro 1,000 initial principal amount (and not their Accreted Principal Amount) (representing a conversion price of Euro 43.40 per ordinary share), subject to adjustment upon the occurrence of certain events. The terms and conditions of the Convertible Notes also requires VersaTel to commence and consummate an offer to purchase the Convertible Notes at the Accreted Principal Amount together with accrued and unpaid interest to, but excluding, the redemption date, upon events constituting or which may constitute a change of control of VersaTel.

         The Convertible Notes are redeemable at the option of VersaTel, in whole or in part, at any time on or after December 24, 2002, at their Accreted Principal Amount plus accrued interest to but excluding the date of redemption, provided that the official closing price of the ordinary shares as derived from the Official Price List of the AEX on each of 30 consecutive AEX trading days ending no more than five AEX trading days prior to the date on which notice of redemption is given to the holders of the Convertible Notes shall have been at least 130 percent of the Effective Conversion Price in effect on each of such AEX trading days, where "Effective Conversion Price" is equal to the Accreted Principal Amount together with accrued interest divided by the conversion rate in effect at that time. The "Accreted Principal Amount," with respect to each Euro 1,000 principal amount of Convertible Notes, shall be determined so that, together with accrued interest from the immediately preceding interest payment date or, if none, the date of issuance of the Convertible Notes, and after taking into account any interest paid in respect of such Convertible Notes in preceding periods, it represents for the holder thereof a gross yield to maturity identical to that applicable in the case of redemption at maturity, being 8.50% per annum. As a result, the Accreted Principal Amount of the Convertible Notes will be 104.5% on December 17, 2000 and will increase over time to 126.6642% at December 17, 2004.

                          Description of Capital Stock

         VersaTel was incorporated under the law of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as besloten vennootschap met beperkte aansprakelijkheid or a B.V. VersaTel converted its legal structure from a B.V. to a public company with limited liability, referred to as naamloze vennootschap or an N.V., on October 15, 1998. VersaTel has its corporate seat in Amsterdam, The Netherlands. VersaTel is registered under number 33272606 at the Commercial Register in Amsterdam, The Netherlands.

         The following is a summary of the material provisions of our articles of association and of relevant provisions of Netherlands law. Our articles of association have been filed with the SEC. See "Where You Can Find More Information" on page 4 of this prospectus for information on how to obtain a copy of the articles of association.

Share Capital

         The authorized share capital of VersaTel was increased on December 22, 1999 to NLG 15.5 million, consisting of 145 million ordinary shares with a par value of NLG 0.05 each, 20 million preference shares A with a par value of NLG
0.05 each, 145 million preference shares B with a par value of NLG 0.05 each and one priority share with a par value of NLG 0.05. The authorized capital of VersaTel may further be increased by a shareholders' resolution and subsequent amendment of the articles of association. The issued capital must at all times at least equal 20.0% of the authorized capital.

Ordinary Shares

         Holders of ordinary shares are entitled to one vote per share. There are no cumulative voting rights. Holders of ordinary shares have pre-emptive rights with respect to an issue of ordinary shares in proportion to the total par value of their individual shareholdings. Each ordinary share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of VersaTel and, in each case, following distributions on preference shares A, preference shares B and the priority share, if issued.

         Ordinary shares may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The ordinary shares may, at the option of the shareholder, be in registered form or bearer form. The ordinary shares shall, however, be made out to bearer unless the shareholder indicates in writing to VersaTel that it wishes to receive an ordinary share in registered form. Only ordinary shares in bearer form are eligible for trading on the AEX.

         Ordinary Bearer Shares. Ordinary shares in bearer form are represented by a single global share certificate which may not be exchanged for single or other multiple physical securities, and which VersaTel has lodged with NECIGEF for safe-keeping on behalf of the parties entitled to the underlying ordinary shares. The ordinary shares may only be transferred through the book-entry system maintained by NECIGEF and in accordance with the articles of association of VersaTel.

         Ordinary Registered Shares. Holders of ordinary shares in registered form are entered in the register of shareholders, which is updated regularly. No share certificates are issued, however each shareholder may request VersaTel to issue an extract from the shareholders' register with respect to its right to one or more registered shares. VersaTel is required to do this free of charge. A holder of an ordinary share in registered form may at all times have such shares made out to bearer as further described in the articles of association.

         As of December 31, 1999, 79,224,986 ordinary shares are issued and outstanding.

Preference Shares A

         Holders of preference shares A will be entitled to one vote per share. There are no cumulative voting rights. Preference shares A have no pre-emptive rights. Preference shares A are entitled to an annual dividend, to be set by the corporate body authorized to issue the preference shares A.

         Preference shares A may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The preference shares A will be in registered form and share certificates will not be issued.

         As of December 31, 1999, no preference shares A are issued or outstanding.

Preference Shares B

         Holders of preference shares B will be entitled to one vote per share. There are no cumulative voting rights. Preference shares B have no pre-emptive rights. Preference shares B are entitled to a cumulative annual dividend calculated on the basis of a fixed interest rate, as may be issued by the European Central Bank from time to time, on the paid up portion of the nominal value of the preference shares B, to the extent of the distributable profits, prior to any dividend distribution on any of our other shares being made.

         Preference shares B may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. Notwithstanding such delegation, an issue of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. The preference shares B will be in registered form and share certificates will not be issued.

         As of December 31, 1999, no preference shares B are issued or outstanding.

Priority Share

         The holder of the priority share will be entitled to one vote. There are no cumulative voting rights. However, the priority share will have certain special voting rights as described below. The priority share has no pre-emptive rights. The priority share is entitled to a nominal annual dividend of 20% of its nominal value, to the extent of distributable profits.

         The priority share may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The priority share will be in registered form and share certificates will not be issued.

         As of December 31, 1999, the priority share is not issued or outstanding.

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



         On December 17, 1999 and for a period of two years, the shareholders approved that the board of management, under prior approval of the supervisory board, will be entitled to issue ordinary shares, preference shares A and B as well as the priority share to a maximum, as defined in article 4 of paragraph 1 of the articles of association, as well as to restrict or exclude the pre-emptive rights of shareholders.

Dividends

         The profits of VersaTel are at the disposal of the shareholders at a general meeting. Dividends shall be paid after the adoption of the annual accounts of VersaTel. We may only pay dividends up to the distributable part of our equity. Under Netherlands law, the sum of the called and paid-up capital and certain statutory reserves is not distributable. Subject to the same limitation, the general meeting of shareholders may resolve to pay dividends out of a reserve not required by Netherlands law. Each ordinary share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of VersaTel. Preference shares A are entitled to an annual dividend, to be set by the corporate body authorized to issue such preference shares A. Preference shares B will be paid a cumulative annual dividend calculated on the basis of a fixed interest rate on the paid up portion of their nominal value, to the extent of distributable profits. The priority share will be entitled to a nominal annual dividend of 20% of the nominal value, to the extent of distributable profits.

Annual Accounts

         Within five months after the end of our financial year, the board of managing directors is required to prepare the annual accounts. This period may be extended by the general meeting of shareholders for a period of six months on the basis of special circumstances. The annual accounts accompanied by an annual report must be submitted to the board of supervisory directors for signing and must thereafter be adopted by the general meeting of shareholders. The annual accounts and the annual report will be available to the shareholders and holders of depositary receipts of shares at the office of VersaTel as from the date of its preparation by the board of managing directors. See "Where You Can Find More Information."

Anti-Takeover Provisions

         The issuance of preference shares and priority shares may have an anti-takeover effect and delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interests, including attempts that might result in a premium over the market price to be paid for the ordinary shares.

         Preference Shares. Our management board has obtained from the shareholders at a general meeting, the authority to issue preference shares subject only to the prior approval of the supervisory board. Upon obtaining such authority, our management board is expected to grant a call option on the preference shares not exceeding 100% of all our other outstanding shares to an independent foundation (stichting) to be established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The foundation will be entrusted with the obligation to take into consideration our best interests and to prevent influences that may threaten our continuity, independence or identity. The minimum amount required to be paid on the preference shares upon issuance is 25% of the nominal amount issued.

         Notwithstanding any delegation by the shareholders at a general meeting of the power to authorize the issuance of any preference shares, a proposed issuance of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. In all instances where preference shares are issued without direct shareholder approval, the management board must explain the reason for the issuance within four weeks at a general meeting of shareholders. Within two years after the first issuance of preference shares, a general meeting of shareholders must be held to vote on whether the preference shares should be repurchased or canceled.

         Priority share. Our management board has obtained from the shareholders at a general meeting, the authority to issue a priority share subject only to the prior approval of the supervisory board. Upon obtaining such authority, our management board is expected to grant a call option on the priority share to an independent foundation (stichting), to be established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The priority share can only be transferred with the approval of the management board and the supervisory board. The priority share carries the following special voting rights:

         o the right to nominate members for appointment to the management board and supervisory board, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital, and

         o the exclusive right to propose amendments to our articles of association, our merger or de-merger transactions or our dissolution.

Transfer Agent and Registrar

         The transfer agent and registrar for the ADRs is The Bank of New York.

                   Description of American Depositary Receipts

American Depositary Receipts

         The Bank of New York will issue the American Depositary Receipts, or ADRs. Each ADR will represent an ownership interest in a number of American Depositary Shares, each of which represents one ordinary share which VersaTel will deposit with a custodian in The Netherlands. Each ADR will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286, and its principal executive office is located at One Wall Street, New York, NY 10286.

         You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

         Because The Bank of New York will be the legal owner of the ordinary shares, ADR holders must rely on it to exercise the rights of a shareholder of VersaTel. The obligations of The Bank of New York are set out in a deposit agreement among VersaTel, The Bank of New York and you, as an ADR holder. The deposit agreement and the ADRs are governed by New York law.

Share Dividends And Other Distributions

         The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADRs represent.

         Cash. The Bank of New York will convert any cash dividend or other cash distribution VersaTel pays on the ordinary shares into U.S. dollars. If it is not possible for The Bank of New York to convert such foreign currency in whole or in part into U.S. dollars, or if any approval or license of any government is needed and cannot be obtained, The Bank of New York may distribute the foreign currency to, or in its discretion may hold the foreign currency uninvested and without liability for interest for the accounts of, ADR holders entitled to receive the same.

         Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under Netherlands law. See "Tax Considerations--Netherlands Tax Considerations." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

         Shares. The Bank of New York may, with the consent of VersaTel, and must upon VersaTel's request, distribute new ADRs representing any shares VersaTel may distribute as a dividend or free distribution. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with dividends or distributions of cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the additional deposited shares.

         Rights to receive additional shares. If VersaTel offers holders of its ordinary shares any rights to subscribe for additional ordinary shares or any other rights, The Bank of New York may make these rights available to you. VersaTel must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If VersaTel does not furnish this evidence and/or give these instructions, or if The Bank of New York determines in its reasonable discretion that it is not lawful and feasible to make such rights available to all or certain owners, The Bank of New York may sell the rights and allocate the net proceeds to Owner's accounts. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

         If The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

         U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for changes needed to put the restrictions in place.

         Other Distributions. The Bank of New York will send to you anything else VersaTel distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what VersaTel distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what VersaTel distributed, in which case ADRs will also represent the newly distributed property.

         The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. VersaTel has no obligation to register ADRs, shares, rights or other securities under the Securities Act. VersaTel also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions VersaTel makes on its shares or any value for them if it is illegal or impractical for VersaTel to make them available to you.

Deposit, Withdrawal and Cancellation

         The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its Corporate Trust Office to the persons you request.

         You may turn in your ADRs at the Corporate Trust Office of The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver the deposited securities underlying the ADRs at the office of the custodian, except that The Bank of New York may deliver at its Corporate Trust Office any dividends or distributions with respect to the deposited securities represented by the ADRs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

Voting Rights

         You may instruct The Bank of New York to vote the shares underlying your ADRs but only if VersaTel asks The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares underlying the ADRs. However, you may not know about a meeting at which you may be entitled to vote enough in advance to withdraw the shares.

         If VersaTel asks for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Netherlands law and the provisions of VersaTel's articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions on or before the date specified, it will give a proxy to vote your shares to a person designated by VersaTel.

         VersaTel cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

         The Bank of New York shall fix a record date whenever:

          o    any cash dividend or distribution shall become payable,

          o    any distribution other than cash shall be made,

          o    rights shall be issued with respect to the deposited securities,

          o The Bank of New York, for any reason, causes a change in the number of ordinary shares that are represented by each ADS, or

          o The Bank of New York receives notice of any meeting of holders of ordinary shares or other deposited securities.

         The purpose of fixing a record date is to determine which ADR holders are:

          o    entitled to receive such dividend, distribution or rights,

          o entitled to receive the net proceeds from the sale of such dividend, distribution or rights, and

          o entitled to give instructions for the exercise of voting rights at any such meeting.

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



Fees and Expenses

                             If:                                                 You must pay:

o        An ADR is issued to you, including                       $5.00 (or less) per 100 ADSs (or portion
         as a result of a distribution of shares                  thereof)
         or rights or other property

o        Your ADR is cancelled, including                         $5.00 (or less) per 100 ADSs (or portion
         if the deposit agreement terminates                      thereof)

o        You receive any cash payment                             $0.02 (or less) per ADS

o        There is a transfer and registration of                  Registration or transfer fees
         shares on the share register of VersaTel's
         registrar or foreign registrar from your
         name to the name of The Bank of New
         York or its agent when you deposit or
         withdraw shares

o        The Bank of New York converts NLG                        Expenses of The Bank of New York
         to U.S. dollars

o        The Bank of New York sends a cable,                      Expenses of The Bank of New York
         telex or facsimile transmission (if
         expressly provided in the deposit
         agreement)

o        The Bank of New York or the custodian                    Your proportionate share of those
         pays taxes and other governmental                        taxes or charges
         charges on any ADR or underlying share,
         such as stock transfer taxes, stamp
         duty or withholding taxes.


Payment of Taxes

         The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

                     If VersaTel:                                                    Then:

o        Changes the nominal or par value of its shares          The cash, shares or other securities
                                                                 received by The Bank of New York will
                                                                 become deposited securities.


o        Reclassifies, splits up or consolidates any              Each ADR will automatically
         of the deposited securities                              represent its equal share of the new
                                                                  deposited securities.

o        Recapitalizes, reorganizes, merges, liquidates,          The Bank of New York may with
         sells all or substantially all of its assets,            VersaTel's approval and will if
         or takes any similar action                              VersaTel asks it to, execute and
                                                                  deliver additional ADRs or ask you
                                                                  to surrender your outstanding ADRs in
                                                                  exchange for new ADRs, identifying
                                                                  the new deposited securities.

Amendment and Termination

         Versatel may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement as amended.

         The Bank of New York will terminate the agreement if VersaTel asks it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told VersaTel that it would like to resign and VersaTel has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination.

         After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) collect dividends and distributions on the deposited securities, (2) deliver shares and other deposited securities upon cancellation of ADRs, and shall sell rights as provided in the agreement. One year after termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Bank of New York's only obligations will be to account for the money and other cash and with respect to indemnification. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

         The Bank of New York upon the written request or with the written approval of VersaTel, may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of The Bank of New York. A co-transfer agent may require evidence of your authority and compliance with applicable laws and other requirements will be entitled to protection and indemnity to the same extent as The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

         The deposit agreement expressly limits VersaTel's obligations and the obligations of The Bank of New York. It also limits VersaTel's liability and the liability of The Bank of New York. VersaTel and The Bank of New York:

          o are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

          o are not liable if either is prevented or delayed by law or the articles of association of VersaTel, or circumstances beyond their control from performing their obligations under the agreement;

          o are not liable if either exercises, or fails to exercise, discretion permitted under the agreement;

          o have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party; and

          o may rely upon any advice of or information from legal counsel, accountants, any person depositing Shares, any ADR holder or any other person whom they believe in good faith is competent to give them that advice or information.

         In the agreement, VersaTel and The Bank of New York agree to indemnify each other under specified circumstances.

Requirements for Depositary Actions

         Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, The Bank of New York may require:

          o payment to stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities, as well as the fees and expenses of The Bank of New York;

          o production of satisfactory proof of the identity of the person presenting shares for deposit or ADRs upon withdrawal and genuineness of any signature or other information it deems necessary; and

          o compliance with laws or regulations relating to ADRs or to the withdrawal of deposited securities and any such reasonable regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

         The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of The Bank of New York, or VersaTel are closed or at any time if The Bank of New York or VersaTel thinks it advisable to do so.

         You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

          o when temporary delays arise because: (1) The Bank of New York or VersaTel has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or
               (3) Versatel is paying a dividend on the shares;

          o    when you owe money to pay fees, taxes and similar charges; or

          o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

         This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

         In certain circumstances described below, subject to the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon the receipt and cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

          (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer, as the case may be:

                    (a)  owns the Shares or ADRs to be remitted,

                    (b) will assign all beneficial rights, title and interest in the ADRs or shares to The Bank of New York and for the benefit of the holders, and

                    (c) will not take any action with respect to the ADRs or Shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of The Bank of New York, disposing of the ADRs or Shares) other than in satisfaction of the pre-release;

          (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

          (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

         In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

Reports and Other Communications

         The Bank of New York will make available for your inspection at its Corporate Trust Office any reports and communications, including any proxy soliciting material, it receives from VersaTel, if those reports and communications are both (a) received by The Bank of New York as the holder of the deposited securities and (b) made generally available by VersaTel to the holders of the deposited securities. The Bank of New York will also, upon written request, send you copies of those reports it receives from VersaTel. VersaTel will provide those reports and communications, including any proxy soliciting material, in English.

Inspection of Transfer Books

         The Bank of New York will keep books for the registration and transfer of ADRs, which will be open for your inspection at all reasonable times. You will only have the right to inspect those books if the inspection is for the purpose of communicating with other owners of ADRs in connection with the business of VersaTel or a matter related to the agreement or the ADRs.

                             Description of Warrants

         The warrants that are being offered were issued by VersaTel on May 27, 1998 and December 3, 1998, respectively. The Warrants have been issued pursuant to two warrant agreements (the "Warrant Agreements") between the Company and United States Trust Company of New York, as Warrant Agent, dated May 27, 1998, and December 3, 1998, respectively. There are no material differences between the two Warrant Agreements. On May 27, 1998, VersaTel issued and sold 225,000,000 units consisting of $225,000,000 in principal amount of 13 1/4% senior notes due 2008 and 225,000 warrants to purchase an aggregate 3,000,000 ordinary shares (as adjusted for a two-for-one stock split which was effected on April 13, 1999) in the First High Yield Offering. The units were sold to Lehman Brothers, Inc., as initial purchaser, who subsequently sold them to certain institutional investors in reliance on Rule 144A and Regulation S under the Securities Act. The notes and the warrants were separated in August 1998. On December 3, 1998, VersaTel issued and sold 150,000 issued units consisting of $150,000,000 in principal amount of 13 1/4% senior notes due 2008 and 150,000 warrants to purchase an aggregate of 2,000,100 ordinary shares (as adjusted for a two-for-one stock split which was effected on April 13, 1999) in the Second High Yield Offering. The units were sold to Lehman Brothers, Inc., Lehman Brothers International (Europe) and Paribas Corporation, as initial purchasers, who subsequently sold them to certain institutional investors in reliance on Rule 144A and Regulation S under the Securities Act. The notes and the warrants were separated in January 1999. In connection with the Equity Offering, holders of an aggregate of 38,800 warrants exercised such warrants on a cashless basis for an aggregate of 457,492 ordinary shares, which were sold in the Equity Offering. As of December 31, 1999, 3,140 of the remaining outstanding warrants have been exercised on a cashless basis for a total of 37,676 ordinary shares. If all the remaining 333,060 outstanding warrants will be exercised upon payment in full of the exercise price, such exercise will result in the issuance by VersaTel of an additional 4,441,022 ordinary shares. Set forth below is a summary of the relevant provisions of the Warrant Agreements.

General

         As of the date of this prospectus, each Warrant, when exercised, will entitle the holder thereof to receive 13.334 fully paid and non-assessable ordinary shares of VersaTel at an exercise price of NLG 2.55 per share. The exercise price and the number of ordinary shares issuable upon exercise of a Warrant are both subject to adjustment in the circumstances described below under --Adjustments. Such Ordinary Shares, when issued and paid for in accordance with the applicable Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all liens, charges and security interests.

Exercise

         The Warrants became exercisable on the closing date of the Initial Public Offering. Unless earlier exercised, the Warrants will expire on May 15, 2008. VersaTel will give notice of expiration not less than 90 nor more than 120 days prior to such expiration date to the registered holders of the then outstanding Warrants. If VersaTel fails to give such notice, the Warrants will nevertheless expire and become void on the expiration date.

         In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by VersaTel representing the Warrants with the accompanying form of election to purchase properly completed and executed, and to pay in full the exercise price for each ordinary share or other securities issuable upon exercise of such Warrants. The exercise price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by VersaTel for such purpose or (ii) without the payment of cash, by reducing the number of ordinary shares that would be obtainable upon the exercise of a Warrant and payment of the exercise price in cash so as to yield a number of ordinary shares upon the exercise of such Warrant equal to the product of (a) the number of ordinary shares for which such Warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (b) the Cashless Exercise Ratio. The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per ordinary share on the date the Warrants are exercised over the exercise price per share as of the exercise date and the denominator of which is the Current Market Value per ordinary share on the exercise date. The "Current Market Value" per ordinary share is defined to mean the average of the last reported sale price of the security for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date. Upon surrender of a warrant certificate representing more than one Warrant in connection with the holder's option to elect a cashless exercise, the number of ordinary shares deliverable upon a cashless exercise shall be equal to the number of ordinary shares issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the Cashless Exercise Ratio. All provisions of the warrant agreements shall be applicable with respect to a surrender of a warrant certificate pursuant to a cashless exercise for less than the full number of Warrants represented thereby. Upon surrender of the warrant certificate and payment of the exercise price, VersaTel will issue ordinary shares for each warrant evidenced by such warrant certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants. No fractional ordinary shares will be issued upon exercise of the Warrants.

         The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of VersaTel in respect of any stockholders meeting for the election of directors of VersaTel or any other purpose or to exercise any other rights whatsoever as stockholders of VersaTel.

         No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the Warrant Agent maintained for that purpose. VersaTel may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of warrant certificates.

         In the event a bankruptcy or reorganization is commenced by or against VersaTel, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by VersaTel or a court-appointed receiver with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

Adjustments

         The number of ordinary shares of VersaTel issuable upon the exercise of the Warrants and the exercise price will be subject to adjustment in certain circumstances, including:

         (a) the payment by VersaTel of dividends and other distributions on its ordinary shares;

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         (b) subdivisions, combinations and certain reclassifications of the ordinary shares of VersaTel;

         (c) the issuance of rights, options or warrants entitling the holders thereof to subscribe for additional ordinary shares, or of securities convertible into or exercisable or exchangeable for additional ordinary shares at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the Current Market Value per ordinary share;

         (d) the distribution to all holders of ordinary shares of any assets of VersaTel (including cash), debt securities of VersaTel or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (c) above and cash dividends and other cash distributions from current or retained earnings);

         (e) the issuance of ordinary shares for a consideration per share which is less than the Current Market Value per ordinary share; and

         (f) the purchase of ordinary shares pursuant to a tender or exchange offer made by VersaTel or any subsidiary thereof at a price greater than the Current Market Value of the ordinary shares at the time such tender or exchange offer expires.

         The events described in clauses (c) and (e) above are subject to some exceptions described in the applicable Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and issuances of ordinary shares pursuant to employee stock incentive plans.

         No adjustment in the exercise price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the exercise price or the number of ordinary shares issuable upon exercise of Warrants immediately prior to the making of such adjustment; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

         In case of certain consolidations, mergers or demergers of VersaTel, or the sale of all or substantially all of the assets of VersaTel to another entity, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger, demerger or sale had the Warrants been exercised immediately prior thereto. However, if (a) VersaTel consolidates, merges, demerges or sells all or substantially all of its assets to another entity and, in connection therewith, the consideration payable to the holders of ordinary shares in exchange for their shares is payable solely in cash or (b) there is a dissolution, liquidation or winding-up of VersaTel, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of ordinary shares or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the exercise price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger, demerger or sale of assets, the surviving or acquiring entity and, in the event of any dissolution, liquidation or winding-up of VersaTel, VersaTel must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered warrant certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such entities as it may be directed in writing by the holders surrendering such Warrants.

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Amendment

         Any amendment or supplement to the warrant agreements that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants under the applicable Warrant Agreement (excluding any Warrants held by VersaTel or any of its affiliates). Notwithstanding the foregoing, from time to time, VersaTel and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement each Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of ordinary shares issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the applicable Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

Shelf Registration

         VersaTel is required under the warrant agreements to cause the Shelf Registration Statement, of which this prospectus forms a part, to remain effective until the earlier of (a) such time as all Warrants have been exercised and (b) the expiration date of the Warrants. However, during any consecutive 365-day period, VersaTel shall be entitled to suspend the availability of this Shelf Registration Statement for up to two 30-consecutive-day periods (except for the 30-consecutive-day period immediately prior to the expiration date) if the board of directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; provided, however, that in no event shall VersaTel be required to disclose the business purpose for such suspension if VersaTel determines in good faith that such business purpose must remain confidential.

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                               Tax Considerations

                         Netherlands Tax Considerations

         The following discussion, subject to the limitations set forth therein, describes the material Netherlands tax consequences of the acquisition, ownership and disposition of the Warrants, Shares or ADSs, and is the opinion of Arthur Andersen, special Netherlands tax counsel (belastingadviseurs) to VersaTel. This opinion represents Arthur Andersen's interpretation of existing law. This opinion does not address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss all the tax consequences that may be relevant to the holders in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in VersaTel's organizational structure or the manner in which VersaTel conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THEIR ACQUIRING, OWNING AND DISPOSING OF THE WARRANTS, SHARES OR ADSs.

Substantial Interest

         A shareholder that owns, either via shares, warrants or options, directly or indirectly, 5% or more of any class of shares, or 5% or more of the total issued share capital of a company resident in The Netherlands (a "Substantial Interest"), is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. With respect to individuals, attribution rules exist in determining the presence of a Substantial Interest. Unless indicated otherwise, the term "shareholder," as used herein, includes individuals and entities as defined under Netherlands tax law holding ordinary shares, but does not include any such person having a Substantial Interest in VersaTel.

Tax Consequences for Residents or Deemed Residents of The Netherlands

Dividend Withholding Tax

         Dividends that VersaTel distributes are subject to withholding tax at a rate of 25%, unless:

          1. the participation exemption applies and the ordinary shares are attributable to the business carried out in The Netherlands, or

          2. dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

          3.   the rate is reduced by treaty.

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         Dividends may include:

          o    distributions of cash,

          o    distributions of property in kind,

          o    constructive dividends,

          o    hidden dividends,

          o    liquidation proceeds in excess of our recognized paid-in capital,

          o proceeds from the redemption of shares in excess of our recognized paid-in capital,

          o stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

          o    the repayment of paid-in capital not recognized as capital.

         The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

         Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Netherlands income tax or corporation tax for the tax withheld on dividends paid on ordinary shares. A legal entity resident in The Netherlands that is not subject to Netherlands corporate income tax may, under certain conditions, request a refund of the tax withheld.

         Dividends VersaTel pays to a corporate shareholder that qualifies for the "participation exemption" (as defined in Article 13 of The Netherlands Corporation Tax Act 1969 (the "Corporation Tax Act")) will not be subject to the dividend withholding tax if the ordinary shares are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will qualify for the participation exemption if, among other things, the resident shareholder owns generally at least 5% of the nominal paid-up capital.

Individual Income Tax and Corporation Income Tax

         If the Shares or ADSs are held by an individual who resides, or is deemed to reside, in The Netherlands, income derived from the Shares or ADSs is subject to Netherlands income tax on a net income basis at graduated rates. An individual generally is entitled to a dividend exemption of NLG 1,000 a year (NLG 2,000 a year for married couples). Ordinary shares distributed to individual shareholders from our share premium account (as recognized for Netherlands tax purposes) are also exempt from Netherlands income tax. The dividend exemption is not available to an individual shareholder if the ordinary shares:

          1. are attributable to a trade or business carried on by the shareholder, or

          2.   form part of a Substantial Interest.

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         Dividends accruing to individual shareholders that hold a Substantial
Interest are subject to income tax at a rate of 25% on a net basis.

         Dividends received from Shares or ADSs or ordinary shares by an entity that resides, or is deemed to reside, in The Netherlands will be subject to Netherlands corporation tax on a net basis unless the company's shareholding qualifies for the participation exemption. Dividends received from ordinary shares by a pension fund as defined in the Corporation Tax Act are not subject to Netherlands corporation tax.

Capital Gains Realized from the Sale or Exchange of Shares or ADSs

         Capital gains derived from the sale, conversion or disposition of Shares or ADSs by an individual shareholder who resides, or is deemed to reside, in The Netherlands are not subject to Netherlands income tax, provided:

          1. the Shares or ADSs were not acquired directly or indirectly by VersaTel or a subsidiary of VersaTel,

          2. the shareholder did not have a (deemed) Substantial Interest in VersaTel's share capital at the time of the sale or exchange, and

          3.   the Shares or ADSs were not assets of a business.

         Capital gains realized by an individual shareholder that is a resident or a deemed resident of The Netherlands on the disposal of Shares or ADSs forming part of a (deemed) Substantial Interest are subject to tax at a rate of 25%. Capital gains realized by an individual resident shareholder from the sale or exchange of Shares or ADSs forming part of the assets of a shareholder's business are subject to tax on a net income basis at the progressive income tax rates.

         If the Warrants are held by an entity that is a resident or a deemed resident of The Netherlands, capital gains realized from the sale or exchange of the Warrants are subject to corporation tax. In the case capital gains realized from the sale or exchange of the ordinary shares are subject to corporation tax unless the shareholding qualifies for the participation exemption. If the Shares or ADSs are held by a qualifying pension fund, gains realized from the sale or exchange of ordinary shares are exempt from Netherlands corporation tax.

Net Wealth Tax

         An individual who resides, or is deemed to reside, in The Netherlands generally will be subject to a net wealth tax at a rate of 0.7% on the fair market value of the Warrants, Shares or ADSs.

Gift Tax and Inheritance Tax

         Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of Warrants, Shares or ADSs from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of Warrants, Shares or ADSs by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Dutch national is deemed to have been resident in The Netherlands if he or

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



she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

         Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

Tax Consequences for Non-Residents of The Netherlands

         This subsection applies to U.S. Holders (as defined below).

Dividend Withholding Tax

         Dividends VersaTel distributes are subject to withholding tax at a rate of 25%, unless:

          1. the participation exemption applies and the ordinary shares are attributable to the business carried out in The Netherlands, or

          2. dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

          3.   the rate is reduced by treaty.

         Dividends may include:

          o    distributions of cash,

          o    distributions of property in kind,

          o    constructive dividends,

          o    hidden dividends,

          o    liquidation proceeds in excess of our recognized paid-in capital,

          o proceeds from the redemption of shares in excess of our recognized paid-in capital,

          o stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

          o    the repayment of paid-in capital not recognized as capital.

         The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

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         A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Netherlands income tax treaties, the withholding tax rate is reduced to 15% or less, provided that:

          1. the recipient shareholder does not have a permanent establishment in The Netherlands to which the ordinary shares are attributable, and

          2. the recipient shareholder is the beneficial owner of the dividends.

         Under the Income Tax Treaty of December 18, 1992 concluded between The Netherlands and the United States (the "Treaty"), dividends we pay to a resident of the United States generally will be subject to a dividend withholding tax rate of 15%. The rate may be reduced to 5% if the beneficial owner is a United States corporation that directly holds 10% or more of the voting power in our Company. The Treaty exempts from withholding tax dividends received by exempt pension trusts and exempt organizations, under conditions as defined in the Treaty. Except in the case of exempt organizations, dividends paid may benefit from the reduced dividend withholding tax rate (or exemption from dividend withholding tax) by filing the proper forms in advance of the dividend payment. Exempt organizations remain subject to the statutory withholding rate of 25% and must file a return to claim a refund of the tax withheld.

         A shareholder may not claim Treaty benefits unless:

          1. the shareholder is a "resident" of the United States, as that term is defined in the Treaty, and

          2. Article 26 (the "treaty shopping rules") does not preclude the shareholder's ability to claim Treaty benefits.

         The withholding of tax on dividend distributions on Shares or ADSs to a non-resident corporate shareholder carrying on a business through a Netherlands permanent establishment is not required as long as:

          1.   The Netherlands participation exemption applies, and

          2. the Shares or ADSs form a part of the permanent establishment's business assets.

         To qualify for the participation exemption, this entity should hold generally at least 5% of our nominal paid-up capital and the Shares or ADSs must form a part of the permanent establishment's business assets.

Individual Income Tax and Corporation Income Tax

         A non-resident shareholder will not be subject to Netherlands income tax on dividends received from VersaTel, provided such shareholder does not or has not:

          1. carried on a business in The Netherlands through a permanent establishment or a permanent representative that includes in its assets the Shares or ADSs,

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          2.   held a Substantial Interest in VersaTel's share capital or, in the event the non-resident shareholder has held a Substantial Interest in VersaTel, such interest was a business asset in the hands of the shareholder,

          3. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owned or was deemed to have owned the Shares and ADSs, and

          4. carried out employment activities in The Netherlands or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Netherlands public entity with which the holding of the Shares or ADSs was connected.

Capital Gains Realized from the Sale or Exchange of Warrants, Shares or ADSs

         A non-resident shareholder will not be subject to Netherlands income tax on capital gains derived from the sale, conversion or disposition of Warrants, Shares or ADSs, provided the non-resident shareholder does not have or has not:

          1. carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the Warrants, Shares or ADSs,

          2. held a Substantial Interest in VersaTel's share capital or, in the event the non-resident shareholder has held a Substantial Interest in VersaTel, such interest was a business asset in the hands of the shareholder,

          3. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned Warrants, Shares or ADSs, and

          4. carried out employment activities in The Netherlands, or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Netherlands public entity, with which the holding of the Warrants, Shares or ADSs was connected.

         Capital gains derived from the sale, conversion or disposition of Shares or ADSs by a non-resident corporate shareholder, carrying on a business through a permanent establishment in The Netherlands, are not subject to Netherlands corporation tax, provided:

          1.   The Netherlands participation exemption applies, and

          2. the Shares or ADSs are attributable to the business carried out in The Netherlands.

         To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-up capital and meet other requirements.

         Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of Shares or ADSs is in many cases allocated to the shareholder's country of residence.

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Net Wealth Tax

         A non-resident individual shareholder will not be subject to Netherlands net wealth tax in respect of the Shares or ADSs provided the non-resident shareholder does not or has not:

          1. carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the Shares or ADSs, and

          2. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands, which owned or was deemed to have owned Shares or ADSs.

Gift Tax and Inheritance Tax

         A gift or inheritance of Shares or ADSs from a non-resident shareholder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident shareholder was not:

          1. a Dutch national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period, the non-resident shareholder was not a Dutch national at the time of gift or death;

          2. solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, such tax will be due);

          3. engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets Shares or ADSs; and

          4. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned Shares or ADSs.

Tax Reform 2001

         In The Netherlands a major tax reform is pending which should become effective as of January 1, 2001. It will in particular change the taxation in relation to Shares held by individual holders resident or deemed resident of The Netherlands which are not part of a so-called substantial interest. According to the proposed legislation Netherlands individual resident holders or deemed Netherlands resident holders of Shares will be taxed annually on a deemed income of 4% of the average annual value of the Shares at a rate of 30%, regardless whether any interest is received, capital gains are realized or capital losses are suffered. On the other hand the net wealth tax will be abolished. Since this legislation is still pending it may be subject to change.

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                      U.S. Federal Income Tax Consequences

         The following discussion describes the material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of Shares, ADSs or Warrants to a prospective purchaser that is a U.S. Holder (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations ("Regulations"), administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. In addition, this discussion deals only with Shares, ADSs and Warrants held by a U.S. Holder as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to prospective purchasers of Shares, ADSs or Warrants in light of their particular circumstances or to persons subject to special tax rules, such as insurance companies, financial institutions, dealers in securities or foreign currencies, tax-exempt investors, persons holding Shares, ADSs or Warrants as a position in a "straddle," conversion or other integrated transaction, persons owning, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of the Company's stock or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Prospective purchasers of Shares, ADSs or Warrants should consult with their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as to any additional tax consequences of purchasing, holding or disposing of Shares, ADSs or Warrants, including the applicability and effect of the tax laws of any state, local or foreign jurisdiction.

         As used in this section, the term "U.S. Holder" means a beneficial owner of a Share, ADS or Warrant who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

         In general, for U.S. federal income tax purposes, U.S. Holders of American depositary receipts evidencing ADSs will be treated as the owners of the Shares represented by the ADSs.

Exercise of Warrants

         Upon the exercise of a Warrant, a U.S. Holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional Shares) and will have an adjusted tax basis in the Shares acquired pursuant to such exercise equal to such U.S. Holder's tax basis in the Warrant plus the exercise price of the Warrant. The holding period for such Shares so acquired will commence on the date after the date of exercise of the Warrant. If any cash is received in lieu of fractional Shares, the U.S. Holder will recognize gain or loss in an amount and of the same character that such U.S. Holder would have recognized if such U.S. Holder had received such fractional Shares and then immediately sold them for cash back to the Company.

Sale,  Exchange or Other Disposition of Warrants

         Subject to the discussion in "Passive Foreign Investment Company" ("PFIC") below, the sale, exchange or other disposition of a Warrant will generally result in the recognition of capital gain or loss to the U.S. Holder in an amount equal to the difference between the amount realized and such U.S. Holder's tax basis in the Warrant. As a result of certain limitations under the foreign tax credit provisions of the

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



Code, a U.S. Holder may be unable to claim a foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon a sale, exchange or other disposition of Warrants.

Lapse

         If a Warrant expires unexercised, a U.S. Holder will recognize a capital loss equal to such U.S. Holder's tax basis in the Warrant. Such capital loss may, subject to certain limitations, be used to offset capital gains, if any, otherwise realized by a U.S. Holder.

Adjustments

         Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the Warrants which occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a U.S. Holder to the extent of the Company's current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property, if such change has the effect of increasing the holder's proportionate interest in the earnings and profits or assets of the Company. In general, anti-dilution adjustments are not treated as resulting in taxable constructive dividends.

Cash Distributions

         Subject to the PFIC discussion below, to the extent that a distribution on Shares or ADSs (other than liquidating distributions and certain distribution in redemption of Shares or ADSs) is paid to a U.S. Holder out of the Company's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), such distribution will be includible in the U.S. Holder's gross income as foreign source dividend income in an amount equal to the U.S. dollar value of such distribution (without reduction for any applicable foreign withholding tax). Therefore, in the event that any foreign tax is withheld from a distribution on the Shares or ADSs, a U.S. Holder generally will be required to report gross income in an amount greater than the cash received (although, as discussed below, such U.S. Holder may be eligible to claim a deduction or a foreign tax credit in respect of such foreign tax). To the extent that the amount of any distribution on the Shares or ADSs exceeds the current and accumulated earnings and profits of the Company (as determined for U.S. federal income tax purposes), a U.S. Holder's pro rata share of such excess amount would be treated first as a nontaxable return of capital that would be applied against and would reduce the U.S. Holder's tax basis in its Shares or ADSs (but not below zero), and then as gain from the sale or exchange of property. Distributions in excess of the Company's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will not give rise to foreign source income and a U.S. Holder may be unable to claim a foreign tax credit in respect of any Netherlands or other foreign withholding tax imposed on such distributions unless (subject to applicable limitations) the U.S. Holder has other foreign source income in the appropriate category for foreign tax credit purposes. The Company believes that it does not presently have current or accumulated earnings and profits for U.S. federal income tax purposes. However, the Company cannot predict whether it will have any such earnings and profits for future taxable years.

         Subject to certain conditions and limitations (including certain minimum holding period requirements), the U.S. dollar value of the foreign income taxes, if any, withheld from a distribution to a U.S. Holder on the Shares or ADSs as calculated on the date of any such foreign withholding may be claimed as a credit against the U.S. Holder's U.S. federal income tax liability. Alternatively, a U.S. Holder may claim a deduction for such amount of foreign income taxes withheld in a taxable year, but only if such U.S. Holder does not elect to claim a foreign tax credit in respect of any foreign taxes paid by it in the taxable year.

However, with respect to any withholding tax that may be imposed by The Netherlands, because Netherlands tax law may not require the Company to remit the full amount of such withholding tax to The Netherlands taxing authorities, U.S. Holders may be limited in their ability to deduct or credit such Netherlands withholding tax for U.S. federal income tax purposes. Dividends on Shares or ADSs generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income" for U.S. foreign tax credit purposes. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return).

         The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. U.S. Holders of Shares or ADSs should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.

         The U.S. dollar value of any distribution to a U.S. Holder on Shares or ADSs that is paid in a foreign currency will be calculated by reference to the exchange rate in effect at the time the distribution is received by the U.S. Holder (or a nominee, custodian or other agent of the U.S. Holder). A U.S. Holder generally should not recognize any foreign currency gain or loss if such foreign currency is converted into U.S. dollars on the day received. If a U.S. Holder does not convert such foreign currency into U.S. dollars on the date of receipt, however, such Holder may recognize foreign currency gain or loss (which generally will be taxable as ordinary income or loss) upon a subsequent sale or other disposition of the foreign currency.

         A corporate U.S. Holder will not be entitled to a dividends received deduction with respect to distributions on Shares or ADSs by the Company.

Sale, Exchange or Other Disposition of Shares or ADSs

         A U.S. Holder generally will recognize gain or loss upon a sale, exchange or other disposition of Shares or ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale or other disposition and the U.S. Holder's adjusted tax basis in the Shares or ADSs. Subject to the PFIC discussion below, such gain or loss generally will be capital gain or loss and, in the case of certain non-corporate U.S. Holders, may be subject to U.S. federal income tax at a preferential rate where the U.S. Holder's holding period exceeds one year. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of Shares or ADSs generally will be treated as United States source gain or loss for foreign tax credit purposes. As a result of certain limitations under the foreign tax credit provisions of the Code, a U.S. Holder may be unable to claim a foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon a sale, exchange or other disposition of Shares or ADSs. A U.S. Holder's ability to deduct capital losses in respect of Shares and ADSs is subject to limitations.

Passive Foreign Investment Company

         In general, a foreign corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. The Company was a PFIC for its 1998 taxable year. Although we have not yet finalized our 1999 year-end financial statements, the Company does not believe that it was a PFIC for the 1999 taxable year. While, based on its projections, the Company does not expect to be a PFIC for any subsequent taxable year, because those projections may prove to be inaccurate and, in particular, because the Company has substantial passive assets in the form of cash from previous offerings of notes and equity and because the value of the Company's goodwill may fluctuate significantly, no assurance can be provided regarding the Company's PFIC status for 1999 and subsequent years. A determination as to a corporation's PFIC status is made annually and thus is subject to change.

         If the Company were a PFIC for any taxable year, a U.S. Holder that held Shares or ADSs in that taxable year generally would be subject to special rules with respect to certain distributions made by the Company on the Shares or ADSs and with respect to gains from dispositions of Shares or ADSs, whether occurring in that or future taxable years. In general, such a U.S. Holder would be required to allocate such distributions or gains (as the case may be) ratably over its holding period for such Shares or ADSs. That portion of any such distributions or gains allocated to a prior taxable year (other than a year prior to the first year in which the Company was a PFIC) would effectively be taxed at the highest U.S. federal income tax rate in effect for such year with respect to ordinary income and the U.S. Holder would be subject to an interest charge on the resulting tax liability (determined as if such tax liability had been due with respect to the particular taxable year). That portion, if any, of such distributions or gains not so allocated to a prior taxable year of the U.S. Holder in which the Company was a PFIC would be included in the U.S. Holder's income for the taxable year of the particular distribution or disposition and taxed as ordinary income. The foregoing rules with respect to distributions and dispositions may be partly or entirely avoided if a U.S. Holder is eligible for and timely makes either a valid "QEF election" (in which case the U.S. Holder generally would be required to include in income on a current basis its pro rata share of the ordinary income and net capital gains of the Company, whether or not actually distributed) or a valid "mark-to-market" election (in which case, subject to certain limitations, the U.S. Holder would essentially be required to take into account the difference, if any, between the fair market value and the adjusted tax basis of its Shares and ADSs, at the end of a taxable year, in calculating its income for such year). Under proposed Regulations, for purposes of the PFIC rules, Warrants would be considered Shares, but the exercise of Warrants would not be considered as a disposition of Shares. Under temporary Regulations, a QEF election made with respect to any Shares will not apply to any Warrants. Prospective purchasers are urged to consult their own tax advisors regarding the consequences of an investment in a PFIC.

Backup Withholding

         "Backup" withholding and information reporting requirements may apply to payments made within the United States of dividends on Shares or ADSs and to certain payments of proceeds of a sale or redemption of a Share, ADS or Warrant paid to a U.S. Holder. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, may be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the U.S. Holder fails to furnish the U.S. Holder's taxpayer identification number, to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service. Regulations, generally effective for payments made after December 31, 2000, modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding certificate from U.S. Holders in order to qualify for continued exemption from backup withholding under Regulations when they become effective.

                              Plan of Distribution

         VersaTel has been advised by the Selling Shareholders that they may sell all or a portion of the Shares offered by such Selling Shareholder hereby from time to time on the Amsterdam Stock Exchange or the Nasdaq National Market. The Selling Shareholders may also make private sales of Shares or Warrants to purchasers directly. Alternatively, the Selling Shareholders may from time to time offer the securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of the securities for whom they act as agent. To the extent required, the number of securities to be sold, the purchase price, the name of any such agent, broker, dealer or underwriters and any applicable commissions with respect to a particular offer will be set forth in an accompanying prospectus supplement. The aggregate net proceeds to the Selling Shareholders from the sale of the securities offered by the Selling Shareholders hereby will be the purchase price of such securities, less any commissions, if any, and other expenses of issuance and distribution not borne by VersaTel.

         The Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         If the securities are sold in an underwritten offering, the underwriters and selling group members, if any, may engage in stabilizing transactions in accordance with Rule 10b-6A under the Exchange Act. Rule 104 permits stabilizing to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriter's account. Syndicate covering transactions involve purchases of the offered securities in the open market aftrer the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

         VersaTel has agreed to bear all expenses (other than any commissions or discounts of underwriters, dealers or agents or brokers' fee and the fees and expenses of their counsel) in connection with the registration of the securities being offered by the Selling Shareholders hereby.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no assurance that the Selling Shareholders will sell any or all of the securities.

                                  Legal Matters

         The validity of the securities offered hereby will be passed upon for VersaTel by Shearman & Sterling, New York, New York. The validity of the securities with respect to Netherlands corporate law will be passed upon for VersaTel by Stibbe Simont Monahan Duhot, Amsterdam, The Netherlands.

                                     Experts

         The financial statements of VersaTel as of December 31, 1998 and 1997 and for the years then ended, incorporated by reference in this prospectus from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 30, 1999 have been audited by Arthur Andersen, independent public accountants, with respect thereto, and are incorporated herein in reliance upon the authority of said firm as expert in giving said reports.

         The financial statements of Svianed B.V. as of December 31, 1998 and 1997 and for the years then ended, incorporated in this prospectus by reference from our Report on Form 6-K filed with the Securities and Exchange Commission on June 21, 1999 have been audited by KPMG Accountants N.V., and are incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

         The financial statements of VEW Telnet as of December 31, 1998 and 1997 and for the years then ended, incorporated in this prospectus by reference from our Report on Form 6-K filed with the Securities and Exchange Commission on December 7, 1999 have been audited by BDO Deutsche Warentruehand Aktiengesellschaft Wirtschaftsprunfungsgesellschaft, independent public accountants, and are incorporated in reliance upon the authority of said firm as experts in preparing said reports.

                                                                         ANNEX A

                                    Glossary

         Access costs--The costs paid by long distance carriers to the local telephone companies for accessing the local networks of the local telephone companies to originate and terminate long distance calls.

         ADM (add-drop multiplexer)--A multiplexer which controls cross connect between individual circuits by software, permitting dynamic cross connect of individual 64 kbps circuits within an El line.

         ADSL (asymetrical digital subscriber line)--A member of the digital subscriber line family of copper loop enhancing technologies (see "DSL"). ADSL is asymmetric, meaning than it provides faster transmission rates downstream than upstream.

         ATM (asynchronous transfer mode)--An international standard for high-speed broadband packet-switched networks, operating at digital transmission speeds above 1.544 Mbps.

         Bandwidth--The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

         Bits--The smallest unit of digital information utilized by electronic information processing, storage or transmission systems.

         Bps (Bits per second)--The basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

         Carrier--A company authorized by a regulatory agency to provide communications services.

         Carrier pre-selection--The ability of end users to select the long distance or international operator of their choice prior to the time their calls are first made.

         Carrier selection--The ability of end users to select on a call-by-call basis the long distance or international operator of their choice.

         Circuit switching--A switching technique that establishes a dedicated transmission path between originating and terminating points and holds that path open for the duration of a call.

         Co-location--When an end-user or competing local telecommunications service provider locates telephone network equipment at the building that houses switches belonging to another telephone carrier, the user or competing provider is said to be "co-located" with the other telephone carrier. The advantage for the co-locating party is that it can make a direct connection to local and long distance facilities and substantially reduce access costs.

         Closed User Group--A group of customers with some affiliation with one another and which are treated for regulatory purposes as not being the public.

         Connectivity--The property of a network that allows dissimilar devices to communicate with each other.

         Dark fiber--Any installed fiber optic cable lacking a light transmission or signal, as opposed to in-service or "lit" fiber.

         Dial around--Use of carrier access numbers and/or carrier identification codes to place a call through a carrier other than the one presubscribed to the originating phone.

         DSL (digital subscriber line)--A family of technologies that provides high-bandwidth transmission over standard twisted copper wires (regular telephone lines).

         DWDM (dense wavelength division multiplexing)--A multiplexing technique allowing multiple different signals to be carried simultaneously, with transmission capacity as high as 160 Gbps, on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

         E1--The European counterpart to the North American T-1 transmission speed. The T-1 is a type of digital carrier transmitting voice or data at 1.544 Mbps. A T-1 carrier can handle up to 24 multiplexed 64 Kbps digital voice/data channels. A T-1 carrier system can use metallic cable, microwave radio or optical fiber as a transmission media.

         E3--The European counterpart to the North American T-3 transmission speed. The T-3 is a type of digital carrier transmitting voice or data at 34 Mbps (see also "E1").

         Facilities--Transmission lines, switches and other physical components used to provide telephone service.

         Facilities-based--When a carrier owns or leases a network and facilities to run that network, services offered on it are said to be facilities-based.

         Facilities-based carrier--A company that owns or leases its international network facilities including undersea fiber optic cables and switching facilities rather than reselling time provided by another facilities-based carrier.

         Fiber--A filament, usually of glass, through which light beams carrying voice, data or video transmissions are guided.

         Fiber optic--Technology based on thin filaments of glass or other transparent materials used as the medium for transmitting coded light pulses that represent data, image and sound. Fiber optic technology offers extremely high transmission speeds. It is the medium of choice for the telecommunications industry. Fiber is immune to electrical interferences and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has more bandwidth capacity than a copper wire the width of a telephone pole.

         Fiber optic ring network--Where a network is configured in bi-directional circular fashion. If a portion of the ring malfunctions, the signal can be re-routed back the way it came, around the circle, to complete the connection.

         Frame relay--A method of achieving high-speed, packet-switched data transmissions within digital networks at transmission speeds between 56 Kbps and
1.544 Mbps.

         Gbps (gigabits per second)--A measurement of speed for digital signal transmission expressed in billions of bits per second.

         Interconnect--Connection of a telecommunications device or service to the PSTN.

         Intranet--A corporate communications system that uses the global Internet protocol for employee-to-employee communications and information transactions. An intranet allows employees of a company to access company and customer information not available to the public, receive company or customer information and communicate with other employees.

         IP (Internet protocol)--The standard that defines the information unit being passed among the host computers and packet-switched networks that make up the Internet. The Internet protocol provides the basis for packet delivery on the Internet.

         IPX--Novell NetWare connection protocol.

         ISDN (integrated services digital network)--Switched network providing end-to-end digital connectivity for simultaneous transmission of voice and/or data over multiple multiplexed communications channels and employing transmission and out-of-band signaling protocols that conform to internationally defined standards.

         Kbps (thousands of bits per second)--A measurement of speed for digital signal transmission expressed in thousands of bits per second.

         LAN (local area network)--A private data communications network linking a variety of data devices, such as computer terminals, personal computer terminals, personal computers and microcomputers, all housed in a defined building, plant or geographic area.

         Local loop--That portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premises interface which connects to the inside wiring and equipment at the customer premises to a terminating point within the switching wire center.

         Mbps (millions of bits per second)--A measurement of speed for digital signal transmission expressed in millions of bits per second.

         MDF (main distribution frame)--patch panel for connecting customer equipment.

         Multiplexing--An electronic or optical process that combines a large number of lower-speed transmission lines into one high-speed line by splitting the total available bandwidth of the high-speed line into narrower bands, or by allotting a common channel to several different transmitting devices, one at in sequence. Multiplexing devices are widely used in networks to improve efficiency by concentrating traffic.

         NACD (network automatic call distribution)--provides call queuing and distribution functions.

         Number Portability--The ability of end users to keep their number when changing operators.

         Operating Support Systems--A general term encompassing the electronic and manual systems used to fill orders for retail and wholesale telephone services.

         PBX (private branch exchange)--A switching system within an office building that allows calls from outside to be routed directly to the individual instead of through a central number. A PBX also allows for calling within an office by way of four-digit extensions.

         Platform--A group of unbundled network elements assembled and sold together as a package.

         POP (points of presence)--A location containing switches or other networking equipment through which users connect to a network.

         Protocol--A formal set of rules and conventions governing the formatting and relative timing of message exchange between 2 communicating points in a computer system or data communications network.

         PSTN (public switched telephone network)--A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

         PTT (Postal, Telephone and Telegraph Company)--The dominant carrier or carriers in each Member State of the EU, until recently, often, but not always, government-owned or protected.

         Redundancy--Incorporation of duplicate components into a system so that a duplicate component immediately takes over if the primary components fails.

         Remote Access--A PBX feature that allows a user at an outside location to access certain PBX features, such as call answering and advance calling, by telephone. The user dials a direct distance dialing number to connect to the PBX and then dials authorization and instruction codes to get the PBX services.

         Reseller--A carrier that does not operate its own transmission facilities (although it may own its own switches or other equipment), but obtains communications services from another carrier for resale to the public for profit.

         Router--A device for interconnecting local area networks that have dissimilar operating protocols but which share a common network interconnection protocol.

         Routing--Process of selecting the correct circuit path for a message.

         SDH (synchronous digital hierarchy)--SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

         SONET (synchronous optical network standard)--An ultra-high-speed, fiber optic transmission standard for large-scale, fiber-based digital transmission networks that use equipment from many different manufacturers. It is the first telecom industry agreement on standardized interfaces between fiber optic transmission systems and is well on the way to becoming an international standard.

         STM-1 (synchronous transport module)--SDH notation for data transport, used for transport and connection providing capacity of 155 Mbps.

         Switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

         T1 or T3--see "E1" or "E3."

         Telephony--A generic term describing voice telecommunications.

         Traffic--A generic term that includes any and all calls, messages and data sent and received by means of telecommunications.

         WAN (wide area network)--a large-scale, high speed communications network used primarily for interconnecting local area and metro area networks located in different cities, states or countries.

         xDSL--a digital subscriber line providing high speed customer connection over copper pairs.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the distribution of the securities being registered, other than underwriting discounts and commissions.

     Securities and Exchange Commission registration fee.............   $ 45,084
     Legal fees and expenses.........................................    100,000
     Accounting fees and expenses....................................     10,000
     Miscellaneous expenses..........................................      5,000
                                                                        --------
              Total..................................................   $160,084
                                                                        ========

Item 15.      Indemnification of Directors and Officers

     Netherlands law does not prohibit indemnification of directors, employees and agents of corporations. The Company has obtained liability insurance for its directors, employees and agents. Under Netherlands law, the legal reasonableness and fairness test means that such indemnity cannot be relied on where the individual has been grossly negligent, fraudulent or dishonest.

Item 16.      Exhibits

     The following exhibits are filed as part of this Registration Statement:

     Exhibit
     Number                   Description
     -------                  -----------

      4.1(1) Deposit Agreement among the Company, The Bank of New York, as Depositary, and each holder from time to time of American Depositary Receipts representing ordinary shares of the Company
      4.2(1) Warrant Agreement, dated May 27, 1998, between the Company and United States Trust Company of New York as Warrant Agent
      4.3(1) Warrant Agreement, dated December 3, 1998, between the Company and United States Trust Company of New York as Warrant Agent
      5.1 Opinion of Shearman & Sterling regarding the legality of the securities being registered
      5.2 Opinion of Stibbe Simont Monahan Duhot regarding the legality of the securities being registered
      8.1          Opinion of Shearman & Sterling regarding tax matters
     23.1          Consent of Shearman & Sterling (included in Exhibit 5.1)
     23.2          Consent of Stibbe Simont Monahan Duhot (included in Exhibit
                   5.2)
     23.3          Consent of Arthur Andersen
     23.4          Consent of KPMG Accountants N.V.

     23.5 Consent of BDO Deutsche Warentruehand Aktiengesellschaft Wirtschaftsprunfungsgesellschaft
     24.1          Powers of attorney (included in the signature page hereof)
---------------

(1) Previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File number 333-81333) initially filed with the Securities and Exchange Commission on June 23, 1999 and incorporated herein by reference.

Item 17.      Undertakings

              The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Not withstanding the foregoing, with respect to registration statements on Form F-3 (ss.239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, State of The Netherlands, on the 28th day of January, 2000.

                                           VersaTel Telecom International N.V.


                                           By:    /s/ R. Gary Mesch
                                              ----------------------------------
                                                      R. Gary Mesch
                                                      Managing Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of January, 2000. Each person whose signature appears below hereby authorizes R. Gary Mesch and Raj Raithatha and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of R. Gary Mesch and Raj Raithatha and each of them, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith.

                  Signature                                Title
                  ---------                                -----

           /s/ R. Gary Mesch
   ---------------------------------------       Managing Director (principal
               R. Gary Mesch                     executive officer)

           /s/ Raj Raithatha
   ---------------------------------------       Chief Financial Officer
               Raj Raithatha                     (principal financial and
                                                 accounting officer)

      /s/ Leopold W.A.M. van Doorne
   ---------------------------------------       Supervisory Director
          Leopold W.A.M. van Doorne

            /s/ Hans Wackwitz
   ---------------------------------------       Supervisory Director
                Hans Wackwitz

            /s/ James Meadows
   ---------------------------------------       Supervisory Director
                James Meadows

         /s/ Sander van Brummelen
   ---------------------------------------       Supervisory Director
             Sander van Brummelen

                            AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned in the capacity indicated on the 28th day of January, 2000.

                  Name                                       Capacity
                  ----                                       --------
          /s/ Donald J. Puglisi
   ---------------------------------------       Managing Director of Puglisi &
              Donald J. Puglisi                  Associates

                                  EXHIBIT INDEX

     Exhibit
     Number                        Description
     -------                       -----------

     4.1 (1) Deposit Agreement among the Company, The Bank of New York, as Depositary, and each holder from time to time of American Depositary Receipts representing ordinary shares of the Company

     4.2 (1) Warrant Agreement, dated May 27, 1998, between the Company and United States Trust Company of New York, as Warrant Agent

     4.3 (1) Warrant Agreement, dated December 3, 1998, between the Company and United States Trust Company of New York, as Warrant Agent

     5.1 Opinion of Shearman & Sterling regarding the legality of the securities being registered

     5.2 Opinion of Stibbe Simont Monahan Duhot regarding the legality of the securities being registered

     8.1           Opinion of Shearman & Sterling regarding tax matters

     23.1          Consent of Shearman & Sterling (included in Exhibit 5.1)

     23.2          Consent of Stibbe Simont Monahan Duhot (included in Exhibit
                   5.2)

     23.3          Consent of Arthur Andersen

     23.4          Consent of KPMG Accountants N.V.

     23.5 Consent of BDO Deutsche Warentruehand Aktiengesellschaft Wirtschaftsprunfungsgesellschaft

     24.1          Powers of attorney (included in the signature page hereof)


---------------

(1) Previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File number 333-81333) initially filed with the Securities and Exchange Commission on June 23, 1999 and incorporated herein by reference.